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Schnitzer Steel Industries, Inc.
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radius recycling

2023 PROXY STATEMENT

Notice of Annual Meeting

OUR PURPOSE

At Radius, we are committed to a future with less waste. We turn the old into new, enable the obsolete to become reusable, supply essential materials to critical industries and, in the process, foster more resilient communities.

DECEMBER 15, 2023
Dear Shareholder:
On behalf of our Board of Directors, we are pleased to invite you to attend Radius Recycling’s 2024 Annual Meeting on Tuesday, January 30, 2024. Whether or not you are able to attend our meeting, we invite you to read this year’s proxy statement that highlights our key activities and accomplishments in fiscal 2023 and presents matters for which we are seeking your vote.
During our 118-year history, we have operated under many names, from our humble beginnings in 1906 through over 50 acquisitions. Our reach now extends far beyond what the name Schnitzer Steel implies, and it is important for us to clearly communicate our role in the circular economy. Considering this, we recently unveiled our new name and logo – Radius Recycling.
While metals recycling and steel manufacturing represent the foundation of our business, we are not the company we were a century ago. Today, we operate in more than 100 communities across North America, employing over 3,300 talented individuals. The rising demand for ferrous and nonferrous recycled metals continues to push us to the forefront of global conversations about the global transition to a low-carbon future, and the name, Radius Recycling, better aligns with our role as one of North America’s largest metals recyclers. Like the radius of a circle, our work sits at the center of the circular economy, seamlessly connecting all points towards a low-carbon future.
While our name will be changing, our Core Values of Safety, Sustainability, and Integrity will continue to serve as the foundation of our culture and guide us for the next hundred years. This rebranding is an exciting next step in our history and, as required by Oregon law, the proposed name change is on the agenda for a shareholder vote at our 2024 Annual Meeting.
One year after achieving the second-best fiscal year earnings in our Company’s history, we faced challenging market conditions in fiscal 2023 that adversely impacted our results. We experienced a significant compression in margins compared to the prior fiscal year, driven by lower average selling prices for our products and compounded by tighter supply flows for recycled metals resulting from reduced economic activity and higher scrap metal collection costs.
Despite the economic headwinds we faced in fiscal 2023, we continued to progress our strategic initiatives. These included the deployment of our advanced metal recovery technology systems to improve the efficiency of our processes by increasing our shredding throughput, extracting more metals from the shredding process, and expanding our product offerings. In fiscal 2023, we also grew our nonferrous sales volumes, including through higher recovery yields associated with our nonferrous technology investments. We launched our third-party recycling services brand, 3PR™, and completed the integration of the ScrapSource business that we acquired at the start of fiscal 2023. We also achieved the full quarterly run-rate benefits from our $60 million fiscal 2023 productivity improvement program focused on offsetting inflationary pressures. Additionally, we demonstrated the ability to generate positive operating cash flow through the cycle, allowing us to continue to return capital to shareholders and invest in both our operations and our strategic initiatives to deliver growth.
Looking forward, we expect the long-term structural demand for recycled metals to remain positive, supported by the increased metal intensity of lower carbon-based technologies, such as electric vehicles and renewable energy transmission, the anticipated structural shortage of critical materials, growth in global electric arc furnace steelmaking, and domestic investments related to the Infrastructure Investment and Jobs Act, the Inflation Reduction Act, and the Biden Administration’s Buy Clean directive. The use of recycled metals is an important strategic solution for companies, industries, and governments that are focused on carbon reduction, and it is a critical part of every community’s commitment to supporting a circular economy.
As one of North America’s largest metals recyclers, sustainability is at the core of what we do and how we operate. The material we recover and recycle represents increasingly critical feedstock for industries and infrastructure that need high quality low-carbon metal solutions to fuel the transition to a sustainable future. Almost 10 years ago, we created a Sustainability framework based on three pillars: People, Planet, and Profit. This framework is the foundation of our Sustainability strategy and continues to deliver meaningful impact to all our stakeholders. Our work and our purpose have never been more relevant than they are today.

In fiscal 2023, we continued to advance our Sustainability goals by supporting our employees and communities, implementing best-in-class environmental processes and infrastructure, expanding our operating platform, and introducing new net zero carbon emissions product offerings. Our recently published 2023 Sustainability Report includes an update on our progress towards meeting or exceeding our multi-year goals and highlights the positive impacts we made this year in our operations, our workplace, and our communities.
We believe employee engagement, including initiatives focused on diversity, equity, inclusion, volunteering, and job satisfaction, contribute significantly to our operational performance, achievement of our strategic goals, and the growth and development of our employees. In fiscal 2023, our Company was certified as a Great Place to Work® for the third consecutive year, and the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices, named us one of the World’s Most Ethical Companies for the ninth consecutive year. In addition, the Company was included on the TIME100 Most Influential Companies of 2023 list and ranked #1 on Corporate Knights’ 2023 100 Most Sustainable Corporations in the World.
On behalf of the entire Board of Directors and our over 3,300 employees, I want to thank you for your continued support and investment in our Company. Our commitment to strong corporate governance reflects our belief that a solid framework which links operational, financial, and governance goals creates long-term value for all our stakeholders. We value the ongoing dialogue we have with our shareholders, and we encourage you to continue to share your suggestions by writing to our Board of Directors at the address below:
Board of Directors
Radius Recycling
299 SW Clay Street, Suite 400
Portland, OR 97201
We posted our proxy materials at www.proxydocs.com/RDUS. We believe this allows us to provide our shareholders with the information they need while lowering the costs and reducing the environmental impact of delivering printed copies of our proxy materials. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting the materials included in the notice you received by mail or as listed on our website.
Sincerely,
Tamara L. Lundgren Chairman, President and Chief Executive Officer

Notice of Annual
Meeting of Shareholders
DATE Tuesday, January 30, 2024	TIME 8:00 A.M. Pacific	PLACE Online via audio webcast	RECORD DATE December 4, 2023
Important Information if You Plan to Attend the Virtual Annual Meeting
The Annual Meeting will be a virtual meeting as authorized by our Board of Directors, conducted exclusively via live audio webcast at www.virtualshareholdermeeting.com/RDUS2024. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person. To attend the Annual Meeting at www.virtualshareholdermeeting.com/RDUS2024, you must enter the control number on your proxy card, voting instruction form or Notice Regarding the Availability of Proxy Materials. Whether or not you plan to attend the virtual Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described below. During the meeting, you may ask questions and vote. To vote at the meeting, visit www.virtualshareholdermeeting.com/RDUS2024. For more information about the virtual-only meeting format, please see page 21.
Notice Regarding the Availability of Proxy Materials
This notice of Annual Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on or about December 15, 2023. This notice includes instructions on how to access these materials (including our proxy statement and 2023 annual report to shareholders) online.
Agenda
1	ELECT two directors named herein
2	APPROVE, by non-binding vote, executive compensation
3	DETERMINE, by non-binding vote, the frequency of future shareholder advisory votes on executive compensation
4	RATIFY our independent registered public accounting firm for fiscal 2024
5	APPROVE the Radius Recycling, Inc. 2024 Omnibus Incentive Plan (the “2024 Omnibus Incentive Plan”)
6	APPROVE an amendment to our Articles of Incorporation to change our corporate name to Radius Recycling, Inc.
7	CONDUCT any other business that properly comes before the meeting or any adjournment or postponement thereof

James Matthew Vaughn
Secretary
RADIUS RECYCLING
299 SW Clay Street, Suite 400
Portland, Oregon 97201
December 15, 2023

2 2023 PROXY STATEMENT

2023 PROXY STATEMENT 3

Proxy Summary
Meeting Details
DATE Tuesday, January 30, 2024
TIME 8:00 A.M. Pacific
PLACE Online via audio webcast
RECORD DATE December 4, 2023
How to Vote
MAIL Return the proxy card by mail
PHONE 1-800-690-6903
ONLINE www.proxyvote.com
In this section, we present an overview of the information that you will find in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting. For more complete information regarding our fiscal 2023 operating performance, please also review our Annual Report on Form 10-K.
Board Matters
Proposals		Board Recommendation	Page Reference
1	Election of Directors	FOR	24
2	Advisory Vote on Executive Compensation	FOR	77
3	Frequency of Future Shareholder Advisory Votes on Executive Compensation	EVERY YEAR	78
4	Ratification of Selection of Independent Registered Public Accounting Firm	FOR	80
5	2024 Omnibus Incentive Plan	APPROVE	84
6	Amendment to the Articles of Incorporation to Change Our Corporate Name	APPROVE	92
What We Do:
▶
Acquire, process, and recycle millions of tons of ferrous and nonferrous metal from end-of-life vehicles, rail cars, home appliances, industrial machinery, manufacturing activities, and construction and demolition projects at our 104 recycling facilities located in the U.S., Canada, and Puerto Rico

▶	Sell our processed recycled metals to steel mills, copper and aluminum smelters, and other metal manufacturers across the globe
▶
Manufacture finished steel products, such as reinforcing bar, merchant bar, and wire rod, at our electric arc furnace steel mill using recycled scrap metal primarily sourced from our own metals recycling operations

▶	Sell millions of serviceable used parts from end-of-life vehicles at our 50 retail self-service auto parts stores that receive over 4 million annual retail visits
▶	Provide a variety of recycling and related services including scrap brokerage, certified destruction, automotive parts recycling, railcar dismantling, and reverse logistics
4 2023 PROXY STATEMENT

Proxy Summary

Building Long-Term Value Through Serving Stakeholders
By adhering to our Core Values of Safety, Sustainability, and Integrity, we build long-term value for all our stakeholders. As one of North America’s largest metals recyclers, sustainability is at the core of what we do and how we operate. Advancing safe, ethical, and sustainable business practices throughout our operations has been, and will continue to be, a foundational element of our success.
Our Core Values: Safety, Sustainability, and Integrity
Our Core Values of Safety, Sustainability, and Integrity guide our actions at Radius. These values offer a lens through which we make decisions, define our workplace culture, and illustrate what matters most to our stakeholders.

SAFETY:
We prioritize the safety and well-being of our people above all else. Through a dedication to a sustainable safety culture, we strive for an injury free workplace.
SUSTAINABILITY:
We work every day to ensure a sustainable future for generations to come.
INTEGRITY:
We hold ourselves to the highest standards of ethical behavior.
Our Sustainability Strategic Framework: People, Planet, and Profit

At Radius, we put people first. Our collective success requires a highly engaged workforce who take pride in what we do and sustain strong community partnerships. By aligning our environmental, social, and economic impacts with the needs of those around us, we cultivate an environment where individuals feel safe, included, valued, and prepared with the tools, training, and resources they need to succeed.

Radius’ recycling, recovery, and manufacturing activities require water, energy, and other resources to function and involve processes that can affect the local environment. Responsible management of greenhouse gas emissions, energy, and water use are essential to alleviating risks, ensuring regulatory compliance, enhancing operational efficiency, and promoting long-term business success. The decisions and investments we make in our operations today allow us to manage our environmental impact and strengthen resiliency in the communities in which we operate.

Sustainability is also about ensuring the long-term profitability of our Company so we can continue to make a positive impact on our people and our planet for many years to come. We are committed to embedding sustainability-based initiatives into our business to improve productivity, increase metal extraction yields, and provide the evolving range of products and services that our customers value as the world transitions to a low carbon economy.

2023 PROXY STATEMENT 5

Proxy Summary

Our Sustainability Principles are based on our People, Planet, and Profit framework and underpin our actions and strategic priorities.

Continuous Improvement We regularly explore and pursue practices that promote sustainable operations.	Technology & Innovation We deploy technologies and innovation to protect the environment and enhance our products and services.	Work with Purpose We seek to positively impact our communities and foster a diverse and inclusive workplace culture.	Eliminate Waste We create sustainable value through responsible operating practices and operational efficiencies that minimize waste.

Environmental Benefits of Our Business Model
In fiscal 2023, Radius’ 4.7 million metric tons of ferrous and nonferrous sales volumes helped to avoid approximately 5.4 million metric tons of CO2e emissions.
Using 1 ton of recycled metals versus 1 ton of corresponding virgin material in the manufacturing process results in up to:
▶	58% less CO2e emissions for steel
▶	65% less CO2e emissions for copper
▶	92% less CO2e emissions for aluminum

6 2023 PROXY STATEMENT

Proxy Summary

Our Sustainability goals are embedded in our business strategy and focused on our three pillars of People, Planet, and Profit. Our goals align directly with the issues that matter most to our stakeholders and represent opportunities to address areas of greatest impact, including through promoting employee engagement, advancing environmental performance, and implementing innovative solutions to deliver the products and services needed to decarbonize the global economy. Each year, we review our progress against our goals and adjust our metrics as we achieve milestones, and we adopt new programs and technologies as we continue to raise the bar.
Goal	Target Date	FY 2023 Progress
Reduce Scope 1 and 2 GHG emissions from recycling operations by 25%	FY 2025
We surpassed our goal by achieving a reduction in emissions at our recycling operations of more than 27% versus our 2019 baseline. Nearly two years ahead of schedule, this accomplishment reflects the success of our emissions reduction strategy, and our ability to capture, control, and eliminate emissions at our major metal shredding operations. It illustrates a dedication to environmental leadership in the metals recycling industry and a commitment to responsible operation within our communities.

Reduce Scope 1 and 2 GHG emissions from recycling operations by 35%	FY 2028	In light of our progress, we have updated our GHG emissions reduction goal versus our 2019 baseline to reflect our continued reduction efforts.
Maintain 100% net carbon-free electricity use every year	Maintain annually
We are maintaining our goal by utilizing carbon-free hydroelectricity at our Cascade Steel Rolling Mills, participating in community-focused green power purchase programs, prioritizing on-site energy efficiency upgrades, and expanding implementation of carbon-free energy options.

Incorporate all Company facilities within our ISO 14001 certified EMS	50% by End of FY 2024 100% by End of FY 2026	In fiscal 2023, we certified 24 additional facilities within our ISO 14001 certified EMS. We now have 30 facilities under ISO Certification, representing 27% of our facilities.
Achieve a 1.00 total case incident rate (TCIR)	End of FY 2025
Although our TCIR increased in fiscal 2023, we are proud to report that nearly 90% of our facilities were free of any lost time injuries, and our instance of serious injuries and fatalities was zero. We continue to chart safety progress by identifying hazards and promoting risk mitigation through frequent process improvements, which guide our tactical commitments to achieve and maintain industry-leading safety performance.

Donate at least 10,000 hours of paid volunteer time off (VTO)	End of FY 2025	In fiscal 2023, our teams provided 1,600 hours of volunteer time. We have now achieved more than 40% of our multi-year goal.
Achieve a 25% employee participation rate in our physical and mental wellness programs	End of FY 2025	In fiscal 2023, we reached 15% employee participation in our wellness programs which aim to promote healthy lifestyle choices. This participation represents 60% achievement of our multi-year goal.
Achieve 70% employee participation rate in retirement benefits program	End of FY 2028
In fiscal 2023, we achieved 66% participation in our retirement benefits program, representing 94% completion of our multi-year goal to encourage employees to contribute retirement funds through our 401(k)-matching program.

2023 PROXY STATEMENT 7

Proxy Summary

Fiscal 2023 Sustainability Report
We recently issued our tenth annual Sustainability Report, which details our environmental, social, and governance (“ESG”) achievements in fiscal 2023. The Company’s Sustainability Report has been prepared with reference to the Global Reporting Initiative Index and in accordance with the Sustainability Accounting Standards Board. Our fiscal 2023 Sustainability Report, “Where Change Begins,” highlights our progress towards our multi-year Sustainability goals. In particular, the Report highlights three areas:
1
ADVANCING THE CIRCULAR ECONOMY: As one of North America’s largest metal recyclers, we advance the circular economy through recovery, reuse, and recycling of the essential metals required to support global decarbonization efforts by companies, industries, and governments around the world. Through our 50 retail self-service auto parts stores, 54 metals recycling facilities, and an electric arc furnace steel mill, we divert millions of tons of materials from landfills, deliver recycled metals like steel, aluminum, and copper to domestic and international customers, and produce some of the lowest carbon emissions finished steel products like our net zero carbon emissions GRN Steel™. In addition, our 3PR™ third-party recycling services increase recycling rates and support the sustainability efforts of hundreds of domestic retailers and manufacturers.

As the global economy accelerates its shift toward low carbon technologies, like electric vehicles and renewable energy systems, the demand for our products and services has grown. Since fiscal 2019, we have made substantial investments in advanced metal recovery technologies at our metal shredding facilities, the operations of which are intended to extract marketable products from the material we process. These investments enable us to increase recycling and reduce waste, improve the efficiency of our processes to meet global metal content and quality requirements, and create product optionality and additional furnace-ready materials that can be marketed globally.
2
PROTECTING THE ENVIRONMENT: The decisions and investments we make in our operations today allow us to manage our environmental impact and strengthen resiliency in the communities in which we operate. Our investments also support local, regional, and global climate commitments that require companies to better understand the environmental impacts of their supply chains and seek out sustainable materials to achieve their carbon reduction targets. Over the last seven years, we have completed extensive source testing and engineering, commissioned state-of the-art emissions control and treatment systems, and fast-tracked substantial capital investments to capture, treat, and eliminate the process emissions from our major metal shredding facilities. Since 2019, we have significantly upgraded certain of our frontline equipment, and made significant enhancements in water treatment and discharge controls across our operations. We maintain 100% net carbon free electricity across our operations and continue to expand our ISO certification to enhance environmental management across our platform.

3	OUR PEOPLE SHAPE THE FUTURE: At Radius, we put people first. We know that a sustainable tomorrow requires collaboration and communication among our employees and the communities we serve.

Health & Safety. Our approach to safety is proactive and focuses on active leadership, fostering care and engagement, risk and hazard identification, training, frequent verification of the controls associated with higher-risk processes, applying what we learn from incidents, and using data to analyze and obtain insights to help reduce injuries and incidents. We regularly track and evaluate numerous leading indicators, which are proactive, preventive, and predictive measures that provide information about the effective performance of our health and safety systems, processes, and critical controls, and which allow us to take preventive action to address lapses or hazards before they turn into an incident.

DEI. With over 3,300 employees, we take pride in our diverse and inclusive workforce. The diversity, equity, and inclusion (DEI) culture of our organization is fundamental to our business strategy. We are committed to attracting and retaining a diverse workforce and fostering an inclusive culture where employees collaborate toward common goals. Benchmarking our diversity data helps us better understand our employee population, extend our hiring practices to a diverse slate of qualified candidates for all positions, and identify opportunities to advance our DEI goals. In fiscal 2023, 24% of new hires were women and 53% were ethnically diverse. We also seek a diverse slate of candidates when undertaking searches for all Company leadership positions. We are proud of Radius’ representation of women on our Board of Directors and at the executive level. Our candidate search process for all our leadership, executive, and director positions prioritizes the inclusion of women and minorities in the initial pool of candidates (aka “the Rooney Rule”). At the Board level, over fifty percent of our directors in fiscal 2023 were women, which significantly outpaced the Russell 3000 average of 28%.
For more information about our Sustainability efforts, please visit our website at radiusrecycling.com/company/sustainability.
8 2023 PROXY STATEMENT

Proxy Summary

Awards and Recognitions
We have been recognized by several organizations for our efforts to externally report on our ESG strategy and performance and to increase transparency with our employees, suppliers and customers, communities, investors, and other stakeholders.
WORLD’S MOST ETHICAL COMPANIES

For the ninth consecutive year, Radius has been recognized by Ethisphere as one of the 2023 World’s Most Ethical Companies. Ethisphere is a world leader in defining and advancing the standards of ethical business practices. Radius is among 135 honorees spanning 19 countries and 46 industries.

GREAT PLACE TO WORK-CERTIFIEDTM

For the third consecutive year, Radius was certified as a Great Place to Work®, a distinction which recognizes companies that value employee trust, respect, pride, and camaraderie. The recognition is based entirely on feedback from employees through responses to an annual Trust Index™ Survey administered by GPTW. Our 2023 survey results showed an increase in participation from the prior year – an encouraging trend that illustrates employee engagement and enables us to receive feedback from both new and tenured employees.

CORPORATE KNIGHTS 2023 GLOBAL 100 INDEX

In January 2023, Radius was ranked #1 on Corporate Knights’ 2023 100 Most Sustainable Corporations in the World. Corporate Knights is a leading media and research organization focused on corporate sustainability performance. The 19th annual Global 100 ranking of the world’s most sustainable corporations is based on a detailed assessment of 6,720 companies, each with more than US$1 billion in revenue, where performance across a range of sustainability metrics is evaluated.

MSCI ESG RATINGS

In January 2023, MSCI upgraded our rating to AAA, citing our leading performance as compared to industry peers in safety, corporate governance, and environmental management. MSCI is a leading provider of research, data, and rating systems that help investors make important choices about how to analyze various investments and build effective portfolios.

CDP

Since 2017, Radius has been a respondent to CDP’s questionnaires. CDP is a non-profit organization that operates the global disclosure system for investors, companies, cities, states, and regions to manage their environmental impacts. In March 2023, we were recognized by CDP as a Supplier Engagement Leader. Our recognition by CDP as a Supplier Engagement Leader means we rank among the top 8% of companies assessed for corporate supply chain engagement on climate issues. This is an increasingly relevant topic as global climate commitments are requiring companies to better understand the environmental impacts of their supply chains and to seek out the most sustainable materials available to achieve their carbon reduction targets.

2023 PROXY STATEMENT 9

Proxy Summary

Corporate Governance Highlights
At Radius, corporate governance provides a strong foundation upon which our Company operates. Our governance policies and structures are designed to promote thoughtful consideration of our business actions and appropriate risk-taking, with the goal of producing successful operating and financial results for you – our owners.
Current Governance Snapshot:
▶	Six of Seven Directors Independent
▶	Board Diversity: 4 women = 57% of Board
▶	Lead Independent Director
▶	All Standing Board Committees Composed Entirely of Independent Directors
▶	All members of the Audit Committee are Financial Experts
▶	Regular Executive Sessions of Independent Directors
▶	Robust Stock Ownership Requirements for Directors and Officers
▶	Active Shareholder Outreach with Regular Board Updates
▶	Board Participation in Shareholder Engagement
▶	Shareholder Ratification of Selection of External Audit Firm
▶	Board Refreshment: 57% of Board < 8 Years
▶	Director Term Limit and Overboarding Policies
▶	Strong Oversight of Culture, Human Capital Management, and Leadership Development Programs and Strategies
▶	Code of Conduct for Directors, Officers, and Employees
▶	Strong Oversight of DEI, Sustainability and Public Policy Issues Impacting our Business
▶	Annual Board and Committee Self-Evaluations
▶	Anti-Hedging and Anti-Pledging Policies and Prohibition on Derivative Transactions applicable to Company stock
Executive Compensation Program Highlights
Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value. We design our program to pay for performance and to align management’s interests with our shareholders’ interests. Highlights include:
▶	Emphasis on performance-based compensation: more than 80% of the CEO’s target compensation and 70% of other named executive officers’ (“NEOs”) target compensation are “at-risk”
▶	Caps on incentive compensation
▶
The use of a variety of distinct performance metrics (earnings before interest, taxes, depreciation and amortization (“EBITDA”) as adjusted, earnings per share (“EPS”) as adjusted, operating cash flow as adjusted, environmental, health, and safety (“EH&S”) performance, and management and strategic objectives in the annual incentive compensation plans for the CEO and other NEOs which are intended to drive long-term shareholder value

10 2023 PROXY STATEMENT

Proxy Summary

▶
Performance share awards, which represent 50% of the Company’s long-term incentive grant, vest following the end of a three-year performance period based on Company performance during the period. For performance share awards granted in fiscal 2023, the metrics are based 50% on ferrous and nonferrous sales volume growth (“Volume Growth”) and 50% on return on capital employed (“ROCE”), with the Company’s relative total shareholder return (“TSR”) performance as compared to its peers applied as a +/- 20% modifier to each metric.

▶
Restricted Stock Units (“RSUs”), which represent 50% of the Company’s long-term incentive grant, vest ratably over five years and, beginning with grants in fiscal 2020, include a two-year service requirement and continued vesting feature for retirement-eligible employees

▶	Minimum stock ownership requirements for the CEO and other NEOs, which reinforce our focus on shareholder alignment
▶	Double-trigger for cash severance payments and benefits in change-in-control agreements
▶	No excise tax gross-up provisions in any new or modified change-in-control agreements
▶	Annual review of executive compensation design, market competitiveness, and best practices
▶	Retention of an independent compensation consultant to provide guidance and support to the Compensation and Human Resources Committee
▶	“No Fault” Clawback Policy
Shareholder Outreach
In fiscal 2023, we continued a process that began nearly ten years ago when we instituted our formal shareholder engagement plan. This plan is designed to engage our shareholders in an open and transparent manner and to solicit our shareholders’ input on corporate governance, board composition, executive compensation, corporate social responsibility, and any other matters which may be raised by our shareholders. This engagement is conducted in different ways, including in-person and virtual meetings, quarterly investment calls, and investor conferences and presentations. We conduct this outreach after we evaluate the voting results from our annual meeting and developments in corporate governance, compensation, and ESG best practices.
Shareholder Engagement
Our engagement team includes the Chairman of the Board, the lead independent director (the “Lead Director”), and the Chair of the Compensation and Human Resources Committee. As part of our engagement, we reach out annually to shareholders holding at least a majority of our total outstanding shares. We also engage with proxy advisory firms that advise many of our shareholders. As part of our annual outreach efforts this year, we proactively reached out to investors holding approximately two-thirds of our outstanding shares and, in response to our outreach, we held calls with investors representing approximately one-third of our outstanding shares. The results of our shareholder engagement activities are shared with our Nominating and Corporate Governance Committee, our Compensation and Human Resources Committee, and the full Board of Directors.
2023 PROXY STATEMENT 11

Proxy Summary

Our shareholder engagement efforts in recent years have influenced changes we have made to our compensation programs, including updating our compensation and performance peer groups; incorporating an EBITDA metric and increasing overall weighting towards financial performance metrics; restructuring our annual incentive plan safety metric to encompass EH&S performance; establishing common metrics for all participants in our annual incentive plan; capping non-income statement metrics in our annual incentive plans if adjusted EPS fall below threshold or are negative; and enhancing the disclosure of our long-term incentive performance metrics and providing additional disclosure on target setting.
12 2023 PROXY STATEMENT

Proxy Summary

Fiscal 2023 Financial and Operating Performance

One year after achieving the second-best fiscal year earnings in our Company’s history, we faced challenging market conditions in fiscal 2023 that adversely impacted results. The lower price environment for recycled metals, as well as the impact of tighter scrap metal supply flows, had a significant adverse impact on our operating margins and overall operating results. Ferrous metal spreads in fiscal 2023 decreased by approximately 21% compared to the prior fiscal year driven by lower selling prices and the cost of obtaining adequate supply flows of scrap metal, including end-of-life vehicles, in the tighter supply environment. While markets for recycled metals experienced significant challenges in fiscal 2023, we focused on managing what could be controlled in the short-term, such as implementing productivity initiatives and optimizing operating cash flow, while continuing to progress our strategic initiatives, such as our advanced metal recovery technology systems (AMRTS) and third-party recycling services through the launch of 3PR™. Highlights included:

Implemented $60 million in Productivity Initiatives. During fiscal 2023, we successfully implemented $60 million in annual productivity initiatives, focused on reducing production and selling, general, and administrative (“SG&A”) costs and increasing operating efficiencies. These initiatives helped to mitigate inflationary and other cost pressures.

Generated $139 million of Operating Cash Flow. Our strong working capital management enabled us to generate operating cash flow in fiscal 2023 of $139 million. This strong operating cash flow performance enabled the Company to return capital to shareholders and make significant progress on strategic initiatives to deliver growth. We have paid a dividend every quarter since becoming a public company in 1993.

11 of 13 AMRTS Operational or in Commissioning Phase. We continued to progress our technology deployment focused on increasing metal recovery and the volume of nonferrous material extracted from shredding operations. Nonferrous sales volumes in fiscal 2023 were up over 7% year-over-year, including from higher recovery yields associated with our advanced nonferrous technology investments. Our AMRTS initiative comprises 13 systems in total. Of these, six are advanced separation systems, all of which are now operational. We are also implementing seven primary nonferrous systems for the recovery of aluminum and copper, five of which are either operational or in various stages of commissioning and ramp-up. We believe that our objective of extracting more nonferrous metals from our shredding activities is a significant value-added process and is directly aligned with global decarbonization, environmental impact, and demand trends.

Launched our 3PR™ Brand, Covering Third-Party Recycling Services. We launched our integrated third-party recycling services activities under our trademarked 3PR™ brand. Our 3PR™ activities reflect a rapidly growing and important service and supply chain solution for customers that enable greater recycling rates and value recovery, improved manufacturing and retail efficiency, reductions in material going to landfill, an improved carbon footprint, and enhanced sustainability reporting. We also completed the integration of ScrapSource, which we acquired at the beginning of the fiscal year. ScrapSource is an asset light business, focused on providing metals recycling management services and solutions to manufacturers, fabrication facilities, and service centers across North America. With the same core business as the Company’s National Accounts business, this lean business model is providing us with opportunities to significantly scale our national sourcing platform, enhance services to our national manufacturing and retail customers, increase supply flows to our operating regions, and create expansion opportunities in new regions.

2023 PROXY STATEMENT 13

Proxy Summary

Stock Price Performance
The following graph compares cumulative total shareholder return on our Class A common stock for the five-year period from September 1, 2018 through August 31, 2023, with the cumulative total return for the same period of (i) the S&P 500 Steel Index, (ii) the S&P 600 Metals & Mining Index, and (iii) our compensation peer group as set forth on page 41. These comparisons assume an investment of $100 at the commencement of the five-year period and that all dividends are reinvested. The stock performance outlined in the performance graph below is not necessarily indicative of our future performance, and we do not endorse any predictions as to future stock performance.
CUMULATIVE TOTAL SHAREHOLDER RETURN

2
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Aug-18
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Aug-23
Schnitzer Steel Industries, Inc. Class A
S&P 500 / Steel
S&P Small Cap 600 / Metals & Mining
Compensation Peer Group Average

Our current directors and executive officers, as a group, own approximately 1.6 million, or approximately 6%, of our outstanding shares, and their interests are closely aligned with the interests of the other shareholders and the operating and financial performance of the Company.
Fiscal 2023 Compensation Summary
Our executive compensation program strongly links pay to performance. Actual annual incentive compensation in fiscal 2023 was lower than target levels, reflecting alignment with the Company’s financial performance during the period as well as key discretionary decisions taken by the CEO and the Compensation and Human Resources Committee to further limit compensation. As a result, the overall Annual Performance Bonus Program (“APBP”) earned performance multiple for the CEO and the overall Annual Incentive Compensation Plan (“AICP”) performance multiple for the other NEOs was 0.20x. See “Compensation Discussion and Analysis” for additional details.
14 2023 PROXY STATEMENT

Proxy Summary

Fiscal 2023 Executive Compensation Program At-A-Glance
	Program	Purpose	Relevant Performance Metrics
Annual	Base Salary	To provide a competitive foundation and fixed rate of pay for the position and associated level of responsibility	Not Applicable
	Annual Incentive	To incentivize achievement of operating, financial, and management goals	Adjusted EPS Adjusted EBITDA EH&S1 Adjusted Operating Cash Flow Strategic Objectives
Long-Term	Restricted Stock Units	To incentivize long-term shareholder value creation	Absolute share price appreciation
	Performance Share Awards	To incentivize achievement of specific long-term strategic financial goals and long-term shareholder value creation	Volume Growth ROCE Relative TSR Modifier[2]
1	Reflects Total Case Incident Rate (“TCIR”), Days Away, Restricted, or Transferred (“DART”), and multiple environmental and safety performance activities.
2
Each of the Volume Growth and ROCE metrics is subject to a relative TSR modifier that can increase or decrease the final payout by 20%, based on the relative ranking of the Company’s three-year TSR performance compared to that of its fiscal 2023 performance peers.

Linking Pay to Performance
To promote a performance-based culture that aligns the interests of management and shareholders, our executive compensation program focuses extensively on performance-based and equity-based compensation. As illustrated in the charts below, the substantial majority of our NEOs’ target compensation in fiscal 2023 was in the form of “at-risk” compensation (short-term and long-term). Fixed Pay consists of annual base salary, and At-Risk Pay consists of performance-based cash incentives, time-based equity awards, and performance-based equity awards.
Target Pay Mix

2023 PROXY STATEMENT 15

Proxy Statement
This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting (the “Annual Meeting”). We are mailing a printed copy of this proxy statement and a proxy card to certain of our shareholders of record entitled to vote at the Annual Meeting on or about December 15, 2023. All other shareholders will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”), which is being mailed on or about December 15, 2023. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, not including a proxy card, you should follow the instructions for requesting such materials included in the Notice.
Questions and Answers About These Proxy Materials and Voting
Why am I being provided with these materials?
We are providing you with this proxy statement because the Board is soliciting your proxy to vote at the Annual Meeting to be held on January 30, 2024 or any adjournments thereof. You are invited to attend the virtual Annual Meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the virtual Annual Meeting to vote your shares. If you have received a printed copy of these materials by mail, you may simply complete, sign, and return your proxy card or follow the instructions below to vote your shares by proxy over the telephone or through the Internet in advance of the meeting. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions below to vote your shares by proxy through the Internet. For shares held through a broker, bank, or nominee, you may vote by submitting voting instructions to your broker or nominee.
Do I have to register in advance to attend the meeting?
The meeting will be conducted exclusively via live audio webcast. You do not have to register in advance to attend the virtual meeting. To participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/RDUS2024 and enter the 16-digit control number included in your Notice, on your proxy card, or on the voting instruction form that accompanied your proxy materials. You may begin to log into the meeting platform starting at 7:45 a.m. Pacific Time on Tuesday, January 30, 2024. The meeting will begin promptly at 8:00 a.m. Pacific Time on Tuesday, January 30, 2024. See “Virtual Meeting Information” on page 21 below for additional details.
Who can attend the meeting?
Shareholders at the close of business on December 4, 2023 (the “Record Date”) can attend the meeting by accessing www.virtualshareholdermeeting.com/RDUS2024 and entering the 16-digit control number included in the proxy materials previously received.
16 2023 PROXY STATEMENT

Questions and Answers About These Proxy Materials and Voting

What if I received a Notice Regarding the Availability of Proxy Materials?
In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials to our shareholders over the Internet. We believe this is a more cost-effective and environmentally-sensitive way to provide our shareholders with this information. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request such materials be made available.
Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet in advance of the meeting. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
What am I voting on?
The only matters scheduled for a vote are the election of the two nominated directors listed herein, the advisory vote on executive compensation described in this proxy statement, the advisory vote on the frequency of future shareholder advisory votes on executive compensation, the vote to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2024, the vote on the approval of the 2024 Omnibus Incentive Plan, and the vote to approve an amendment to our Articles of Incorporation to change the corporate name of our Company from Schnitzer Steel Industries, Inc. to Radius Recycling, Inc.
How does the Board recommend that I vote my shares?
The Board recommends that you vote FOR each of the nominees to the Board, FOR the advisory vote on executive compensation, FOR “EVERY YEAR” on the advisory vote on the frequency of future shareholder advisory votes on executive compensation, FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2024, FOR the approval of the 2024 Omnibus Incentive Plan, and FOR the approval of the amendment to our Articles of Incorporation to change the Company’s corporate name.
Who can vote at the Annual Meeting?
Shareholders at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters at the Annual Meeting. Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting. You have one vote for each share of common stock held by you as of the Record Date, including shares:
▶	Registered directly in your name with our transfer agent (also referred to as a “shareholder of record”);
▶	Held for you in an account with a broker, bank, or other nominee (shares held in “street name”).
A list of shareholders entitled to vote at the meeting will be available to shareholders during the Annual Meeting at www.virtualshareholdermeeting.com/RDUS2024.
What if my shares are not registered directly in my name but are held in street name?
If, at the close of business on December 4, 2023, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or other proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If your shares are held by a broker and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters (“broker
2023 PROXY STATEMENT 17

Questions and Answers About These Proxy Materials and Voting

discretionary voting”). Proposal No. 4 with respect to the ratification of the selection of the Company’s independent registered public accounting firm is a “routine” matter, and your broker is permitted to exercise discretionary voting authority to vote your shares on this proposal if you do not provide your broker with voting instructions. Unless you provide your broker with voting instructions, your broker may not exercise discretionary voting authority and may not vote your shares with respect to the election of directors (Proposal No. 1), the advisory vote related to executive compensation (Proposal No. 2), the advisory vote on the frequency of future shareholder advisory votes on executive compensation (Proposal No. 3), the vote to approve the 2024 Omnibus Incentive Plan (Proposal No. 5), and the vote to approve an amendment to our Articles of Incorporation to change the Company’s corporate name (Proposal No. 6). See the discussion of “broker non-votes” below. We strongly encourage you to submit your voting instructions and exercise your right to vote as a beneficial owner of shares. If you want to vote your shares in real time during the virtual Annual Meeting, you will need to log-in by entering the 16-digit control number found on your Notice, voter instruction form, or proxy card at www.virtualshareholdermeeting.com/RDUS2024.
If I am a shareholder of record, how do I cast my vote?
If you are a shareholder of record, you may vote using any of the following methods:
▶
By Internet: If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

▶
By Telephone: If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

▶
By Mail: You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing, and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney, or officer of a corporation), you should indicate your name and title or capacity.

▶
Online During the Virtual Annual Meeting: You may cast your vote online at the virtual Annual Meeting during the window when the polls are open. Even if you plan to attend the virtual meeting, we encourage you to vote by Internet, telephone, or mail in advance of the meeting so your vote will be counted if you later decide not to or cannot attend the virtual meeting.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. While there is no specific charge or cost to you for voting by Internet, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Internet voting online in advance of the meeting and telephone voting facilities will close at 11:59 p.m. (Eastern time) on January 29, 2024 for the voting of shares.
What if I return a proxy card but do not make specific choices?
If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted FOR the election of each of the nominees for director set forth in this proxy statement, FOR the advisory resolution on executive compensation, FOR “EVERY YEAR” on the advisory vote on the frequency of future shareholder advisory votes on executive compensation, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2024, FOR the approval of the 2024 Omnibus Incentive Plan, and FOR the approval
18 2023 PROXY STATEMENT

Questions and Answers About These Proxy Materials and Voting

of an amendment to our Articles of Incorporation to change the Company’s corporate name. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If you are a beneficial owner of shares held in street name and return signed and dated voting instructions without marking any voting selections, your shares may be voted at the discretion of your broker with respect to the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2024 (Proposal No. 4) but may not be voted with respect to the election of directors (Proposal No. 1), the advisory vote related to executive compensation (Proposal No. 2), the advisory vote on the frequency of future shareholder advisory votes on executive compensation (Proposal No. 3), the vote on the approval of the 2024 Omnibus Incentive Plan (Proposal No. 5), or the vote on the approval of an amendment to our Articles of Incorporation to change the Company’s corporate name (Proposal No. 6). If any matter which is considered routine is properly presented at the meeting, your proxy (one of the individuals named on the proxy card) will vote your shares using his or her best judgment. Please return your voting instructions with your voting selections marked so that your vote can be counted.
What constitutes a quorum?
Holders of Class A common stock and Class B common stock will vote together as a single class on all matters voted on at the Annual Meeting, and each share is entitled to one vote. A majority of the total outstanding shares of Class A and Class B common stock must be present or represented by proxy to constitute a quorum at the Annual Meeting. Shares voted by proxy on any matter (including shares voted pursuant to a broker’s discretionary voting authority) are counted as present at the meeting for purposes of determining a quorum.
How many votes are required to approve each proposal?
The election of directors (Proposal No. 1) will be determined by a plurality of the votes cast by the shares entitled to vote in the election at the meeting, assuming a quorum is present. A plurality vote requirement means that the two director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.
The advisory vote on executive compensation (Proposal No. 2) will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The result of the advisory vote on the frequency of future shareholder advisory votes on executive compensation (Proposal No. 3) will be determined by which of the options (i.e., every year, every two years, or every three years) receives a plurality of the votes cast. While the vote on executive compensation (Proposal No. 2) and the vote on the frequency of future shareholder advisory votes on executive compensation (Proposal No. 3) are advisory in nature and non-binding, the Board and the Compensation and Human Resources Committee will review the voting results and intend to carefully consider the results when making future decisions regarding executive compensation.
The ratification of the selection of the independent registered public accounting firm (Proposal No. 4) will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.
The vote on the approval of the 2024 Omnibus Incentive Plan (Proposal No. 5) will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.
The vote on the approval of an amendment to our Articles of Incorporation to change the Company’s corporate name (Proposal No. 6) will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.
How are votes counted?
With respect to the election of directors, you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld. Votes that are withheld will not have any effect on the outcome of the election of directors.
You may vote “FOR”, “AGAINST”, or “ABSTAIN” with respect to the advisory vote on executive compensation (Proposal No. 2), the vote on the ratification of the selection of the independent registered public accounting firm (Proposal No. 4), the vote on
2023 PROXY STATEMENT 19

Questions and Answers About These Proxy Materials and Voting

the approval of the 2024 Omnibus Incentive Plan (Proposal No. 5), and the vote on an amendment to the Articles of Incorporation to change the Company’s corporate name (Proposal No. 6). With respect to the advisory vote on the frequency of future shareholder advisory votes on executive compensation (Proposal No. 3), you may vote “EVERY YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS,” or “ABSTAIN.” For Proposal Nos. 2, 3, 4, 5, and 6, abstentions will not have any effect on the outcome of the vote.
What is a “broker non-vote” and how does it affect voting on each item?
A broker who holds shares for a beneficial owner has the discretion to vote on “routine” proposals when the broker has not received voting instructions from the beneficial owner. A “broker non-vote” occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder who beneficially owns the shares and (2) the broker lacks discretionary authority to vote the shares for that particular matter. Each of Proposal No. 1 (election of directors), Proposal No. 2 (advisory vote on executive compensation), Proposal No. 3 (advisory vote on the frequency of future shareholder advisory votes on executive compensation), Proposal No. 5 (vote on the approval of the 2024 Omnibus Incentive Plan), and Proposal No. 6 (vote on the approval of amendment to our Articles of Incorporation) are considered to be non-routine matters, and brokers therefore lack discretionary authority to vote shares on such matters at this meeting. Broker non-votes, like other shares that are not voted at the meeting, have no effect on the outcome of the vote on such matters.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following five ways:
▶	You may submit another properly completed proxy card with a later date that is received prior to the taking of the vote at the Annual Meeting.
▶
You may vote again on the Internet or by telephone before the closing of those voting facilities at 11:59 p.m. (Eastern time) on January 29, 2024 (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

▶
You may provide a written notice that you are revoking your proxy to the Company’s Corporate Secretary at Radius Recycling, 299 SW Clay Street, Suite 400, Portland, Oregon 97201, Attention: Corporate Secretary.

▶
You may vote online during the virtual Annual Meeting by entering the 16-digit control number found on your proxy card, voting instruction form, or Notice, as applicable. Simply attending the virtual Annual Meeting will not, by itself, revoke your proxy.

▶
Remember that if you are a beneficial owner of Company shares holding shares in a street name, you may submit new voting instructions by contacting your bank, broker, or other nominee. You may also change your vote or revoke your proxy online during the virtual Annual Meeting after you log-in by entering the 16-digit control number found on your Notice, voter instruction form, or proxy card at www.virtualshareholdermeeting.com/RDUS2024.

20 2023 PROXY STATEMENT

Virtual Meeting Information
The Annual Meeting will be a virtual meeting, conducted exclusively via live audio webcast at www.virtualshareholdermeeting.com/RDUS2024. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person.
To participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/RDUS2024 and enter the 16-digit control number included in your Notice, on your proxy card, or on the voting instruction form that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 7:45 a.m. Pacific Time on Tuesday, January 30, 2024. The meeting audio webcast will begin promptly at 8:00 a.m. Pacific Time on Tuesday, January 30, 2024.
The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plug-ins. Please ensure that you have a strong Wi-Fi connection wherever you intend to participate in the meeting. Please also give yourself sufficient time to log-in and ensure you can hear the streaming audio before the meeting starts.
Shareholders will be able to submit questions live during the virtual meeting by typing the question into the “Ask a Question” field and clicking submit. We will answer questions that comply with the meeting rules of conduct during the Annual Meeting, subject to time constraints. If we receive substantially similar questions, we will group such questions together. Questions relevant to meeting matters that we do not have time to answer during the meeting will be posted to our website following the meeting. Questions regarding personal matters or matters not relevant to meeting matters will not be answered. Our rules of conduct will be posted at www.virtualshareholdermeeting.com/RDUS2024 at the outset of the Annual Meeting.
If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting log-in page. Technical support will be available starting at 7:45 a.m. Pacific Time and until the meeting has finished.
2023 PROXY STATEMENT 21

Voting Securities and Principal Shareholders
The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting was December 4, 2023. At the close of business on December 4, 2023, a total of 27,860,233 shares of our common stock, par value $1.00 per share, were outstanding and entitled to vote at the Annual Meeting. The outstanding common stock consisted of 27,660,233 shares of Class A common stock (Class A) and 200,000 shares of Class B common stock (Class B). Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.
The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 4, 2023 (unless otherwise noted in the footnotes to the table) by (i) persons known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our current directors, (iii) each nominee for director, (iv) each of the individuals listed in the Summary Compensation Table (each, a “named executive officer” and, collectively, the “named executive officers”), and (v) all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them. Except as noted below, the address of each shareholder in the table is c/o Radius Recycling, 299 SW Clay Street, Suite 400, Portland, Oregon 97201. Each Class B share is convertible into one Class A share, and there are no meaningful distinctions between the rights of holders of Class A shares and Class B shares. Accordingly, the following table reports beneficial ownership of common stock in the aggregate and does not distinguish between Class A shares and Class B shares.
Name of Beneficial Owner or Number of Persons in Group	Common Stock Beneficially Owned
	Number	Percent
BlackRock, Inc.	2,949,338[1]	10.6%
The Vanguard Group, Inc.	2,587,403[2]	9.3%
Dimensional Fund Advisors, L.P.	2,201,309[3]	7.9%
Gregory R. Friedman	4,372[4]	*
Rhonda D. Hunter	29,337[5]	*
David L. Jahnke	66,331[6]	*
Glenda J. Minor	12,229[7]	*
Leslie L. Shoemaker	5,574[8]	*
Michael W. Sutherlin	52,322[9]	*
Tamara L. Lundgren	1,011,010	3.6%
Richard D. Peach	202,658	*
Steven G. Heiskell	103,618	*
Stefano R. Gaggini	43,281	*
James Matthew Vaughn	570	*
Michael R. Henderson	89,396[10]	*
All current directors and executive officers as a group (14 persons)	1,577,400	5.7%
22 2023 PROXY STATEMENT

Voting Securities and Principal Shareholders

*	Less than 1%
1	Beneficial ownership as of February 28, 2023 as reported by BlackRock Inc., 50 Hudson Yards, New York, NY 10001 in a Form 13G filed by the shareholder.
2	Beneficial ownership as of December 30, 2022 as reported by Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355 in a Form 13G/A filed by the shareholder.
3	Beneficial ownership as of December 30, 2022 as reported by Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, TX 78746 in a Form 13G/A filed by the shareholder.
4
Includes 799 shares covered by vested DSUs and 3,573 shares covered by unvested DSUs that will vest on January 29, 2024 under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”).

5	Includes 25,764 shares covered by vested DSUs and 3,573 shares covered by unvested DSUs that will vest on January 29, 2024 under the Director DCP.
6	Includes 62,758 shares covered by vested DSUs and 3,573 shares covered by unvested DSUs that will vest on January 29, 2024 under the Director DCP.
7	Includes 8,656 shares covered by vested DSUs and 3,573 shares covered by unvested DSUs that will vest on January 29, 2024 under the Director DCP.
8	Includes 2,001 shares covered by vested DSUs and 3,573 shares covered by unvested DSUs that will vest on January 29, 2024 under the Director DCP.
9	Includes 48,749 shares covered by vested DSUs and 3,573 shares covered by unvested DSUs that will vest on January 29, 2024 under the Director DCP.
10	Mr. Henderson retired from the Company on July 21, 2023. Beneficial ownership is based on his most recent Form 4, which was filed on May 4, 2023.
2023 PROXY STATEMENT 23

PROPOSAL ONE
Election of Directors

We are asking shareholders to elect the two individuals nominated by the Board, each of whom is a current director.
The Board currently consists of seven members divided into three classes pursuant to our Articles of Incorporation and Bylaws. One class of directors is elected each year for a three-year term. The term of Class III directors expires at the 2024 annual meeting; the term of Class I directors expires at the 2025 annual meeting; and the term of Class II directors expires at the 2026 Annual Meeting. Generally, the terms of directors continue until their respective successors are duly elected and qualified.
Action will be taken at the 2024 Annual Meeting to elect two Class III directors to serve until the 2027 annual meeting of shareholders. The nominees for election at the 2024 Annual Meeting are Glenda J. Minor and Michael W. Sutherlin as Class III directors. The Board has determined that Ms. Minor and Mr. Sutherlin qualify as independent directors under our Corporate Governance Guidelines, SEC rules, and NASDAQ requirements. If any nominee is unable to stand for election, the persons named in the proxy will vote the proxy for a substitute nominee in accordance with the recommendation of the Board. We are not aware of any nominee who is or will be unable to stand for election.
VOTE “FOR” EACH LISTED NOMINEE
The Board of Directors recommends that shareholders vote “FOR” the election of each of the nominees named below.
Glenda J. Minor Michael W. Sutherlin
24 2023 PROXY STATEMENT

PROPOSAL ONE

Class III Directors

Glenda J. Minor
INDEPENDENT DIRECTOR
COMPANY BOARD COMMITTEES:
Audit, Chair; Nominating
and Corporate Governance
OTHER PUBLIC COMPANY
DIRECTORSHIPS:
Curtiss-Wright Corporation, Member
of the Audit Committee and the
Committee on Directors and
Governance; Ablemarle Corporation,
Member of the Audit & Finance and
Nominating & Governance Committees
DIRECTOR SINCE: 2020
AGE: 67

Ms. Minor has served as Chief Executive Officer and Principal of Silket Advisory Services, a privately owned consulting firm, since 2016. Silket Advisory Services advises companies on financial, strategic, and operational initiatives. From 2010 until 2015, Ms. Minor was Senior Vice President and Chief Financial Officer of EVRAZ North America Limited, a leading steel manufacturer. Prior to this, Ms. Minor held both domestic and international executive finance roles at increasing levels of managerial responsibility at Visteon Corporation and DaimlerChrysler, as well as financial management roles at General Motors Corporation and General Dynamics Corporation. Ms. Minor holds a B.S. in Accounting from Southern University in Baton Rouge, Louisiana and an M.B.A. in International Business from Michigan State University.

QUALIFICATIONS AND SKILLS TO SERVE AS A DIRECTOR:
▪  Former Chief Financial Officer of a leading steel manufacturer
▪  In-depth understanding of the preparation and analysis of financial statements, experience in financial reporting and internal controls
▪  Experience in steel manufacturing, metals recycling, and commodities, capital market transactions, investor relations, mergers and acquisitions, and international business
▪  Public company board and committee experience

Michael W.
Sutherlin
INDEPENDENT DIRECTOR
COMPANY BOARD COMMITTEES:
Audit; Nominating and Corporate
Governance, Chair
OTHER PUBLIC COMPANY
DIRECTORSHIPS:
Peabody Energy Corporation
(2014-2021)
DIRECTOR SINCE: 2015
AGE: 77

Mr. Sutherlin served as President and Chief Executive Officer and Director of Joy Global, Inc., a manufacturer and servicer of mining equipment for the extraction of minerals and ores, from 2006 until 2013. He was Executive Vice President, President and Chief Operating Officer of Joy Mining Machinery from 2003 to 2006. Prior to that time, Mr. Sutherlin held positions of increasing responsibility for Varco International, Inc., including President and Chief Operating Officer and Division President. Mr. Sutherlin holds a B.B.A. from the Texas Tech University and an M.B.A. from the University of Texas at Austin.

QUALIFICATIONS AND SKILLS TO SERVE AS A DIRECTOR:
▪ Experience as public company Chief Executive Officer and public company Board Chairman
▪  Commodities, and manufacturing and mining sector experience
▪  Core operations, executive leadership, international business, and executive compensation experience
▪  Public company board and committee experience

2023 PROXY STATEMENT 25

PROPOSAL ONE

Vote Required to Elect Directors
Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on this matter, and each share is entitled to one vote for each director nominee. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Proxies received from shareholders of record, unless directed otherwise, will be voted FOR the election of each of the nominees. Abstentions and broker non-votes will have no effect on the results of the vote.
Class I Directors

Rhonda D. Hunter
INDEPENDENT DIRECTOR
COMPANY BOARD COMMITTEES:
Compensation and Human Resources,
Chair; Nominating and Corporate
Governance
OTHER PUBLIC COMPANY
DIRECTORSHIPS:
Interfor Corporation, Member of
the Management Resources &
Compensation Committee and Chair
of the Corporate Governance,
Responsibility & Nominating Committee
DIRECTOR SINCE: 2017
AGE: 61

Ms. Hunter was Senior Vice President, Timberlands, of Weyerhaeuser Company, a North American timberland company, from 2014 until her retirement in March 2018. Ms. Hunter was Vice President, Southern Timberlands, of Weyerhaeuser from 2010 to 2014. Ms. Hunter previously held a number of financial and operational leadership positions within Weyerhaeuser with increasing P&L responsibility. Ms. Hunter joined Weyerhaeuser in 1987 as an accountant. Ms. Hunter holds a B.S. in Accounting from Henderson State University and has completed executive education at Harvard Business School and Duke University.

QUALIFICATIONS AND SKILLS TO SERVE AS A DIRECTOR:
▪  Experience as a senior executive at a commodities-based public company
▪  Manufacturing sector experience
▪  Expertise in inventory and planning, environmental and work systems, finance and accounting, international business, strategic planning, growth management, operational integration, and operations
▪  Public company board and committee experience

26 2023 PROXY STATEMENT

PROPOSAL ONE

David L. Jahnke
INDEPENDENT DIRECTOR
COMPANY BOARD COMMITTEES:
Lead Director; Audit; Compensation
and Human Resources
OTHER PUBLIC COMPANY DIRECTORSHIPS:
First Interstate BancSystem Inc., Chair
of Board; Member of the Governance & Nominating Committee
DIRECTOR SINCE: 2013
AGE: 70

Mr. Jahnke held various positions at KPMG, the international accounting firm, from 1975 until 2010. From 2005 to 2010, he was the Global Lead Partner for a major KPMG client based in KPMG’s Zurich, Switzerland office. Prior to that time, he held positions of increasing responsibility at KPMG, including Office Managing Partner and Audit Partner in Charge of the Minneapolis office from 1999 to 2004. He is a director of Swiss Re America Holding Corporation where he serves as Chair of its Audit Committee and is a member of its Executive Committee. Mr. Jahnke holds a B.S. in Accounting from the University of Minnesota-Twin Cities.

QUALIFICATIONS AND SKILLS TO SERVE AS A DIRECTOR:
▪  Public accounting, financial reporting, and internal controls experience
▪  Experience in complex financial transactions, international business, and executive compensation
▪  Public company board and committee experience

Leslie L. Shoemaker INDEPENDENT DIRECTOR COMPANY BOARD COMMITTEES: Nominating and Corporate Governance DIRECTOR SINCE: 2022 AGE: 66
Dr. Shoemaker has served as the Chief Sustainability and Leadership Development Officer of Tetra Tech since October 2022, a leading, global provider of consulting and engineering services in the areas of water, environment, infrastructure, resource management, energy, and international development. Dr. Shoemaker joined Tetra Tech in 1991 and has served in various technical and operational capacities of increasing responsibility, including President and Chief Sustainability Officer from 2019 until October 2022, Executive Vice President/Group President from 2016 until 2019, Chief Strategy Officer, and Growth Initiatives Leader. Dr. Shoemaker holds a BA in Mathematics from Hamilton College, an MEng from Cornell University, and a PhD in Agricultural Engineering from the University of Maryland. Dr. Shoemaker is a member of the National Academy of Engineering.

QUALIFICATIONS AND SKILLS TO SERVE AS A DIRECTOR:
▪  Experience as a public company senior executive at a leading, global provider of consulting and engineering services
▪  Expertise in water, environmental, sustainable infrastructure, and renewable energy projects
▪  Operations, executive leadership, strategic planning, and sustainability experience

2023 PROXY STATEMENT 27

PROPOSAL ONE

Class II Directors
Gregory R. Friedman INDEPENDENT DIRECTOR COMPANY BOARD COMMITTEES: Audit; Compensation and Human Resources DIRECTOR SINCE: 2022 AGE: 56
Mr. Friedman has served as the Chief Financial Officer of Mura Technology, a plastics recycling technology company, since 2021. Prior to joining Mura Technology, from 2018 through 2021, Mr. Friedman served as Executive Vice President and Chief Financial Officer of Corteva Agriscience™, a spin-off of DowDuPont. From 2000 through 2018, Mr. Friedman held various financial leadership positions at DuPont across a broad product range with responsibility for financial risk management and controls, financial accounting, financial planning and analysis, as well as capital markets activities, including debt, equity, and investor relations. Mr. Friedman holds a BS in Accounting from the University of Southern California and an MBA from the Anderson School of Management at the University of California, Los Angeles.

QUALIFICATIONS AND SKILLS TO SERVE AS A DIRECTOR:
▪  Experience as a public company Chief Financial Officer and a senior executive at a plastics recycling company
▪  In-depth understanding of the preparation and analysis of financial statements
▪  Experience in commodities, capital market transactions, and investor relations

Tamara L.
Lundgren
COMPANY BOARD COMMITTEES:
Board Chairman
OTHER PUBLIC COMPANY
DIRECTORSHIPS:
Ryder System, Inc., Member of
Audit and Corporate Governance &
Nominating Committees
DIRECTOR SINCE: 2008
AGE: 66

Ms. Lundgren has served as President, Chief Executive Officer and a Director of the Company since December 2008 and as Chairman of the Board since March 2020. Ms. Lundgren joined the Company in September 2005 as Vice President and Chief Strategy Officer and held positions of increasing responsibility including President of Shared Services and Executive Vice President and Chief Operating Officer. Prior to joining the Company, Ms. Lundgren was a managing director in investment banking at JPMorgan Chase, which she joined in 2001. From 1996 until 2001, Ms. Lundgren was a managing director of Deutsche Bank AG in New York and London. Prior to joining Deutsche Bank, Ms. Lundgren was a partner at the law firm of Hogan Lovells (formerly Hogan & Hartson, LLP) in Washington, D.C. Ms. Lundgren also currently serves as Chair of the Board of Directors of the Federal Reserve Bank of San Francisco. She earned her B.A. from Wellesley College and her J.D. from the Northwestern University School of Law.

QUALIFICATIONS AND SKILLS TO SERVE AS A DIRECTOR:
▪  Chief Executive Officer of Radius Recycling
▪  Expertise in commodities, strategic planning and analysis, finance, operations, change management, international business, government and community relations, mergers and acquisitions, and investment banking
▪  Public company board and committee experience

28 2023 PROXY STATEMENT

PROPOSAL ONE

Corporate Governance
The Company is committed to strong corporate governance. The Company is governed by a Board of Directors and Committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and Committee meetings and through other communications with management.
Our Board of Directors has an Audit Committee, a Compensation and Human Resources Committee, and a Nominating and Corporate Governance Committee (the “N&CG Committee”), each of which has a written charter adopted by the Board of Directors, copies of which are posted on our website at www.radiusrecycling.com. The Board of Directors has also adopted Corporate Governance Guidelines which are posted on our website. Under our Corporate Governance Guidelines, committee members are appointed annually, with consideration given to the desires and skills of individual directors and to rotating committee members periodically. Committee chairs are also appointed annually, with consideration given to rotating committee chairs after five consecutive years of service.
Director Independence
The Board of Directors has determined that Gregory R. Friedman, Rhonda D. Hunter, David L. Jahnke, Glenda J. Minor, Leslie L. Shoemaker, and Michael W. Sutherlin are “independent directors” as defined by our Corporate Governance Guidelines, SEC rules, and NASDAQ listing requirements. Accordingly, a majority of the directors have been determined to be independent directors. The independent directors regularly meet in executive sessions at which only independent directors are present.
The independent directors serve on the following committees:
Director	Board Committees
	Audit	Compensation & Human Resources	Nominating & Corporate Governance
Gregory R. Friedman	▪	▪
Rhonda D. Hunter		▪	▪
David L. Jahnke	▪	▪
Leslie L. Shoemaker			▪
Glenda J. Minor	▪		▪
Michael W. Sutherlin	▪		▪
▪  = Member      ▪ = Chair
During fiscal 2023, the Board of Directors held eight meetings, the Audit Committee held ten meetings, the Compensation and Human Resources Committee held six meetings, and the N&CG Committee held five meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served that were held during the period for which he or she served. We encourage all directors to attend each annual meeting of shareholders. All directors then serving attended the 2023 annual meeting.
2023 PROXY STATEMENT 29

PROPOSAL ONE

Board Leadership
The Board periodically assesses its leadership structure in light of the Company’s needs and circumstances. The Board leadership structure currently combines the role of Chairman and CEO and has a Lead Director since the Chairman and CEO is a non-independent director. At this time, the Board believes that the CEO, as a Company executive, is in the best position to fulfill the Chairman’s responsibilities, including those related to identifying emerging issues facing the Company, communicating essential information to the Board about the Company’s performance and strategies, and proposing agendas for the Board. As detailed in her biography, Ms. Lundgren has over 18 years of experience with the Company, during which time she has held a number of senior executive leadership positions. We believe her in-depth knowledge of the Company and her extensive executive and management experience make her uniquely well-positioned to lead the Board in developing and monitoring the strategic direction of the Company. We believe that our Board leadership structure is enhanced by the independent leadership provided by our Lead Director. This leadership structure enables the Board to better fulfill its risk oversight responsibilities, as described under “The Board’s Role in Risk Oversight.” Under our Corporate Governance Guidelines, the Lead Director role is periodically rotated among the independent directors, and the role is currently held by Mr. Jahnke. The Lead Director’s responsibilities include: facilitating effective communication between the Board and management; consulting with the Chairman; and presiding at meetings of the Board when the Chairman is not present, including executive sessions of the independent directors. The Lead Director generally attends all meetings of the Board’s committees.
Board Committees and Responsibilities
Audit Committee CHAIR: Glenda J. Minor ADDITIONAL MEMBERS: Gregory R. Friedman, David L. Jahnke, and Michael W. Sutherlin MEETINGS HELD IN 2023: 10
INDEPENDENCE:
Our Board has determined that each member of the Audit Committee meets all additional independence requirements for Audit Committee members under applicable SEC regulations and NASDAQ rules.

AUDIT COMMITTEE FINANCIAL LITERACY AND EXPERTISE:
Our Board also has determined that each member of the Audit Committee is financially literate under applicable SEC and NASDAQ rules and is an “audit committee financial expert” as defined in regulations adopted by the SEC.

RESPONSIBILITES:
The Audit Committee represents and assists the Board in oversight of our accounting and financial reporting processes and the audits of our financial statements; appointing, approving the compensation of, and overseeing the independent auditors; reviewing and approving all audit and non-audit services performed by the independent auditors; reviewing the scope and discussing the results of the audit with the independent auditors; reviewing management’s assessment of the Company’s internal controls over financial reporting; overseeing the Company’s compliance program; overseeing the Company’s internal audit function; reviewing with management the Company’s major financial risks and legal risks that could have a significant impact on the Company’s financial statements; and reviewing and approving, as appropriate, transactions of the Company with related persons (see “Certain Transactions”).

30 2023 PROXY STATEMENT

PROPOSAL ONE

Compensation And Human Resources Committee CHAIR: Rhonda D. Hunter ADDITIONAL MEMBERS: Gregory R. Friedman and David L. Jahnke MEETINGS HELD IN 2023: 6
INDEPENDENCE:
Our Board has determined that each member of the Compensation and Human Resources Committee meets the additional independence standards for Compensation Committee members under the NASDAQ rules and qualifies as a non-employee director under Rule 16b-3 under the Securities Exchange Act of 1934.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION:
No members of the Compensation and Human Resources Committee who served during 2023 were officers or employees of the Company or any of its subsidiaries during the year, were formerly Company officers, or had any relationship otherwise requiring disclosure as a Compensation Committee interlock.

RESPONSIBILITIES:
The Compensation and Human Resources Committee has overall responsibility for the administration of the Company’s executive and director compensation plans and equity-based plans; overseeing and evaluating the performance of the CEO and determining the CEO’s compensation; administering and interpreting executive compensation plans, the Company’s stock plans, and all other equity-based plans from time to time adopted by the Company, including our 1993 Amended and Restated Stock Incentive Plan (“SIP”); reviewing and assessing the risks related to the design of the Company’s compensation programs and arrangements and leadership development; in consultation with the N&CG Committee, reviewing and recommending to the Board for approval compensation for members of the Board, including compensation paid to the Lead Director and committee chairs; overseeing the preparation of executive compensation disclosures included in the Company’s proxy statement in accordance with the SEC rules and regulations; and overseeing the Company’s key human resource management strategies and programs. For a description of the Compensation and Human Resources Committee’s activities regarding executive compensation, refer to the “Compensation Discussion and Analysis.”

2023 PROXY STATEMENT 31

PROPOSAL ONE

Nominating and Corporate Governance (“N&CG”) Committee CHAIR: Michael W. Sutherlin ADDITIONAL MEMBERS: Rhonda D. Hunter, Glenda J. Minor, and Leslie L. Shoemaker MEETINGS HELD IN 2023: 5
INDEPENDENCE:
Our Board has determined that each member of the N&CG Committee is independent under applicable SEC regulations and NASDAQ rules.

The N&CG Committee has responsibility for identifying, selecting, and recommending to the Board individuals proposed to be nominated for election as directors by the shareholders or elected as directors by the Board to fill vacancies; working with the Chairman of the Board and the Lead Director, seeking to ensure that the Board’s committee structure, committee assignments, and committee chair assignments are appropriate and effective; developing and recommending to the Board for approval, and reviewing from time to time, a set of corporate governance guidelines for the Company, which includes a process for the evaluation of the Board, its committees, and management; reviewing and evaluating risks related to corporate governance practices and leadership succession; evaluating the orientation and training needs of directors; and monitoring compliance with the corporate governance guidelines adopted by the Board.

ASSESSMENT OF DIRECTOR QUALIFICATIONS:
The N&CG Committee uses a Board composition matrix to inventory, on at least an annual basis, the expertise, skills, and experience of each director to ensure that the overall Board maintains a balance of knowledge and relevant experience. The Committee carefully reviews all director candidates, including current directors, based on the current and anticipated composition of the Board, our current and anticipated strategy and operating requirements, and the long-term interests of shareholders. In assessing current directors and potential candidates, the N&CG Committee considers the Board composition matrix, as well as the character, background, and professional experience of each current director and potential candidate. In its evaluation of potential candidates, the N&CG Committee applies the criteria set forth in our N&CG Committee Charter and considers the following factors from our Corporate Governance Guidelines:

▪
Directors should be of the highest ethical character, exhibiting integrity, honesty, and accountability, with a willingness to express independent thought

▪  Successful leadership experience and stature in an individual’s primary field, with a background that demonstrates an understanding of business affairs and the complexities of a large, publicly-held company, with particular emphasis on capital-intensive, global businesses
▪  Demonstrated ability to think strategically and make decisions with a forward-looking focus, with the ability to assimilate relevant information on a broad range of complex topics
▪  Independence and absence of conflicts of interest
▪  Demonstrated ability to work together and with management collaboratively and constructively
▪  Time available and willingness to devote the time necessary to effectively fulfill their duties as director
▪  An awareness of the social, political, regulatory, and economic environment in which the Company operates
▪  Diversity of experience and background
In considering the re-nomination of incumbent directors, the N&CG Committee also considers the performance of such persons as directors, including the number of meetings attended and the level and quality of participation, as well as the value of continuity and knowledge of the Company gained through Board service.

DIVERSITY:
The N&CG Committee strives to achieve diversity on the Board by considering skills, experience, education, length of service on the Board, and such other factors as it deems appropriate. The N&CG Committee and the Board define diversity broadly to include the background, professional experience, skills, and viewpoints necessary to achieve a balance and mix of perspectives. In evaluating potential director candidates, the N&CG Committee and the Board place particular emphasis on diversity. Confirming our commitment to diversity at the Board level, our director candidate search process prioritizes the inclusion of women and minorities in the initial pool of candidates when we select new director nominees (aka “the Rooney Rule”). Our Board recognizes the value of diversity and considers how a candidate may contribute to the Board in a way that can enhance perspective and judgment through diversity in gender, age, ethnic background, geographic origin, and professional experience.

32 2023 PROXY STATEMENT

PROPOSAL ONE

Board Skills and Experience

2023 PROXY STATEMENT 33

PROPOSAL ONE

Skills Matrix

Board Self-Assessments
The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively and whether its governing documents continue to remain appropriate. Our Board’s self-evaluation is facilitated by a wide range of questions related to topics including operations, composition of the Board, Board diversity, responsibilities, governing documents, and resources. As part of the Board self-evaluation process, each director also conducts an evaluation of the Chairman of the Board and the Lead Director. The process is designed and overseen by the N&CG Committee, and the results of the evaluations are discussed by the full Board. Each committee annually reviews its own performance and assesses the adequacy of its charter and reports the results and any recommendations and changes to the N&CG Committee. The N&CG Committee oversees and reports annually to the Board its assessment of each committee’s performance evaluation process. The N&CG Committee coordinates its oversight of the Board self-assessment process with its process for assessment of individual director qualifications.
Director Nominations
The N&CG Committee identifies potential director candidates through a variety of means, including recommendations from members of the Board, suggestions from Company management, and shareholder recommendations. The N&CG Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the N&CG Committee by submitting a written recommendation to Radius Recycling, Attn: Chair of the Nominating & Corporate Governance Committee, c/o Corporate Secretary, 299 SW Clay Street, Suite 400, Portland, Oregon 97201. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in our proxy statement and to serve as a director, if elected. All recommendations for nominations received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the N&CG Committee for its consideration.
The N&CG Committee meets to discuss and consider the qualifications of each potential new director candidate, whether recommended by shareholders or identified by other means, and determines by majority vote whether to recommend such candidate to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between annual meetings or include a candidate on the slate of nominees proposed at an annual meeting is made by the Board of Directors. In considering
34 2023 PROXY STATEMENT

PROPOSAL ONE

the current directors, including the director nominees proposed for election at the Annual Meeting, the N&CG Committee and the Board specifically considered the background, experiences, and qualifications described in their biographies appearing under “Proposal 1—Election of Directors” in this proxy statement.
Director Tenure
We do not have a fixed retirement age for directors. Under our Corporate Governance Guidelines, a director (other than the Chief Executive Officer) is not expected to stand for re-election after he or she has served as a director for fifteen years although the N&CG Committee may recommend to the Board that, based on specific circumstances, the director’s tenure should be extended beyond the expiration of the term during which he or she reached his or her fifteenth year of service.
The Board’s Role in Risk Oversight
We have a comprehensive enterprise risk management process in which management is responsible for managing the Company’s risks, and the Board and its committees provide oversight of these efforts. Our management-level Enterprise Risk Committee is responsible for the risk management program and provides reports to the Board at least quarterly and more frequently as circumstances require. Risks are identified, assessed, and managed on an ongoing basis and communicated to management during management meetings or otherwise as appropriate. Existing and potential material risks are reviewed during periodic executive management and/or Board meetings, resulting in Board and/or Board committee discussion and public disclosure, as appropriate.
The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The Board administers this risk oversight function either through the full Board or through its standing committees.
The following are the key risk oversight responsibilities of our Board and its committees:
▪
Full Board: enterprise-wide strategic risks related to our long-term strategies, including, but not limited to, capital expenditures, Sustainability, ESG, cybersecurity, material acquisitions, and leadership succession

▪
Audit Committee: financial risks (including, but not limited to, risks associated with accounting, financial reporting, disclosure, and internal controls over financial reporting), our compliance programs, and legal risks

▪
Compensation and Human Resources Committee: compensation and human resources risks including, but not limited to, the design of the Company’s compensation programs and arrangements and leadership development

▪	N&CG Committee: governance risks including, but not limited to, corporate governance practices and leadership succession
Assessment of Compensation Risk
The Compensation and Human Resources Committee, with the assistance of its independent compensation consultant, Pearl Meyer, assessed the risks associated with our compensation programs and determined that the programs do not create risks which are reasonably likely to have a material adverse impact on us. In conducting the evaluation, the Compensation and Human Resources Committee reviewed our compensation structure and noted numerous ways in which risk is effectively managed or mitigated, including:
▶	Mix between short-term and long-term incentives
▶	Caps on incentives
▶	Use of multiple performance measures
▶	A portfolio of varied long-term incentives
2023 PROXY STATEMENT 35

PROPOSAL ONE

▶	Committee discretion in payment of short-term incentives
▶	Use of stock ownership guidelines
▶	Anti-hedging and anti-pledging policies and prohibition on derivative transactions for Company stock
In addition, the Compensation and Human Resources Committee analyzed the overall enterprise risks and how compensation programs could impact individual behavior that could exacerbate these enterprise risks.
In light of these analyses, the Compensation and Human Resources Committee believes that the architecture of our compensation programs (executive and broad-based) provide multiple, effective safeguards to protect against undue risk.
Board Oversight of Sustainability and ESG
The Board of Directors view Sustainability and ESG as core elements of the Company’s strategy and operations. As such, the Board has oversight responsibility and is regularly briefed on progress with respect to Sustainability and ESG goals, including issues relating to human capital and the environmental and associated regulatory impact of our operations. Authority for day-to-day management of ESG topics is delegated to our executive management team led by our Chairman and CEO. Our Chief Sustainability Officer (“CSO”) reports directly to our Chairman and CEO, and provides regular updates to our Board, which offers guidance on sustainability strategy and execution.
Board Oversight of Management Succession Planning
Our Board and management consider succession planning and leadership development to be an integral part of the Company’s long-term strategy. At least annually, our full Board reviews senior management succession and development plans with our CEO and an external leadership development consultant. Our CEO presents to the full Board her evaluations and recommendations of future candidates for key leadership roles, including for the CEO position, and potential succession timing for those positions, including under emergency circumstances. Following the CEO’s presentation, the Board meets in executive session without our CEO to consider and discuss CEO succession. The Board also reviews and discusses development plans for individuals identified as high-potential candidates for key leadership positions, and the Board members interact with these candidates in formal and informal settings during the year.
Prohibition on Hedging, Pledging and Derivative Trading
Our stock trading policy, applicable to our directors and employees, prohibits hedging, pledging, and derivative trading in our Company’s stock. Specifically, our stock trading policy prohibits engaging in any short sale of our stock, establishing or using a margin account with a broker-dealer for the purpose of buying or selling our stock or using it as collateral therefor, or buying or selling puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds, or other instruments or derivatives designed to hedge the value of our stock.
Communication with Directors
Shareholders and other interested parties may communicate with any of the directors, including our Lead Director, by using the following address:
Board of Directors
Radius Recycling
299 SW Clay Street, Suite 400
Portland, OR 97201
The office of the Corporate Secretary reviews correspondence received and will filter advertisements, solicitations, spam, and other such items not related to a director’s duties and responsibilities. All other relevant correspondence addressed to a director will be forwarded to that director - or, if none is specified, to the Chairman of the Board.
36 2023 PROXY STATEMENT

PROPOSAL ONE

Non-Employee Director Compensation
Our non-employee directors receive cash compensation as well as equity compensation in the form of DSUs for their Board service. Compensation for our non-employee directors is set by the Board at the recommendation of the Compensation and Human Resources Committee.
Guiding Principles
▶	Fairly compensate directors for their responsibilities and time commitments.
▶	Attract and retain highly qualified directors by offering a compensation program consistent with those at companies of similar size, scope, and complexity.
▶
Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and setting an expectation pursuant to our Corporate Governance Guidelines that directors acquire and continue to own our common stock with a value equal to five times the director’s annual cash retainer. Directors are expected to achieve this stock ownership level within a period of five years.

Review Process
The Compensation and Human Resources Committee, which consists solely of independent directors, periodically assesses the form and amount of non-employee director compensation and recommends changes, if appropriate, to the Board based upon competitive market practices. The Compensation and Human Resources Committee’s independent compensation consultant also supports the Compensation and Human Resources Committee in determining director compensation and designing the related benefit programs. As part of its periodic review, the Compensation and Human Resources Committee conducts extensive benchmarking by reviewing director compensation data for the executive compensation peer group described in “Competitive Market Overview” on page 45. Directors who are our employees are not compensated for their service on the Board.
The following table sets forth certain information concerning compensation paid to directors other than Ms. Lundgren, our CEO, during the fiscal year ended August 31, 2023.
Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	Total ($)
Gregory R. Friedman	86,532	144,754	—	231,286
Wayland R. Hicks[4]	47,653	—	3,153	50,806
Rhonda D. Hunter	110,833	119,981	—	230,814
David L. Jahnke	122,819	119,981	15,300	258,100
Judith A. Johansen[4]	45,828	—	—	45,828
Glenda J. Minor	113,986	119,981	—	233,967
Leslie L. Shoemaker	95,000	119,981	—	214,981
Michael W. Sutherlin	110,000	119,981	—	229,981
1	Fees earned includes amounts deferred at the election of a director under the Deferred Compensation Plan for Non-Employee Directors, which is described below.
2
Represents the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. These amounts reflect the grant date fair value and may not correspond to the actual value that will be realized by the directors. Stock awards consist of DSUs valued using the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. On January 25, 2023, the date of the Company’s 2023 annual meeting, each director then in office other than Mmes. Lundgren and Johansen and Mr. Hicks was granted DSUs for 3,573 shares. The grant date fair value of this DSU grant to each director was $119,981 (or $33.58 per share) which was equal to the closing market price of the Company’s Class A common stock on the grant date. These DSUs vest on

2023 PROXY STATEMENT 37

PROPOSAL ONE

January 25, 2024, subject to continued Board service. The amount for Mr. Friedman includes a grant of 779 DSUs on November 11, 2022 in connection with his appointment to the Board. The grant date fair value of this DSU grant to Mr. Friedman was $24,772 (or $31.80 per share) which was equal to the closing market price of the Company’s Class A common stock on the grant date. The DSUs become fully vested on the earlier death or disability of a director or a change in control of the Company (as defined in the DSU award agreement). After the DSUs have become vested, directors will be credited with additional whole or fractional shares to reflect dividends that would have been paid on the stock underlying the DSUs subsequent to the grant date. The Company will issue Class A common stock to a director for the vested DSUs in a lump sum (i) in January of the year following the year the director ceases to be a director of the Company in the case of DSUs earned prior to 2023, and (ii) at the end of six months following the month in which the director ceases to be a director of the Company in the case of DSUs earned in 2023 and subsequent years, in each case subject to the right of the director to elect an installment payment program under the Company’s Deferred Compensation Plan for Non-Employee Directors.
At August 31, 2023, each of the non-employee directors, held 3,573 shares of unvested DSUs.
3
With respect to Messrs. Hicks and Jahnke, the directors who have elected to defer a portion of their director cash fees in accordance with the Company’s non-qualified deferred compensation plan for non-employee directors, the amounts represent the amount of interest earned on the amounts deferred that exceeds the amount of interest calculated using 120% of the applicable federal long-term rate.

4.	Mr. Hicks and Ms. Johansen retired from the Board effective January 25, 2023, the date of the Company’s 2023 annual meeting.
The annual cash retainer for non-employee directors is $90,000 ($105,000 for the Lead Director). We do not pay fees for attendance at Board and committee meetings. The annual fee for the Chairs of the Audit, Compensation and Human Resources, and N&CG Committees is $25,000, $18,000 and $10,000, respectively. The annual fee for members of the Audit, Compensation and Human Resources, and N&CG Committees, other than the Committee Chairs, is $10,000, $7,500 and $5,000, respectively. The Lead Director and Committee Chairs receive additional compensation due to the increased workload and additional responsibilities associated with these positions.
At each annual meeting of shareholders, each non-employee director receives DSUs for a number of shares equal to $120,000 divided by the closing market price of the Class A common stock on the grant date. One DSU gives the director the right to receive one share of Class A common stock at a future date (as described in footnote 2 above).
Non-employee directors may elect to defer all or part of their compensation under the Deferred Compensation Plan for Non-Employee Directors, which was adopted by the Board in 2006, and amended and restated in 2022. Directors’ cash fees are credited to a cash account or a stock account, as selected by the director. Payments from the cash account are paid in cash, and payments from the stock account are paid in Class A common stock. In accordance with the plan, the cash account is credited with quarterly interest equal to the average interest rate paid by us under our senior revolving credit agreement (or if there are no borrowings in a quarter, at the prime rate) plus two percent. The stock account is credited with additional whole or partial shares reflecting dividends that would have been paid on the shares. Deferred amounts are paid in a single payment or in equal annual installment payments for up to 15 years commencing (i) in January of the year following the year the director ceases to be a director of the Company, in the case of amounts earned prior to 2023, and (ii) at the end of six months following the month in which the director ceases to be a director of the Company in the case of amounts earned in 2023 and subsequent years. DSUs are credited to the directors’ stock accounts under the plan when the DSUs become vested, and the awards are administered under the plan. A director may elect to receive stock under a DSU in equal annual installment payments for up to 15 years commencing (i) in January of the year following the year the director ceases to be a director of the Company, in the case of DSUs earned prior to 2023, and (ii) at the end of six months following the month in which the director ceases to be a director of the Company in the case of DSUs earned in 2023 and subsequent years.
We have entered into indemnity agreements with each director pursuant to which we agree to indemnify such director in connection with any claims or proceedings involving the director by reason of serving as a director of the Company, as provided in the agreement.
38 2023 PROXY STATEMENT

Compensation Discussion and Analysis
Overview
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the decisions that the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) have made under those programs, and the factors considered in those decisions. This Compensation Discussion and Analysis focuses on the compensation of our NEOs for fiscal 2023 disclosed in the tables under the “Compensation of Executive Officers” section of this proxy statement. The NEOs for fiscal 2023 are listed below.
Name	Title
Tamara L. Lundgren	Chairman, President and Chief Executive Officer (“CEO”)
Richard D. Peach	Executive Vice President and Chief Strategy Officer
Steven G. Heiskell	Senior Vice President and President, Recycling Services
Stefano R. Gaggini	Senior Vice President and Chief Financial Officer (“CFO”)
James Matthew Vaughn	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Michael R. Henderson	Former Senior Vice President and President, Operations(1)
1	Effective July 21, 2023, Mr. Henderson retired from his position as the Company’s Senior Vice President and President, Operations.
Shareholder Outreach and Say-on-Pay Advisory Vote Results
The Compensation and Human Resources Committee seeks to align the Company’s executive compensation program with the interests of the Company’s shareholders. On an annual basis the compensation of our NEOs, as disclosed in our annual proxy statement, is submitted to our shareholders for a non-binding advisory vote (“Say-on-Pay”). At our 2023 and 2022 annual meetings, 96% and 94% of the votes cast, respectively, were in favor of the advisory resolution to approve our executive compensation program, reflecting this strong alignment.
In order to gain a better understanding of any shareholder concerns and to identify areas for improvement within our executive compensation programs, we began a formal annual investor outreach process nine years ago. These discussions have involved the Chairman of the Board, our Lead Director, and the Chair of the Compensation and Human Resources Committee, as appropriate.
As part of our annual outreach efforts, during fiscal 2023, we proactively reached out to investors holding approximately two-thirds of our outstanding shares, and in response to our outreach, we held calls with investors representing approximately one-third of our outstanding shares. Discussions with investors and Say-on-Pay voting are key drivers in our compensation design to ensure continued alignment between our compensation programs and the interests of shareholders.
2023 PROXY STATEMENT 39

Compensation Discussion and Analysis

Summary of Actions Taken in Response to Shareholder Feedback
The Company values investor feedback and will continue to seek feedback through engagement initiatives to align our executive compensation programs with shareholder expectations. Shareholder feedback has influenced a number of changes to our executive compensation program in recent years, including, but not limited to, the following:

▪
We revised our performance share awards to add a volume growth metric (while still including the ROCE metric) and applied relative TSR as a modifier, that can increase or decrease the payout by 20%, to better align performance share payouts with the interests of our shareholders.

▪	We revised the annual incentive plan to include an adjusted EBITDA metric, and we increased overall weighting towards financial performance metrics.
▪	We restructured the annual incentive plan safety metric to encompass EH&S performance.
▪
We revised the selection of our performance peer group using a quantitative and qualitative approach similar to that used for selecting the compensation peer group, while also reflecting companies in our industry which are viewed as traditional peers but may not be appropriate (e.g., too large) for purposes of comparing compensation.

▪	We capped non-income statement metrics in annual incentive plans at 1.0x if adjusted EPS were positive, but below threshold and at 0.5x if adjusted EPS were negative.
▪
We enhanced the proxy statement disclosure of our long-term incentive performance metrics, including disclosure of why we have chosen specific metrics, their alignment with shareholder interests, and disclosure of additional information on how the target levels were determined.

▪	We removed accelerated vesting upon retirement and included a two-year service requirement and continued vesting feature in our RSU awards for retirement-eligible employees.
How Executive Pay is Linked to Company Performance
Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value by paying for performance consistent with what our Committee views as an acceptable risk profile. The foundation of our compensation philosophy is to:
▶	Promote creation of long-term shareholder value
▶	Recruit and retain qualified, high performing executive officers
▶	Motivate high levels of performance
▶	Be competitive in the market for talent
Our executive compensation program emphasizes delivering compensation at a competitive market level which will allow executive officers who demonstrate consistent on-target performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. When performance is above target over the long-term, we believe the program will reward executives above the competitive median. Conversely, the program will provide less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on the Company’s performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.
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Compensation Discussion and Analysis

Summary of our Executive Compensation Program
Set forth below is a summary of our executive compensation practices.
▶	We seek and carefully consider shareholder feedback regarding our compensation practices
▶	We link our executive compensation to our performance
–	More than 80% of the target compensation for the CEO and 70% of the target compensation for the NEOs other than the CEO are “at-risk.”
–
We select metrics in our short-term annual incentive plans that are expected to drive long-term shareholder value and metrics in our long-term incentive plan (“LTIP”) that are intended to reflect creation of long-term shareholder value.

–	For the CEO, the fiscal 2023 APBP metrics were linked to adjusted EBITDA, adjusted EPS, adjusted operating cash flow, EH&S performance, and management and strategic objectives.
–	For NEOs other than the CEO, the fiscal 2023 AICP metrics were linked to adjusted EBITDA, adjusted EPS, adjusted operating cash flow, and EH&S performance.
–
For NEOs, including the CEO, the non-income statement metrics in the annual incentive plans (i.e., EH&S performance and adjusted operating cash flow) would be capped at 0.5x if adjusted EPS were negative and at 1.0x if adjusted EPS were positive, but below threshold (0.25x).

–
50% of the long-term equity awards are performance share awards that vest following the end of a three-year performance period based on Company performance during the period. For performance share awards granted in fiscal 2023, the metrics are based 50% on Volume Growth and 50% on ROCE, with the Company’s relative TSR performance as compared to its peers applied as a +/- 20% modifier to each of the Volume Growth and ROCE metric payouts.

–
50% of the long-term equity awards are time-vested RSUs which vest ratably over a five-year time period and are intended to incentivize executives to create shareholder value through stock price appreciation. The Committee recognizes that the five-year vesting period is longer than the Company’s compensation peer group average for this type of equity award and believes that this longer vesting period aligns with the Committee’s retention and incentive philosophies.

–
Metrics and targets for incentive plans are based on the Company’s strategic and business plans and annual budgets that are reviewed by the full Board and are analyzed and tested for reasonableness before Committee approval at the beginning of the performance period. The Committee actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

▶	Peer group appropriateness
–
The selection of the Company’s compensation peer group is designed to identify a mix of companies which the Committee believes provides a comparable aggregate benchmark. Quantitative and qualitative criteria are applied to reflect current market capitalization and revenue parameters and to focus on position in the value chain and exposure to international markets.

–	For fiscal 2023, our benchmarking compensation peer group included 15 companies that the Committee believed reflected appropriate industry, size, geographic scope, and market dynamics.
▶	Stock ownership and retention requirements
–	We have adopted stock ownership guidelines to promote long-term alignment of the interests of our shareholders and our officers, as discussed on page 59.
–	Once officers achieve compliance, they must also retain at least 50% of shares that vest thereafter for at least three years.
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Compensation Discussion and Analysis

▶	Double-trigger for cash severance payments and benefits in change-in-control agreements
–
Our change-in-control agreements are double trigger, i.e., a change in control plus termination of the executive’s employment by the successor company without cause or by the executive for good reason are required to trigger cash severance payments and benefits.

–	No excise tax gross-ups in any new or modified change-in-control agreements.
▶	Risk mitigation measures
–	We use a mix of annual and long-term incentive awards and overlapping performance periods to drive current performance in light of long-term objectives.
–	The complementary and diverse performance metrics across our plans are designed to drive balanced decision-making, consistent with our model of shareholder value creation.
–	Annual incentive plans cap or limit payments when earnings results are negative or below threshold.
–	The Committee reserves discretion in payment of short-term incentives.
▶	Minimal perquisites
–	Perquisites totaled less than $50,000 in fiscal 2023 for the CEO and $0 for each other NEO.
▶	Independent compensation consultant
–	The Committee directly retains Pearl Meyer as its compensation consultant. Pearl Meyer does not provide any other services to the Company.
▶	“No Fault” Clawback Policy
–
We have adopted a Clawback Policy to recapture incentive compensation awarded to executive officers in the event of restatements of the Company’s financial statements regardless of whether the executive officer contributed to the restatement in accordance with SEC and NASDAQ requirements.

Fiscal 2023 Financial and OPerating Performance
One year after achieving the second-best fiscal year earnings in our Company’s history, we faced challenging market conditions in fiscal 2023 that adversely impacted results. The lower price environment for recycled metals, as well as the impact of tighter scrap metal supply flows, had a significant adverse impact on our operating margins and overall operating results. Ferrous metal spreads in fiscal 2023 decreased by approximately 21% compared to the prior fiscal year driven by lower selling prices and the cost of obtaining adequate supply flows of scrap metal, including end-of-life vehicles, in the tighter supply environment. While markets for recycled metals experienced significant challenges in fiscal 2023, we focused on managing what could be controlled in the short-term, such as implementing productivity initiatives and optimizing operating cash flow, while continuing to progress our strategic initiatives, such as our AMRTS and third-party recycling services through the launch of 3PR™. Highlights included:

Implemented $60 million in Productivity Initiatives. During fiscal 2023, we successfully implemented $60 million in annual productivity initiatives, focused on reducing production and selling, general, and administrative (“SG&A”) costs and increasing operating efficiencies. These initiatives helped to mitigate inflationary and other cost pressures.

Generated $139 million of Operating Cash Flow. Our strong working capital management enabled us to generate operating cash flow in fiscal 2023 of $139 million. This strong operating cash flow performance enabled the Company to return capital to shareholders and make significant progress on strategic initiatives to deliver growth. We have paid a dividend every quarter since becoming a public company in 1993.

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Compensation Discussion and Analysis

11 of 13 AMRTS Operational or in Commissioning Phase. We continued to progress our technology deployment focused on increasing metal recovery and the volume of nonferrous material extracted from shredding operations. Nonferrous sales volumes in fiscal 2023 were up over 7% year-over-year, including from higher recovery yields associated with our advanced nonferrous technology investments. Our AMRTS initiative comprises 13 systems in total. Of these, six are advanced separation systems, all of which are now operational. We are also implementing seven primary nonferrous systems for the recovery of aluminum and copper, five of which are either operational or in various stages of commissioning and ramp-up. We believe that our objective of extracting more nonferrous metals from our shredding activities is a significant value-added process and is directly aligned with global decarbonization, environmental impact, and demand trends.

Launched our 3PR™ Brand, Covering Third-Party Recycling Services. We launched our integrated third-party recycling services activities under our trademarked 3PR™ brand. Our 3PR™ activities reflect a rapidly growing and important service and supply chain solution for customers that enable greater recycling rates and value recovery, improved manufacturing and retail efficiency, reductions in material going to landfill, an improved carbon footprint, and enhanced sustainability reporting. We also completed the integration of ScrapSource, which we acquired at the beginning of the fiscal year. ScrapSource is an asset light business, focused on providing metals recycling management services and solutions to manufacturers, fabrication facilities, and service centers across North America. With the same core business as the Company’s National Accounts business, this lean business model is providing us with opportunities to significantly scale our national sourcing platform, enhance services to our national manufacturing and retail customers, increase supply flows to our operating regions, and create expansion opportunities in new regions.

Fiscal 2023 COMPENSATION SUMMARY
Our executive compensation program strongly links pay to performance. The Committee sets rigorous targets for both the annual and long-term compensation programs, based on a number of factors, including actual and forecasted business conditions and financial and operating performance. Reflecting the alignment between pay and performance as well as the weaker market environment, actual compensation in fiscal 2023 was lower than target levels for the annual compensation program. In addition, the Committee reduced LTIP award values for fiscal 2023 by 20% compared to the prior year due to the challenging market conditions.

The overall APBP earned performance multiple for the CEO and the overall AICP performance multiple for the other NEOs for fiscal 2023 was 0.20x, reflecting alignment with the Company’s financial performance. See “Fiscal 2023 APBP Results” below for additional details.

The Executive Compensation Process
Role of the Compensation and Human Resources Committee. The Committee is responsible for, among other things:
▶	Developing and making recommendations to the Board with respect to our compensation policies and programs;
▶	Determining the levels of all compensation to be paid to the CEO and other NEOs (including annual base salary and incentive compensation, equity incentives, and benefit plans); and
▶	Administering and granting stock options, performance shares, RSUs, and other awards under our SIP, which authority cannot be delegated.
The Committee regularly reports its activities to the Board.
The Committee is currently comprised of three directors, each of whom has been determined by the Board to be independent under our Corporate Governance Guidelines, and applicable SEC and NASDAQ rules. Currently, the members of the Committee are Rhonda D. Hunter (Chair), Gregory R. Friedman, and David L. Jahnke. The Committee operates pursuant to a written charter (available on the Company’s website at https://www.radiusrecycling.com/documents/compensation-hr-committee-charter.pdf) which is reviewed by the Committee on an annual basis and approved by the Board. The Committee meets at least quarterly and more frequently as circumstances require, including in executive session with its independent compensation consultant. In fiscal 2023, the Committee held six meetings.
Use of Compensation Consultants. The Committee has authority to retain compensation consultants to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Committee directly retained Pearl Meyer as its compensation consultant for fiscal 2023. In fiscal 2023, Pearl Meyer performed, among others, the following services for the Committee:
2023 PROXY STATEMENT 43

Compensation Discussion and Analysis

▶	Attended Committee meetings by telephone and in person, as requested, and participated in executive sessions without management present; and
▶	Provided input and participated in discussions related to CEO annual and LTIP goal design and metrics and other NEO annual and LTIP design and metrics for fiscal 2023.
The Committee’s independent compensation consultant provides information and data to the Committee from its surveys, proprietary databases, and other sources, which the Committee utilizes along with information provided by management and obtained from other sources. In making its decisions, the Committee reviews such information and data provided to it by its independent compensation consultant and management and also draws on the knowledge and experience of its members as well as the expertise and information from within the Company, including from the human resources, legal, and finance groups. The Committee considers executive and director compensation matters at its quarterly meetings and at special meetings as needed based on our annual compensation schedule.
Pearl Meyer and its affiliates did not perform any additional services for the Company or any of its affiliates in fiscal 2023. The Committee has assessed the independence of Pearl Meyer pursuant to the applicable rules and determined that its engagement does not raise any conflict of interest.
Separately, the Company retained Willis Towers Watson to provide management with performance data for the relative TSR calculation under the Company’s LTIP and to estimate the grant date fair value of the LTIP performance share awards with a TSR metric.
CEO’s Role in the Compensation-Setting Process. The CEO, with input from Pearl Meyer, makes recommendations to the Committee regarding compensation for the other NEOs. The CEO participates in Committee meetings at the Committee’s request to provide background information regarding our strategic objectives and to evaluate the performance of and make compensation recommendations for the other NEOs. The Committee utilizes the information provided by the CEO along with other information from within the Company, input from its independent compensation consultant, and the knowledge and experience of the Committee members in making compensation decisions. The Chair of the Committee recommends the CEO’s compensation to the Committee in executive session, not attended by the CEO.
Annual Evaluation. The Committee annually evaluates the performance of the NEOs with the input from the CEO and, in executive session, evaluates the performance of the CEO and determines the annual incentive bonuses for all NEOs for the prior fiscal year. The Committee also approves the NEOs’ performance objectives for the current fiscal year, reviews and, if appropriate, adjusts their base salaries and annual incentive plan targets, and considers and approves LTIP grants.
Performance Objectives. The Committee approved performance objectives for fiscal 2023 based, in part, on an active dialogue with the CEO regarding strategic objectives and performance targets. Metrics are tied to our strategic and business plans and to annual budgets reviewed by the full Board.
Metrics and targets are analyzed and tested for reasonableness prior to Committee approval at the beginning of the performance period. The Committee actively evaluates the appropriateness and rigor of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. As part of this evaluation, the Committee compares prior year metrics and results and also considers market and business conditions when the targets are established. The Committee believes that consideration of these factors is needed to ensure that targets are aligned with the desired degree of difficulty. The following flowchart provides an overview of the Committee’s process in setting performance goals.
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Compensation Discussion and Analysis

Setting Performance Goals

Competitive Market Overview
While the Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, it believes that information regarding pay practices at peer companies is useful in two respects. First, the Committee recognizes that our compensation practices must be competitive in order to recruit and retain talented executives, and reviewing market pay practices provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the Committee considers in assessing the reasonableness of compensation. Although the Committee considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous quantitative and qualitative review and weighing of the competitive information with other Company and individual performance factors, such as our specific business strategy, financial situation, specific duties and responsibilities, and performance, in making its compensation determinations.
There are few, if any, direct public market peers of an equivalent size. Accordingly, determining market comparisons requires a review of companies in metals and auto recycling and in steel manufacturing, as well as companies in the closely-related mining and raw materials businesses, and in broader industrial and financial markets from which we attract executive talent. In addition, as we interface with customers around the world, we seek specialized and top caliber executive officers from the broad national and international business executive pools. Proxy data from relevant companies, as well as input from the Committee’s compensation consultant, are utilized. Total compensation is periodically compared to the competitive market in setting compensation for executive officers.
2023 PROXY STATEMENT 45

Compensation Discussion and Analysis

The Committee has established a separate performance peer group for purposes of the relative TSR modifier in our fiscal 2023 performance share awards. In developing the performance peer group, we used a quantitative and qualitative approach similar to that used for selecting the compensation peer group while adding companies viewed as traditional peers who, for reasons of size, may not be appropriate for purposes of comparing compensation. There were no changes to the performance peer group in fiscal 2023 from fiscal 2022.
We added one company, Arconic Corporation (manufacturer of lightweight metals and architectural products and systems), to the compensation peer group for fiscal 2023 as compared to fiscal 2022. The following table shows the companies in the compensation and performance peer groups used in fiscal 2023:
	Fiscal 2023 Compensation Peer Group	Fiscal 2023 Performance Peer Group
ATI Inc.	X	X
Arch Resources, Inc.	X
Arconic Corporation	X
Carpenter Technology Corporation	X
Century Aluminum Co.	X	X
Cleveland-Cliffs Inc.		X
Coeur Mining, Inc.	X	X
Commercial Metals Co.	X	X
Gerdau S.A.		X
Hecla Mining Co.	X	X
Kaiser Aluminum Corporation	X
Minerals Technologies Inc.	X	X
Nucor Corporation		X
Ryerson Holding Corporation	X
Sims Metal Management Ltd.	X	X
Steel Dynamics Inc.		X
SunCoke Energy Inc.	X	X
TimkenSteel Corp.	X
United States Steel Corporation		X
Worthington Industries, Inc.	X
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Compensation Discussion and Analysis

Structure of Compensation Program
Our executive compensation program consists of the items described below.
	Program	Purpose	Relevant Performance Metrics
Annual	Base Salary	To provide a competitive foundation and fixed rate of pay for the position and associated level of responsibility	Not Applicable
	Annual Performance Bonus Program (APBP) for CEO	To incentivize CEO achievement of annual operating, financial, management and strategic objectives	Adjusted EPS Adjusted EBITDA EH&S1 Adjusted Operating Cash Flow Strategic Objectives
	Annual Incentive Compensation Plan (AICP) for other NEOs	To incentivize achievement of annual operating, financial, and management goals	Adjusted EPS Adjusted EBITDA EH&S1 Adjusted Operating Cash Flow
Long-Term	Restricted Stock Units	To focus NEOs on long-term shareholder value creation	Absolute share price appreciation
	Performance Share Awards	To focus NEOs on achievement of financial goals and long-term shareholder value creation	Volume Growth[2] Return on Capital Employed (ROCE)[2] Relative TSR Modifier
1	Reflects DART, TCIR and multiple environmental and safety performance activities.
2
Each of the Volume Growth and ROCE metrics is subject to a relative TSR modifier that can increase or decrease the final payout by 20%, based on the relative ranking of the Company’s three-year TSR performance compared to that of its fiscal 2023 performance peers.

For performance shares awarded in fiscal 2023, the performance period is three years, and the following metrics are utilized:
▶	Volume Growth against specific targets over the three-year period (50% weighting); and
▶	ROCE against specific targets over the three-year performance period (50% weighting).
Working with its independent compensation consultant, the Committee determined that (1) Volume Growth, which measures the Company’s ferrous and nonferrous metal sales, is a key long-term strategic initiative supporting the generation of operating leverage to achieve margin expansion, and (2) ROCE, which measures how effectively we employ our capital over time, promotes efficient use of capital and long-term growth to create sustainable value for our shareholders. The Committee also determined that utilizing a relative TSR modifier provides alignment with the experience of shareholders.
The Committee believes that our compensation programs provide an appropriate balance between:
▶	fixed and at-risk pay; and
▶	short-term and long-term incentives.
While the Committee focuses on the total compensation opportunity for the NEO and not on a specific percentage of total compensation for any particular element, a substantial portion of the compensation opportunity beyond base salary is at-risk and must be earned based upon achievement of annual and long-term performance goals. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the NEO’s position and the opportunity for that position to influence performance outcomes; the relative levels of compensation are based on differences in the levels and scope of responsibilities of the NEOs. Generally, the more senior the level of the NEO and the broader their responsibilities, the greater the amount of pay opportunity that is variable.
2023 PROXY STATEMENT 47

Compensation Discussion and Analysis

The relationship between fixed and variable pay in our compensation program is illustrated by the following charts, which show (i) the relative portions of base salary, target annual incentive, and target value of equity awards that, in aggregate, comprised the fiscal 2023 target total direct compensation of our CEO and our other NEOs, and (ii) the relative portions of base salary, actual annual incentive, and grant date fair value of the equity awards that, in aggregate, comprised the fiscal 2023 actual total direct compensation of our CEO and our other NEOs.
ChieF Executive Officer - Total Direct Compensation - Fiscal 2023

Named Executive Officers Other than the CEO - Total Direct Compensation - Fiscal 2023

48 2023 PROXY STATEMENT

Compensation Discussion and Analysis

Components of Compensation
Base Salary. Base salaries paid to NEOs are intended to attract and retain highly talented individuals. The Committee reviews the base salaries of our NEOs on an annual basis. Base salaries for NEOs are established on the basis of their individual performance and relevant business skills, scope of duties, and sustained contributions to our success, as well as competitive information as to similar positions in other relevant companies, taking into consideration relative company size and geographic location.
For fiscal 2023, the base salaries for the NEOs, including the CEO, were unchanged from the prior year, except for a 10% increase in Mr. Gaggini’s salary effective November 2022 in order to recognize his promotion to Chief Financial Officer and resulting expanded responsibilities.
Annual Incentive Programs. The Committee approves annual performance-based compensation under the CEO’s employment agreement and, for the other NEOs, under the AICP, as described below. A target bonus, expressed as a percentage of either base salary as of the end of the fiscal year or base salary paid during the fiscal year, is established for each NEO. The CEO’s target bonus percentage is specified under her employment agreement (see “Employment Agreement”). For other NEOs, the Committee annually reviews the target bonus percentages and approves any adjustments, which generally take effect immediately and apply on a prorated basis to bonuses payable for the current fiscal year.
Annual Performance Bonus Program for the CEO. The employment agreement between the Company and the CEO provides for an annual bonus program consisting of two parts: a bonus based on achievement of Company financial performance goals and a bonus based on achievement of management objectives, each of which comprises 50% of the total bonus. The total target bonus opportunity under both components for each fiscal year is stated in her employment agreement to be 150% of her base salary as of the fiscal year-end, with half of the total target bonus allocated to each part. The CEO’s employment agreement also provides that the maximum bonus payment is 3x target. The CEO’s target bonus percentage and maximum bonus percentage have remained unchanged since May 2011. The CEO’s average payout multiples under the APBP for the prior three and five fiscal years, inclusive of fiscal 2023, are 1.3x and 1.1x, respectively.
For the financial performance component of the CEO’s annual bonus program, the Committee established adjusted EBITDA and adjusted EPS as the relevant metrics for fiscal 2023.
For the management objectives component of the CEO’s annual bonus program, the Committee selects key objectives, the successful completion of which it believes will tie most closely to the achievement of the Company’s strategic objectives and be linked to the creation of long-term shareholder value. While the Committee believes that maintaining consistency in the objectives established from year-to-year is important, it makes changes as warranted by the Company’s strategic priorities and the overall market environment.
The Committee established three management objectives for fiscal 2023:
▶
Improving the Company’s safety performance and advancing the Company’s EH&S culture by measuring leading environmental and safety performance activities, reflecting our ongoing, multi-year focus in this area.

▶	Achieving operating cash flow targets as a reflection of efficient working capital management.
▶
Executing certain strategic objectives, including among other things, optimizing the Company’s operating platform, advancing the Company’s growth strategies and investments, evolving the Company’s organizational structure, and implementing leadership development strategies and changes. The Committee determined that these objectives are strategically important for our business platform, and the focus on these metrics in the CEO’s fiscal 2023 annual bonus program reflects the vital role the CEO’s leadership plays in ensuring execution of the Company’s strategic plan. Measurement of the achievement of these strategic objectives by the Committee is based on the annual performance evaluation of the CEO.

2023 PROXY STATEMENT 49

Compensation Discussion and Analysis

The Committee chose these management and strategic objectives because it considered achievement of such goals to be critical to both the immediate and long-term profitability and success of the Company. In particular, the Committee assigned an overall APBP weighting of 20% of the CEO’s annual bonus performance program to the strategic objectives because they viewed achievement of those objectives not only as benefiting fiscal 2023 performance but also as being critical to future Company performance and shareholder value.
For fiscal 2023:
▶
Targets for adjusted EPS, adjusted EBITDA, and adjusted operating cash flow reflected significantly weakened and uncertain forecasted market conditions associated with the cyclicality of our business. Actual market conditions in fiscal 2023 were materially lower than the assumptions used when the targets were set.

▶
The EH&S metric targets were based on improvements from selected historical levels, progress toward our multi-year safety goals and industry benchmarks, and our ongoing focus on improving the scope, quality, and effectiveness of these metrics.

▶
The non-income statement metrics in the annual incentive plans (i.e., EH&S performance and adjusted operating cash flow) would be capped at 0.5x if adjusted EPS were negative and at 1.0x if adjusted EPS were positive, but below 0.25x of target.

As noted above, market conditions, including pricing, demand, and supply flow, weakened during fiscal 2023, resulting in actual market conditions being significantly below those forecasted. While we successfully progressed our productivity and strategic growth initiatives during the fiscal year, the rigor of the Committee’s target setting is amply demonstrated by the fiscal 2023 annual incentive compensation payout multiple for the NEOs, including the CEO, being 0.20x.
Fiscal 2023 APBP Results
▶
Challenging market conditions in fiscal 2023 adversely impacted the achievement of adjusted EPS and adjusted EBITDA targets. The significantly lower price environment for ferrous and nonferrous recycled metals, as well as the impact of tighter scrap metal supply flows, had a significant adverse impact on the Company’s overall financial results. The calculated multiple for the financial performance component of the APBP for fiscal 2023 was 0.27x.

Stronger performance on the management objectives component (comprised of Operating Cash Flow, EH&S Performance, and Strategic Objectives metrics) was driven in large part by the CEO’s above target performance under the strategic objectives metric, reflecting her ability to ensure progress on strategic initiatives and the resiliency of the Company’s operations in the face of weakening market conditions by effectively managing what could be controlled in the short-term while continuing to execute on the Company’s longer-term initiatives. The calculated multiple for the management objectives component of the APBP for fiscal 2023 was 1.19x.
The overall calculated payout multiple under the fiscal 2023 APBP was 0.73x. Notwithstanding the CEO’s above target performance under the strategic objectives metric, our CEO requested, and the Committee agreed, to exercise discretion and reduce the CEO’s APBP payout multiple to the same multiple as was calculated for the other NEOs, representing a voluntary reduction in the amount of bonus earned and a payout multiple equivalent to 0.20x. The APBP bonus payout is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
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Compensation Discussion and Analysis

Some highlights of the CEO’s performance under the strategic objectives metric included:
▶
Productivity Improvements that we undertake as part of our continuous improvement culture where our focus is on efficiencies in processing, procurement, and pricing. During fiscal 2023, we successfully implemented $60 million in annual productivity initiatives enabling us to partially offset inflationary and other costs.

▶
Technology Investments in AMRTS at the Company’s major recycling operations to enable us to extract more nonferrous metals, including copper and aluminum, from our shredding activities. Nonferrous sales volumes in fiscal 2023 were up over 7% year-over-year, including from higher recovery yields associated with our advanced nonferrous technology investments despite headwinds including supply chain disruptions on flows, operational disruptions and regulatory changes, and an overall tightness in supply due to lower prices and weaker economic conditions.

▶
Expansion of Recycling Services to drive top-line revenue growth and meet the increasing demand for recycled metals. In fiscal 2023, we acquired ScrapSource, an asset light business, focused on providing metals recycling management services and solutions to manufacturers, fabrication facilities, and service centers across North America. During fiscal 2023, we also launched our integrated recycling services activities under our trademarked 3PR™ brand.

▶	100% Net Carbon-free Electricity Usage. We achieved 100% net carbon-free electricity usage across our operations for the third consecutive year.
▶
Re-Branding. Our most important communications activity in fiscal 2023 was the rebranding of our Company. We continue to receive uniformly positive feedback on our name and logo change from employees, investors, customers/suppliers, and community leaders. This strong endorsement of our new brand serves as an affirmation that we have successfully aligned our new identity with our Company's established reputation as a leader in the recycling industry.

▶
Ranked #1 on Corporate Knights’ 2023 100 Most Sustainable Corporations in the World. In fiscal 2023, Corporate Knights ranked us #1 on their Global 100 List of the world’s most sustainable corporations. Their 2023 Global 100 ranking evaluates companies based on their core products and services and includes a rigorous assessment of nearly 7,000 companies with more than $1 billion in revenue where performance across a range of sustainability metrics is evaluated. This is the second year that we have been ranked on their list; in fiscal 2022, we ranked #15. Great Place to Work®. We received certification for the third consecutive year as a Great Place to Work®, reflecting significantly increased employee engagement and positive employee experiences as evidenced by the results of the Trust Index Survey administered by GPTW. 2023 World’s Most Ethical Companies. The Ethisphere Institute named us one of the 2023 World’s Most Ethical Companies for the ninth consecutive year.

▶
Sustainability Rating and Leadership Recognition. In January 2023, MSCI upgraded our rating to AAA, citing our leading performance as compared to industry peers in safety, corporate governance, and environmental management. MSCI is a leading provider of research, data, and rating systems that help investors make important choices about how to analyze various investments and build effective portfolios. In March 2023, the Company was recognized by the Carbon Disclosure Project (CDP) as a Supplier Engagement Leader. CDP is a not-for-profit organization that provides a global disclosure system for investors, companies, cities, states, and regions to measure their environmental impacts. Our recognition by CDP as a Supplier Engagement Leader means we rank among the top 8% of companies assessed for corporate supply chain engagement on climate issues.

▶
Building a Brighter Future and Expanding Radius (formerly Schnitzer) Academy. Since the launch of our Building a Brighter Future learning curriculum last year, more than 2,000 courses have been completed—and 39 individuals who have participated in available course offerings have been promoted within our Company. The goal of the Building a Brighter Future initiative is to provide all our employees with access to learning and development training programs and online

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Compensation Discussion and Analysis

courses that can enhance individual performance and strengthen leadership skills. In the fall of 2021, we launched Schnitzer Academy, a three-year partnership with several local high schools and community colleges in Oakland and Sacramento, California that offers educational resources, hands-on training, and student loan reimbursement for students interested in the metals recycling industry. In fiscal 2023, we re-branded and expanded our program to include partnerships with City Baptist High School in Hammond, Indiana and Georgia Piedmont Technical College in Lithonia, Georgia. By extending the educational, training, and financial opportunities offered through the Academy to a growing population of students in the communities in which we operate, we aim to bring talented individuals to the metals and auto recycling industry and offer pathways to careers at our Company.
The following table shows the fiscal 2023 APBP goals and the results of each goal:
	Financial Performance Goal and Management Objectives						Payout Multiple
Metric	0.0x	0.25x	1.00x	2.00x	3.00x	Results		Weighting	Total
Adjusted EPS[1]	$0	$1.17	$3.04	$4.51	$5.19	$1.28	.29	25%
Adjusted EBITDA (in millions)[2]	$111	$160	$228	$296	$323	$160.25		25%
EH&S:
TCIR	1.83	1.78	1.46	1.37	1.30	2.12
DART	1.23	1.20	1.11	1.05	0.99	1.45
EH&S Scorecard	65%	75%	90%	N/A	N/A	87%
EH&S Average Multiple							.29	15%
Adjusted Operating Cash Flow (in millions)[3]	$109	$158	$226	$294	$323	$166.34		15%
Strategic Objectives[4]							2.50	20%
Calculated Payout Multiple									.73
Earned Payout Multiple[5]									.20
1
Adjusted EPS for fiscal 2023 was defined as the Company’s reported diluted earnings per share for fiscal 2023 before significant non-recurring and extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the impact of the following items: charges in fiscal 2023 for the impairment of goodwill or other assets (“Impairments”); changes in environmental liabilities recorded in fiscal 2023 in connection with the Portland Harbor Superfund Site or certain other sites (the “Sites”) for investigation and remediation costs and natural resource or other damage claims (“Environmental Accruals”); the fines, penalties, indemnities, fees, costs and expenses incurred in fiscal 2023 in connection with the Sites (net of any insurance or other reimbursements and excluding Environmental Accruals) (“Environmental Expenses”); restructuring charges and other exit-related expenses taken by the Company in fiscal 2023 (“Restructuring Charges”); any impacts on net income, including financing charges, in fiscal 2023 as a result of any business acquisitions or business combinations completed or reviewed (including incremental costs incurred solely as a result of the transaction, whether or not consummated) in fiscal 2023 (“Acquisition Items”); any charges to reduce the recorded value of any inventory to net realizable value in connection with significant macroeconomic events (“NRV Charges”); any contributions in fiscal 2023 related to electric vehicle (“EV”) battery recycling ventures, including pre-startup business development expenses (“EV Contributions”); pre-execution business development charges in fiscal 2023 related to a strategic initiative (“Business Development Charges”); costs incurred in fiscal 2023 in connection with the settlement of certain legal matters (“Legal Costs”); impact in fiscal 2023 of new or amendments to, or changes in interpretations of existing, environmental laws, regulations or standards, on capital expenditures, implementation costs thereof and any related fines and penalties (“Regulatory Impacts”); any impacts in fiscal 2023 resulting from major changes in federal or state tax laws (“Tax Reform”); and the discrete income tax impact of the foregoing adjustments as certified by the Audit Committee based on recommendation of the Company’s CFO (“Tax Impacts”).

2
Adjusted EBITDA for fiscal 2023 was defined as the Company’s reported earnings before interest, taxes, depreciation and amortization for fiscal 2023 before significant non-recurring and extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the impact of the following items: Impairments; Environmental Accruals; Environmental Expenses; Restructuring Charges; Acquisition Items; NRV Charges; EV Contributions; Business Development Charges; Legal Costs; Regulatory Impacts; Tax Reform; and Tax Impacts.

3
Adjusted operating cash flow for fiscal 2023 was defined as the Company’s net cash provided by operating activities for fiscal 2023 before significant non-recurring and extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the cash impact of the following items: Environmental Expenses; Restructuring Charges; Acquisition Items; EV Contributions; Business Development Charges; Legal Costs; Regulatory Impacts; Tax Reform; and Tax Impacts.

4	See “Fiscal 2023 APBP Results” above for a discussion of the strategic objectives metric.
5
Notwithstanding the CEO’s above target performance under the strategic objectives metric, our CEO requested, and the Committee agreed, to exercise discretion and reduce the CEO’s payout multiple to the same multiple as was calculated for the other NEOs.

52 2023 PROXY STATEMENT

Compensation Discussion and Analysis

Fiscal 2023 AICP Results for Other NEOs
Our NEOs, other than the CEO, participate in the AICP.
▶	The AICP recognizes overall Company performance and business line EH&S scorecard performance.
▶	Target bonuses based on a percentage of actual base salary paid during the fiscal year are established for the applicable NEO under the AICP.
–
Target bonus percentages remained unchanged for fiscal 2023 for Messrs. Peach, Henderson, and Heiskell at 100%, and increased for Mr. Gaggini (from 75% to 80%). Mr. Vaughn’s target bonus percentage for fiscal 2023 was 80%.

–	Differences in target bonus percentages among the NEOs reflect their varying levels of responsibility, expertise, experiences, development within roles, and positions within the industry.
For fiscal 2023, the Committee established a series of performance targets based on the Company’s adjusted EPS, adjusted EBITDA, EH&S, and adjusted operating cash flow, which utilized the same adjustments as in the fiscal 2023 APBP. Consistent with the metrics used in the fiscal 2023 APBP, the Committee determined to use adjusted operating cash flow and EH&S performance as the other operating metrics for the fiscal 2023 AICP to complement the financial metrics. Also consistent with the fiscal 2023 APBP, the non-income statement metrics under the fiscal 2023 AICP (i.e., EH&S performance and adjusted operating cash flow) would be capped at 0.5x in the event adjusted EPS were negative and at 1.0x if adjusted EPS were positive, but below threshold (0.25x). For additional discussion on the target levels set for each of the fiscal 2023 AICP performance goals, see the discussion under the fiscal 2023 APBP on page 50.
The following table shows the fiscal 2023 AICP performance goals and the results of each goal:
	Performance Goals				Payout Multiple
Metric	0.25x	1.00x	2.00x	Results		Weighting	Total
Adjusted EPS	$1.17	$3.04	$4.51	$1.28	.29	25%
Adjusted EBITDA (in millions)	$160	$228	$296	$160.00		35%
EH&S:
TCIR	1.67	1.45	1.37	2.12
DART	.96	.88	.83	1.45
EH&S Scorecard	75%	90%	N/A	87%
EH&S Average Multiple					.29	15%
Adjusted Operating Cash Flow (in millions)	$158	$226	$294	$166.34		25%
Calculated Payout Multiple							.20
The following table summarizes the overall AICP payouts:
Named Executive Officer	Payout[1]
Richard D. Peach	$147,879
Steven G. Heiskell	$111,967
Stefano R. Gaggini	$86,146
James Matthew Vaughn	$85,292
Michael R. Henderson	$117,919
1	These amounts are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for each of these NEOs.
2023 PROXY STATEMENT 53

Compensation Discussion and Analysis

Long-Term Incentive Program
LTIP awards are made by the Committee pursuant to our Policy on Employee Equity Awards, which sets forth the process for granting equity awards. LTIP awards made to NEOs are generally based on grant guidelines expressed as a percentage of salary. Grant guidelines for NEOs other than the CEO are developed each year based on a review of (a) market-based LTIP grant levels, as assessed by both the Committee’s and management’s consultants, (b) prior year grant levels, and (c) CEO recommendations, taking into account Company performance and internal pay equity considerations, including the relative scope of the business responsibilities of each NEO, the markets in which his or her business segment operates, and his or her individual performance. Grant guidelines for the CEO are developed each year by the Committee based on a review of market-based LTIP grant levels, prior year grant levels, and an exercise of its discretion, taking into account CEO performance.
Our practice generally has been to determine annual LTIP award levels and to make grants in November of each fiscal year. In recognition of the challenging market conditions already existing in the early part of fiscal 2023, the Committee determined that for fiscal 2023 it would consider the LTIP awards in two stages: in November 2022, a grant of 80% of the previous year’s LTIP award value, with a review in April 2023 to consider whether financial performance supported an additional award. Based on that mid-year review and in consideration of persistently challenging market conditions and the Company’s financial and operating performance during the first half of the fiscal year in April 2023, the Committee declined to grant any additional LTIP awards. The grant date fair values of LTIP awards made to each of our NEOs are disclosed in the “Stock Awards” column of the “Summary Compensation Table”.
LTIP award values are split equally between RSUs (time-vested awards) and performance shares (performance-based awards). In determining the 50/50 split between RSUs and performance shares, the Committee considered several factors, including (i) the relatively longer five-year vesting period of the Company’s RSUs as compared to the typical three-year vesting schedule for restricted stock and stock options adopted by our peers; and (ii) the cyclical nature of our business, which makes it difficult to assess forward-looking performance.
Fiscal 2023 Grants. The LTIP award level approved in fiscal 2023 for the CEO was 280% of her base salary at the time of the award. The grant levels for the other NEOs as a percentage of base salary were 136% for Mr. Peach, 124% for Mr. Henderson, 141% for Mr. Heiskell, and 87% for Messrs. Gaggini and Vaughn, respectively. These grants, which as discussed above reflected 80% of the previous year’s LTIP award value, placed the officers at the levels deemed by the Committee to be appropriate and reasonable in light of market conditions and their respective performance, expertise, experience, and development within roles and responsibilities. In designing the LTIP, the Committee sought to make awards within a broad range on either side of the market median to individualize the award to the level of responsibility and performance of the recipient.
RSUs. The objective of RSUs is to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return and to create incentives for NEOs to remain with the Company for the long term. Awarded RSUs generally vest over five years. Since fiscal 2007, we have granted RSUs instead of stock options to NEOs and other key employees to increase the equity ownership of senior management and provide a time-based incentive that the Committee believes better meets its retention and incentive philosophies. See “All Other Stock Awards: Number of Shares of Stock or Units” in the “Grants of Plan-Based Awards in Fiscal 2023” table.
Performance Shares. Performance-based long-term incentive awards payable in our common stock are designed to focus our NEOs on the achievement of long-term objective performance goals established by the Committee and vest only to the extent those performance goals are met. Because awards are based on a three-year performance period, they maximize the leverage of both short- and long-term performance. The impact of a single year’s performance is felt in each of three performance share grants that are outstanding at any given time, so that strong performance must be sustained every year in order to provide favorable payouts. This element of executive compensation closely connects NEOs to the Company’s financial and stock performance over the short- and long-term.
A participant generally must be employed by us on the October 31 following the end of the performance period to receive an award payout, although adjusted awards, pro-rated based on the period of employment during the performance period, will be paid subject to the terms of the applicable award agreement if employment terminates earlier on account of death, disability, retirement,
54 2023 PROXY STATEMENT

Compensation Discussion and Analysis

termination without cause after the first year of the performance period, or a sale of the Company. Awards will be paid in Class A common stock as soon as practicable after the October 31 following the end of the performance period. See the “Stock Awards” column in the “Summary Compensation Table” and “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in Fiscal 2023” table. Violation of certain non-competition covenants during the first year following termination of employment will trigger an obligation to repay any award paid out in the preceding year. In addition, performance share awards are subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with the Clawback Policy adopted by our Board of Directors. See “Executive Officer Incentive Compensation Recoupment (“Clawback”) Policy” below.
Selection of Fiscal 2023-2025 Metrics for Performance Shares. For performance shares awarded in November 2022, the following metrics were utilized:
▶	Volume Growth against specific targets over the performance period; and
▶	ROCE against specific targets over the performance period.
Each of the Volume Growth and ROCE metrics is subject to a relative TSR modifier that can increase or decrease the final payout by 20%, based on the relative ranking of the Company’s three-year TSR performance compared to that of its fiscal 2023 performance peers. We believe Volume Growth, which measures our ferrous and nonferrous metal sales, is a key long-term strategic initiative supporting the generation of operating leverage to achieve margin expansion and improve overall performance. ROCE, which measures how effectively we employ our capital over time, was chosen to promote efficient use of capital and long-term growth to create sustainable value for our shareholders. ROCE balances the cyclical nature of commodity prices and the investments required to support working capital. In tandem, we believe that these two metrics drive the behaviors of our management team in ways that are intended to create the most value for our shareholders. We believe relative TSR is an appropriate modifying measure because it inherently reflects relevant financial and operational results as share price is a reflection of our current and expected future performance, and it directly links a portion of NEO compensation to shareholder value creation. The structure of the metrics utilized for our fiscal 2023-2025 performance share awards is identical to the prior fiscal year – a year in which 96% of the votes cast were in favor of the advisory resolution to approve our executive compensation program.
2023 PROXY STATEMENT 55

Compensation Discussion and Analysis

The below chart summarizes the calculation and expected payouts under the relative Volume Growth and ROCE metrics, respectively:
	Volume Growth	ROCE
Calculation
The Volume Growth metric is based on the average of the Volume Growth achieved by the Company in each of the three years of the performance period. Volume Growth for each year is equal to the number of thousands of long tons of ferrous and nonferrous metal sales, inclusive of ferrous tons transferred to the Company’s steel mill, by the Company for the year expressed as a percentage change from the prior year baseline amount. Volume Growth for the last fiscal year of the performance period will be adjusted to eliminate the impacts of business acquisitions or combinations completed in that fiscal year.

The ROCE metric is based on the average of the ROCE achieved by the Company in each of the three years of the performance period. ROCE for each year is defined as (a) net income, excluding interest expense, divided by (b) average capital employed which is generally equal to total assets minus total liabilities other than debt and finance lease liabilities. ROCE for each fiscal year will be adjusted to eliminate the impacts of impairments of goodwill or other assets; certain environmental accruals and expenses; restructuring charges and other exit-related activities; business acquisitions or combinations completed or reviewed in fiscal 2025; contributions from electric vehicle battery recycling ventures; changes in accounting principles; charges to reduce the recorded value of any inventory to net realizable value in connection with significant macroeconomic events; new or amendments to, or changes in interpretations of existing, environmental laws, regulations or standards, on capital expenditures, implementation costs thereof and any related fines and penalties; major changes in federal or state tax laws; and the discrete income tax impact of the foregoing adjustments.

Considerations
The Committee established the Volume Growth performance targets based on a variety of factors, including our strategic plans, recent historical performance, most recent forecasts and expected impacts of growth initiatives. In light of these factors, the Committee believes the three-year target established is challenging but achievable.

The Committee established the ROCE performance targets based on a variety of factors, including our projected operating budgets, recent historical performance, most recent forecasts and expected impacts of growth initiatives, expected returns on capital expenditures and other uses of capital, and the cyclical nature of our business. In light of these factors, the Committee believes the three-year target established is challenging but achievable.

Payout Factor	The Volume Growth payout level for the fiscal 2023-2025 awards will be determined as follows:	The ROCE payout level for the fiscal 2023-2025 awards will be determined as follows:
Three-Year Average Volume Growth Performance	Volume Growth Payout Factor*	Three-Year Average ROCE Performance	ROCE Payout Factor*
More than 230 bps below target	0.0x	More than 520 bps below target	0.0x
230 bps below target	0.5x	520 bps below target	0.5x
At target	1.0x	At target	1.0x
230 bps or more above target	2.0x	370 bps or more above target	2.0x
*
We consider the Volume Growth and ROCE targets for uncompleted performance periods to be confidential financial information, the disclosure of which would result in competitive harm to us because they would reveal information about our growth profile and the effects of anticipated capital expenditures and corporate acquisitions, none of which is otherwise made public.

56 2023 PROXY STATEMENT

Compensation Discussion and Analysis

In order to determine the final number of performance shares to be issued at the end of the performance period, a relative TSR modifier is applied to each of the Volume Growth and ROCE metrics based on the average relative TSR percentile rank of the Company as follows:
Average TSR Percentile Rank Targets	TSR Modifier Adjustment
25% or less	-20%
50%	0%
75% or more	+20%
TSR, including reinvested dividends, will be calculated for each year of the three-year performance period for the Company and each performance peer group company, except that for the first year of the performance period, TSR is measured from the grant date of the award to the fiscal year end. The TSR of the Company and each of the performance peer group companies is then ranked based on their respective TSR’s from lowest to highest. The average of the Company’s TSR percentile rank for each of the three fiscal years will then be used to determine the overall relative level of TSR performance. The Compensation and Human Resources Committee determined that using a three-year average of the Company’s relative TSR in each year of the performance period was warranted to limit the possibility of disproportionate payouts, either positive or negative, as a result of sharp stock price movements toward the end of the three-year performance period. See “The Executive Compensation Process – Competitive Market Overview” for the listing of performance peer group companies used in fiscal 2023.
Fiscal 2021-2023 Results and Payouts. For fiscal 2021-2023 performance share awards, the following metrics, which were equally weighted, were utilized:
▶	TSR relative to a peer group of companies with similar financial and operational characteristics; and
▶	ROCE against specific targets over the performance period.
Relative TSR (50% weighting). The relative TSR targets and corresponding payout factor for the fiscal 2021-2023 performance share awards were as follows:
Average TSR Percentile Rank	TSR Payout Factor
less than 25%	0.0x
25%	0.5x
50%	1.0x
90% or more	2.0x
Fiscal Results		Payout Factor
2021:	82.1%
2022:	8.0%
2023:	16.1%
Average:	34.4%	.71x
2023 PROXY STATEMENT 57

Compensation Discussion and Analysis

ROCE (50% weighting). We designed our ROCE goals for the fiscal 2021-2023 performance share awards to provide 100% payout if the Company achieved an average ROCE of 9.0% over the three-year performance period. The performance targets and associated performance payout for the ROCE metric for the three-year performance period ended August 31, 2023 were as follows:
ROCE Performance Targets	ROCE Payout Factor
Below 5.0%	0.0x
5.0%	0.5x
9.0%	1.0x
12.9% and above	2.0x
Fiscal Results		Payout Factor
2021:	21.0%
2022:	16.3%
2023:	3.3%
Average:	13.5%	2.00x
The number of shares issued to each NEO under these awards following vesting on October 31, 2023 is shown in the “Outstanding Equity Awards at Fiscal 2023 Year-End” table.
Executive Benefits. Our executive benefits are intended, along with base salary, to provide a competitive fixed pay foundation for the work being performed by the executive. NEOs are eligible to participate in benefit plans available to non-executive employees and to receive additional benefits as described below as part of the compensation package we believe is necessary to attract and retain the desired level of executive talent.
Non-Qualified Deferred Compensation Plan. We maintain a non-qualified Deferred Compensation Plan (“DCP”) intended to comply with Section 409A of the Internal Revenue Code that allows certain management level or highly compensated employees of the Company, including the NEOs, to defer receipt of their base salary, bonuses, and annual incentive compensation until a date or dates (or until the occurrence of specified events such as a separation from service or change in control) elected by the employee, in accordance with the terms of the plan. See “Fiscal 2023 Non-Qualified Deferred Compensation” for a further description of the DCP and information regarding compensation payable to the NEOs under the DCP.
Retirement Plans. We maintain 401(k) plans and a Pension Retirement Plan (the “Pension Plan”) for our employees, including the NEOs. The Pension Plan was “frozen” as of June 30, 2006, and no additional benefits have been accrued for participants since that date.
We also maintain a Supplemental Executive Retirement Bonus Plan (“SERBP”) in which the CEO participates. We have not added any participants to the SERBP since 2005. See “Pension Benefits at Fiscal 2023 Year End” for descriptions of the Pension Plan and the SERBP and information regarding benefits payable to the NEOs under the Pension Plan and the SERBP.
Change-in-Control Agreements. To ensure that we offer competitive compensation to our NEOs, and to attract and retain top executive talent, we offer severance benefits under change-in-control agreements as part of our executive compensation packages. The purpose of these agreements is to ensure that we will have the continued attention and dedication of our senior executives during a potential change in control. The Committee believes these agreements are in the best interest of shareholders by providing certainty as to what executives would receive in a change in control, enabling them to remain focused on the business during a period of uncertainty. In April 2008, the Committee approved a change-in-control severance agreement for Mr. Peach. In October 2008, the Committee approved an amended change-in-control agreement with Ms. Lundgren, which amended and restated her change-in-control agreement entered into in March 2006. In 2011, the
58 2023 PROXY STATEMENT

Compensation Discussion and Analysis

Committee approved a revised form of change-in-control agreement, which does not include any tax gross-up provisions, and this form has been used for agreements with Messrs. Henderson, Heiskell, Gaggini, and Vaughn. The specific terms of the change-in-control agreements and the potential benefits payable under the agreements are discussed under “Compensation of Executive Officers – Potential Payments Upon Termination or Change-in-Control” below. At the times the agreements currently in effect were approved, the Committee received advice from Pearl Meyer, and the Company received advice from Willis Towers Watson, that the terms were competitive and consistent with market practices.
Indemnity Agreements. We have entered into indemnity agreements with each NEO pursuant to which we agree to indemnify such officer in connection with claims or proceedings involving the officer (by reason of serving as a director or officer of the Company or its subsidiaries), as provided in the agreement.
Other Benefits. Certain executive officers participate in a supplemental executive medical benefits plan which provides full coverage of certain medical and dental expenses (including deductibles and co-payments) not covered by our basic medical and dental plans.
Employment Agreement
We entered into an employment agreement with our CEO in connection with her initial employment. In October 2008, we entered into an amended and restated employment agreement with our CEO, which became effective on December 1, 2008 in connection with her becoming President and CEO, and which superseded the prior agreement. That agreement was further amended in June 2011 and July 2017.
Our CEO’s employment agreement governs the terms and conditions of her employment as CEO through December 1, 2026, provided that on December 1, 2024, and on each December 1 thereafter, the employment agreement automatically extends for an additional one-year period unless we or our CEO elects not to extend the term. Our CEO’s target bonus of 150% of year-end base salary and a maximum bonus payment of 3x target have remained unchanged since May 2011. The CEO’s average payout multiples under the APBP for the prior three and five fiscal years, inclusive of fiscal 2023, are 1.3x and 1.1x, respectively.
In the event that our CEO’s employment is terminated by us without cause, including our decision not to extend the term of the employment agreement, or by our CEO for good reason and not under circumstances that would give rise to severance payments to our CEO under her change-in-control agreement, our CEO would be entitled to receive severance and other benefits as described under “Potential Payments Upon Termination or Change-in-Control.” These benefits were negotiated as part of her original employment agreement in 2005.
Executive Officer Incentive Compensation Recoupment (“Clawback”) Policy
In November 2023, the Company revised its written policy addressing the recoupment of incentive-based compensation from current or former executive officers to ensure compliance with the requirements of the Dodd-Frank Act, Rule 10D-1 of the Exchange Act and new Rule 5608 of the Nasdaq listing standards. Under the revised policy, upon the occurrence of an accounting restatement of the Company’s financial statements to correct an error, the Compensation and Human Resources Committee must recoup incentive-based compensation that was erroneously granted, earned or vested to our current and former “officers” (as defined under Rule 16a-1 of the Exchange Act) based wholly or in part upon the attainment of any financial reporting measure, subject to limited exceptions. Recoupment will be required regardless of whether or not any of the covered officers engaged in fraud or misconduct or contributed to the restatement.
Officer Stock Ownership Policy
To promote the long-term alignment of the interests of our officers and shareholders, we adopted the Officer Stock Ownership Policy. The policy requires each of our officers to accumulate ownership of Class A common stock with a value equal to the following multiples of base salary: CEO: 5x; Executive Vice Presidents: 3x; Senior Vice Presidents: 2x; and Vice Presidents: 1x. To reduce the impact of stock price fluctuations on an officer’s ongoing obligation to achieve and maintain compliance with this policy, shares purchased in the open market are valued at cost, shares acquired under RSUs or performance share awards are
2023 PROXY STATEMENT 59

Compensation Discussion and Analysis

valued at the market price on vesting, and shares acquired under stock options are valued at the market price at the time of exercise of the option, and these values remain constant. Until the requisite level of ownership is achieved, officers are required to retain at least 50% of the shares (net of shares withheld to cover taxes or sold to cover the option exercise price and taxes) received under RSUs, stock options, and performance share awards. The policy also requires officers who have achieved compliance to thereafter maintain at least the minimum ownership level and to retain 50% of the net shares received thereafter under RSUs, stock options, and performance share awards for at least three years. Ms. Lundgren and Messrs. Peach and Heiskell have each achieved the minimum ownership required, and each of the other NEOs was otherwise in compliance with the policy as of August 31, 2023.
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes an annual deduction limit of $1 million on the amount of compensation paid to our NEOs. The policy of the Committee is to structure executive compensation to maximize the deductibility of compensation where feasible consistent with our overall compensation objectives. Preserving deductibility is not the only goal for the Company’s executive compensation program, however, and the Committee retains the discretion to award compensation that is nondeductible.
60 2023 PROXY STATEMENT

Compensation and Human Resources Committee Report
The Compensation and Human Resources Committee has:
▶	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and
▶	Based on the review and discussion above, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.
Compensation and Human Resources Committee
Rhonda D. Hunter, Chair
Gregory R. Friedman
David L. Jahnke
2023 PROXY STATEMENT 61

Compensation of Executive Officers
Summary Compensation Table
The following table sets forth certain information concerning compensation of the NEOs during the fiscal years ended August 31, 2021, 2022, and 2023.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Non-Equity Incentive Plan Compensation Earnings ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
Tamara L. Lundgren Chairman, President and Chief Executive Officer	2023	1,200,766	—	3,348,733	358,850	34,445	66,305	5,009,099
	2022	1,200,766	—	4,185,969	1,776,306	—	66,841	7,229,882
	2021	1,193,530	—	3,785,214	4,972,303	132,671	65,745	10,149,463
Richard D. Peach Executive Vice President and Chief Strategy Officer	2023	742,239	—	1,006,371	147,879	—	16,025	1,912,514
	2022	742,239	—	1,257,890	739,395	—	15,817	2,755,341
	2021	737,766	—	1,007,950	1,380,719	—	15,373	3,141,808
Steven G. Heiskell Senior Vice President and President, Recycling Services	2023	561,988	—	789,946	111,967	—	15,071	1,478,972
	2022	561,988	—	987,437	559,835	—	14,796	2,124,056
	2021	558,602	—	787,474	1,044,826	—	14,412	2,405,314
Stefano R. Gaggini Senior Vice President and Chief Financial Officer(5)	2023	542,075	—	479,974	86,146	—	14,983	1,123,178
	2022	496,410	—	599,883	370,339	—	14,423	1,481,055
James Matthew Vaughn Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary(5)	2023	552,115	251,410	479,974	85,292	—	15,019	1,383,810
Michael R. Henderson Former Senior Vice President and President, Operations(6)	2023	569,943	—	789,946	117,919	—	15,232	1,493,040
	2022	641,186	—	987,437	638,729	—	15,245	2,282,597
	2021	637,322	—	787,474	1,192,740	—	14,835	2,632,371
1
Represents the aggregate grant date fair value of stock awards granted during each of the years computed in accordance with FASB ASC Topic 718. These amounts reflect the grant date fair value and may not correspond to the actual value that will be realized by the NEOs. Stock awards consist of RSUs and LTIP performance shares. The grant date fair value of the RSUs is equal to the value of the underlying shares based on the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards with a TSR market condition is estimated using a Monte-Carlo simulation model. The assumptions made in determining the values of the LTIP performance shares are disclosed in Note 14 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2023. If the maximum number of shares issuable under LTIP performance share awards had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2023 would have been: Ms. Lundgren, $5,692,804; Mr. Peach, $1,710,850; Mr. Heiskell, $1,342,888; Mr. Gaggini, $815,946; Mr. Vaughn, $815,946, and Mr. Henderson, $1,342,888.

2	Non-Equity Incentive Plan Compensation in fiscal 2023 consists of amounts paid under the AICP and the APBP. See “Compensation Discussion and Analysis – Annual Incentive Programs.”
3
Represents changes in the actuarial present value of accumulated benefits under the Pension Retirement Plan and the SERBP for fiscal 2023 using the same pension plan measurement date used for financial statement reporting purposes.

4
Includes for fiscal 2023, Company matching contributions of $12,200 to the account of each NEO under the 401(k) Plan. Includes for fiscal 2023, amounts paid for out-of-pocket medical expenses under the supplemental executive medical benefits plan to Ms. Lundgren of $48,936. Includes for fiscal 2023, premiums paid for life, disability and other insurance in the following amounts: Ms. Lundgren, $5,169; Mr. Peach, $3,825, Mr. Heiskell, $2,871; Mr. Gaggini, $2,783, Mr. Vaughn, $2,819, and Mr. Henderson $3,032.

5
Mr. Vaughn was appointed Senior Vice President, General Counsel, and Corporate Secretary effective September 1, 2022 and Chief Compliance Officer effective January 6, 2023. Mr. Vaughn received a sign-on and relocation bonus represented in the bonus column.

6	Effective July 21, 2023, Mr. Henderson retired from his position as the Company’s Senior Vice President and President, Operations.
62 2023 PROXY STATEMENT

Compensation of Executive Officers

Grants of Plan-Based Awards in Fiscal 2023
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Shares Stock or Units (#)[3]	Grant Date Fair Value of Stock Awards ($)[4]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Tamara L. Lundgren	11/11/2022				837,168	1,674,336	4,018,406		1,674,336
	11/11/2022							52,654	1,674,397
		—	1,794,248	5,382,744
Richard D. Peach	11/11/2022				251,600	503,200	1,207,679		503,200
	11/11/2022							15,823	503,171
		184,849	739,395	1,478,790
Steven G. Heiskell	11/11/2022				197,479	394,958	947,900		394,958
	11/11/2022							12,421	394,988
		139,959	559,835	1,119,670
Stefano R. Gaggini	11/11/2022				119,990	239,980	575,951		239,980
	11/11/2022							7,547	239,994
		107,683	430,732	861,464
James Matthew Vaughn	11/11/2022				119,990	239,980	575,951		239,980
	11/11/2022							7,547	239,994
		106,616	426,462	852,924
Michael R. Henderson	11/11/2022				197,479	394,958	947,900		394,958
	11/11/2022							12,421	394,988
		147,399	589,596	1,179,192
1
All amounts reported in these columns represent the potential incentive plan payable for performance in fiscal 2023 under the Company’s AICP or the APBP under the CEO’s employment agreement. The Committee annually approves target incentive plan levels as a percentage of either base salary as of the end of the fiscal year (for the CEO) or base salary actually paid during the fiscal year (for the other NEOs). The total target bonus percentage for Ms. Lundgren under the APBP remained unchanged for fiscal 2023 at 150%. For fiscal 2023, the target bonus percentages under the AICP for Messrs. Peach, Heiskell, and Henderson remained unchanged at 100% and was 80% for Messrs. Gaggini and Vaughn. For Messrs. Peach, Heiskell, Gaggini, Vaughn, and Henderson, the Committee retained discretion to pay bonuses below the stated threshold and above the stated maximum amounts. See “Compensation Discussion and Analysis – Annual Incentive Programs.” Bonus amounts earned based on fiscal 2023 performance are included under the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table.”

2
All amounts reported in these columns represent LTIP performance share awards granted in fiscal 2023 under the Company’s respective LTIP award agreements and the potential incentive plan payable based on performance during fiscal years 2023, 2024 and 2025. See “Compensation Discussion and Analysis – Long-Term Incentive Program.”

3
Represents RSUs granted in fiscal 2023 under the Company’s SIP. RSUs vest ratably over five years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change in Control.”

4
Represents the aggregate grant date fair value of RSUs and LTIP performance share awards computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs is equal to the value of the underlying restricted shares based on the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards with a TSR market condition is estimated using a Monte-Carlo simulation model.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS IN FISCAL 2023
We entered into an employment agreement with our CEO in connection with her initial employment. See “Compensation Discussion and Analysis – Employment Agreement” above for a description of the material terms of her employment agreement.
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Compensation of Executive Officers

Outstanding Equity Awards at Fiscal 2023 Year End
The following table sets forth certain information concerning outstanding equity awards for each NEO as of August 31, 2023.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Tamara L. Lundgren	13,057[3]	433,492	—	—
	48,454[4]	1,608,673	—	—
	51,015[5]	1,693,698	—	—
	31,960[6]	1,061,072	—	—
	52,654[7]	1,748,113	—	—
	—	—	115,003[8]	3,818,100
	—	—	38,552[9]	1,279,926
	—	—	52,160[10]	1,731,712
Richard D. Peach	3,477[3]	115,436	—	—
	12,904[4]	428,413	—	—
	13,585[5]	451,022	—	—
	9,605[6]	318,886	—	—
	15,823[7]	525,324	—	—
	—	—	30,623[8]	1,016,684
	—	—	11,584[9]	384,589
	—	—	15,676[10]	520,443
Steven G. Heiskell	2,717[3]	90,204	—	—
	10,081[4]	334,689	—	—
	10,614[5]	352,385	—	—
	7,540[6]	250,328	—	—
	12,421[7]	412,377	—	—
	—	—	23,925[8]	794,310
	—	—	9,094[9]	301,921
	—	—	12,304[10]	408,493
64 2023 PROXY STATEMENT

Compensation of Executive Officers

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Stefano R. Gaggini	1,449[3]	48,107	—	—
	6,048[4]	200,794	—	—
	6,738[5]	223,702	—	—
	4,581[6]	152,089	—	—
	7,547[7]	250,560	—	—
	—	—	15,189[8]	504,275
	—	—	5,524[9]	183,397
	—	—	7,476[10]	248,203
James Matthew Vaughn	7.547[7]	250,560	—	—
	—	—	7,476[10]	248,203
Michael R. Henderson	2,717[3]	90,204	—	—
	10,081[4]	334,689	—	—
	10,614[5]	352,385	—	—
	—	—	16,074[8]	533,657
	—	—	5,416[9]	179,811
	—	—	3,446[10]	114,407
1
For RSU awards granted prior to fiscal 2020 and in fiscal 2021, 2022 and 2023, this number reflects RSUs that vest for 20% of the shares on October 31 of the year following the grant date and on October 31 of each of the next four years thereafter except as otherwise described below, becoming fully vested on the fifth October 31 of the year following the grant date, subject to continued employment and accelerated vesting under certain circumstances. For RSU awards granted during fiscal 2020, this number reflects RSUs that vest for 20% of the shares on April 30 of the year following the grant date and on April 30 of each of the next four years thereafter, becoming fully vested on the fifth April 30 of the year following the grant date, subject to continued employment and accelerated vesting under certain circumstances.

2	Market values of all shares are based on the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2023.
3	This RSU award fully vested on October 31, 2023.
4	This RSU award vests as to 50% of the shares on April 30 each year in 2024 and 2025.
5	This RSU award vests as to 33% of the shares on October 31 each year in 2023, 2024, and 2025.
6	This RSU award vests as to 25% of the shares on October 31 each year in 2023, 2024, 2025, and 2026.
7	This RSU award vests as to 20% of the shares on October 31 each year in 2023, 2024, 2025, 2026, and 2027.
8
Reflects LTIP performance shares under awards granted in the first quarter of fiscal 2021 that were subject to performance over the three-year performance period of fiscal 2021 through fiscal 2023. Vesting of these shares was also subject to continued employment until October 31, 2022. Share amounts in the table represent the number issuable based on actual performance through fiscal 2023.

9
Reflects LTIP performance shares under awards granted in the first quarter of fiscal 2022 that are subject to performance over the three-year performance period of fiscal 2022 through fiscal 2024. Vesting of these shares is also subject to continued employment until October 31, 2023. Share amounts in the table represent the number issuable based on actual performance through fiscal 2023 and target level of performance in the remainder of the performance period.

10
Reflects LTIP performance shares under awards granted in the first quarter of fiscal 2023 that are subject to performance over the three-year performance period of fiscal 2023 through fiscal 2025. Vesting of these shares is also subject to continued employment until October 31, 2024. Share amounts in the table represent the number issuable based on actual performance through fiscal 2023 and target level of performance in the remainder of the performance period.

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Compensation of Executive Officers

Stock Vested in Fiscal 2023
The following table sets forth certain information concerning vesting of stock for each NEO during the fiscal year ended August 31, 2023.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Tamara L. Lundgren	205,518	5,592,956
Richard D. Peach	55,106	1,499,576
Steven G. Heiskell	43,060	1,171,770
Stefano R. Gaggini	25,134	684,108
James Matthew Vaughn	—	—
Michael R. Henderson	43,060	1,171,770
1	The value realized on vesting is based on the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the vesting date.
Pension Benefits at Fiscal 2023 Year End
The following table sets forth certain information concerning accrued pension benefits for each NEO as of August 31, 2023.
Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)[1,2]	Payments During Last Fiscal Year ($)
Tamara L. Lundgren	66	Pension Retirement Plan	18	56,546	—
		Suppl. Exec. Retirement Bonus Plan	18	2,011,071	—
Richard D. Peach	60	Pension Retirement Plan	—	—	—
Steven G. Heiskell	54	Pension Retirement Plan	—	—	—
Stefano R. Gaggini	52	Pension Retirement Plan	—	—	—
James Matthew Vaughn	51	Pension Retirement Plan	—	—	—
Michael R. Henderson	64	Pension Retirement Plan	—	—	—
1
The Pension Retirement Plan Present Value of Accumulated Benefit in the above table represents the actuarial present value as of August 31, 2023 of each NEO’s frozen pension benefit, assuming commencement of benefit payments at age 65. Benefit accruals under that plan ceased when the plan was frozen on June 30, 2006, but years of service are still relevant for purposes of satisfying the five-year vesting requirement. The SERBP Present Value of Accumulated Benefit in the table above represents the actuarial present value as of August 31, 2023 of the CEO’s pension benefit calculated based on years of credited service and the maximum SERBP benefit level as of that date and assuming commencement of benefit payments one year from the determination date. Actuarial present values were calculated using a discount rate of 5.13% with respect to the Pension Retirement Plan and 5.09% with respect to the SERBP, and the PRI 2012 generational mortality tables with mortality improvement scale white collar MP-2021, the same assumptions used in the pension benefit calculations reflected in the Company’s audited consolidated balance sheet for the year ended August 31, 2023. See “Compensation Discussion and Analysis – Structure of Compensation Program – Executive Benefits – Retirement Plans.”

2
Ms. Lundgren is eligible to commence benefits under the SERBP once her employment ends. If she had retired on August 31, 2023 and begun receiving benefit payments, the present value of accumulated benefits for her as reflected in the above table for that plan would have been higher by $89,053.

66 2023 PROXY STATEMENT

Compensation of Executive Officers

Fiscal 2023 Non-Qualified Deferred Compensation
The Company’s Deferred Compensation Plan is a non-qualified plan intended to comply with Section 409A of the Internal Revenue Code that allows certain management level or highly compensated employees of the Company, including the NEOs, to defer receipt of their base salary, bonuses and performance-based compensation until a date or dates (or until the occurrence of specified events such as a separation from service or change in control) elected by the employee, in accordance with the terms of the plan. Deferral elections are generally irrevocable, subject to limited exceptions as permitted under Section 409A of the Internal Revenue Code. The Deferred Compensation Plan also permits the Company to make discretionary awards of additional deferred compensation amounts which may be subject to vesting terms as determined by the Company in its discretion.
Deferrals may be allocated by participants among hypothetical investment options presented by the plan’s administrator or, if no election is made, in a default alternative notional investment selected by the administrator.
The following table sets forth non-qualified deferred compensation activity for each NEO during fiscal 2023.
Name	Executive Contributions In Last Fiscal Year ($)[1]	SSI Contributions in Last Fiscal Year ($)	Aggregate Earnings In Last Fiscal Year ($)[2]	Aggregate Withdrawals/ Distributions ($)	Net Activity in the Last Fiscal Year
Tamara L. Lundgren	—	—	—	—	—
Richard D. Peach	15,000	—	1,861	—	16,861
Steven G. Heiskell	50,000	—	5,581	—	55,581
Stefano R. Gaggini	154,155	—	19,608	—	173,763
James Matthew Vaughn	—	—	—	—	—
Michael R. Henderson	—	—	—	—	—
1	Amounts in this column are also included in the Summary Compensation table in the “Salary” and “Non-Equity Incentive Plan Compensation Earnings” columns for fiscal 2023.
2	These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.
Defined Benefit Retirement Plans
Pension Retirement Plan. The Company’s Pension Plan is a defined benefit plan qualified under Section 401(a) of the Code. Persons who were non-union employees of the Company prior to May 15, 2006 are eligible to participate in the Pension Plan. Benefit accruals ceased on June 30, 2006. Generally, pension benefits become fully vested after five years of service and are paid in monthly installments beginning upon the later of retirement or age 65. Benefits accrued each year after August 31, 1986 and prior to June 30, 2006 in an amount equal to 2% of qualifying compensation earned in the applicable year. Qualifying compensation included base salary, subject to a legal limit for the year. Retirement benefits are payable at any time after termination of employment, subject to actuarial reduction for early start of payment before age 65. A participant may choose payment from various actuarial equivalent life annuity options or a lump sum. Death benefits are payable to a beneficiary in a lump sum; a surviving spouse may elect payment as a life annuity.
Supplemental Executive Retirement Bonus Plan. The SERBP was adopted to provide a competitive level of retirement income for certain executive officers selected by the Board. SERBP benefits become fully vested after five years of continuous service. The SERBP establishes an annual target benefit for each participant based on continuous years of service. The target benefit is an annual amount paid for the life of the employee, which is the lesser of (i) the product of 2.6% and the average of the participant’s five consecutive calendar years of highest compensation (“Final Average Compensation”) multiplied by years of continuous service, but in no event more than 65% of Final Average Compensation, or (ii) the product of $316,502 (subject to annual adjustment) multiplied by a fraction, the numerator of which is the employee’s continuous years of service and the denominator of which is the greater of the number of continuous years of service or 25. Compensation includes all cash compensation from an employer that participates in the SERBP, including salary and adjusted bonus, without taking into
2023 PROXY STATEMENT 67

Compensation of Executive Officers

account voluntary reductions. Adjusted bonus means the lesser of (i) the bonus amount paid or (ii) 25% of salary during the period for which the bonus was earned. The target benefit is reduced by 100% of primary social security benefits and the Company-paid portion of all benefits payable under the Company’s qualified retirement plans to determine the actual benefit payable under the SERBP. The actual benefit will be paid as a straight life annuity or in other actuarially equivalent forms chosen by the participant commencing on the later of retirement or age 60. A participant who retires before age 60 with at least 10 years of continuous service will receive an early retirement benefit commencing on the later of retirement or age 55 equal to the normal retirement benefit reduced by 4% for each year by which commencement of benefits precedes age 60. The CEO is the only NEO who participates in the SERBP and has reached the normal retirement age under the SERBP.
Potential Payments Upon Termination or Change in Control
Potential Payments Upon a Change in Control
The Company has entered into a change-in-control agreement with the CEO which provides certain benefits if her employment is terminated by the Company without “cause” or by her for “good reason” during a six-month period preceding a “change in control” of the Company or within 24 months after a “change in control” of the Company. In this agreement, “change in control” is generally defined to include:
▶	the acquisition by any person of 20 percent or more of the Company’s outstanding Class A common stock;
▶	the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors; or
▶	the consummation of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or share exchange.
“Cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to the Company, and “good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation, or a base office relocation.
The Company has also entered into change-in-control agreements with the other NEOs which provide certain benefits if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 18 months after a “change in control” of the Company. These agreements contain definitions of “change in control,” “cause,” and “good reason” which are substantially identical to those contained in the change-in-control agreement for the CEO.
The Company granted LTIP performance shares to the NEOs in fiscal 2021, 2022 and 2023 pursuant to which shares of Class A common stock will be issued based on the Company’s performance during the applicable performance periods relating to the awards. The award agreements relating to the LTIP performance shares provide for an accelerated payout of the performance shares upon a “Company sale,” which generally means a sale of the Company by means of a merger, share exchange or sale of substantially all of the assets of the Company. In addition, award agreements relating to all outstanding RSUs provide for accelerated vesting on a change in control of the Company (which has the same meaning as under the change-in-control agreements). An accelerated payout of LTIP performance shares and accelerated vesting of RSUs would occur even if the NEO’s employment was not terminated in connection with the Company sale or change in control.
68 2023 PROXY STATEMENT

Compensation of Executive Officers

The following table sets forth the estimated change-in-control benefits that would have been payable to each NEO, other than Mr. Henderson, if a change in control (including a Company sale) had occurred on August 31, 2023 and, except as noted, each officer’s employment had been terminated on that date either by the Company without “cause” or by the officer with “good reason.”
Name	Cash Severance Benefit ($)[1]	Insurance Continuation ($)[2]	Restricted Stock Unit Acceleration ($)[3]	LTIP Performance Shares Acceleration ($)[4]	Tax Gross-up Payment ($)[5]	280G Cut-Back ($)[5]	Total ($)
Tamara L. Lundgren	10,695,954	221,687	6,545,048	6,829,737	—	—	24,292,426
Richard D. Peach	2,243,090	43,201	1,839,081	1,921,716	—	—	6,047,088
Steven G. Heiskell	1,698,067	28,063	1,439,983	1,504,722	—	—	4,670,835
Stefano R. Gaggini	1,485,000	26,271	875,252	935,875	—	—	3,322,398
James Matthew Vaughn	1,485,000	41,734	250,560	248,204	—	(220,000)	1,805,498
1
Cash Severance Benefit. The change-in-control agreements provide for cash severance equal to a multiple (three for Ms. Lundgren and one and one-half for Messrs. Peach, Heiskell, Gaggini, and Vaughn) times the sum of (a) the officer’s base salary plus (b) the greater of (1) the average of the officer’s last three annual bonuses, except that for Ms. Lundgren the amount taken into account for any such bonus shall not exceed three times the target bonus for such year, or (2) the most recently established target bonus. The change-in-control agreements also provide for a payment of all or a portion of the annual bonus for the year in which termination occurs. The table above does not include a bonus payment for fiscal 2023 because bonuses earned for fiscal 2023 are included in the Summary Compensation Table and no additional amount would have been earned in fiscal 2023 if the officer had terminated employment as of August 31, 2023.

2
Insurance Continuation. If cash severance benefits are triggered, the change-in-control agreements also provide for continuation of Company paid life, accident, and medical insurance benefits for up to 36 months following termination of employment for Ms. Lundgren, and up to 18 months for Messrs. Peach, Heiskell, Gaggini, and Vaughn except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 or 18 months, as applicable, of life, accident, and medical insurance benefit payments at the rates paid by the Company for each of these officers as of August 31, 2023.

3
RSU Acceleration. All RSUs for all current NEOs will immediately vest on a change in control of the Company, whether or not the officer’s employment is terminated in connection with the change in control. Information regarding unvested RSUs held by the NEOs is set forth in the “Outstanding Equity Awards” table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $33.20 per share, which was the closing price of the Company’s Class A common stock on August 31, 2023, the last trading day of fiscal 2023.

4
LTIP Performance Share Acceleration. Under the terms of the standard LTIP performance share award agreements, upon a Company sale, each NEO would receive a payout in an amount equal to the greater of (a) 100% of the target share amount or (b) the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company sale, taking into account provisions in the award agreements for calculating performance for a shorter performance period and a partial year. The accelerated payouts would occur whether or not the officer’s employment was terminated in connection with the Company sale. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on a Company sale based on a stock price of $33.20 per share, which was the closing price of the Company’s Class A common stock on August 31, 2023, the last trading day of fiscal 2023.

5
280G Tax Gross-up Payment and Cut-Back. If any payments to Ms. Lundgren and Mr. Peach in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Code, the Company is required under the change-in-control agreements to make a tax gross-up payment to the NEO sufficient so that the NEO will receive benefits as if no excise tax were payable. However, for Mr. Peach there is a cut-back provision that provides that if the “parachute value” is less than 110% of the Safe Harbor amount (as such terms are defined in the change-of-control agreement), no additional payment is required and the amounts payable to the NEO will be reduced to 2.99 times the NEO’s “base amount.” In 2011, the Committee approved a revised form of change-in-control agreement, which does not include any tax gross-up provisions, and this form has been used for agreements with Messrs. Heiskell, Gaggini, and Vaughn. The change-in-control agreements for each of Messrs. Heiskell, Gaggini, and Vaughn therefore do not provide for any tax gross-up payment, but do provide that if any payments to the NEO would be “excess parachute payments” the NEO’s benefits would be cut-back to 2.99 times the NEO’s “base amount” if it would result in a greater net after-tax benefit for the NEO. Mr. Vaughn’s cut-back of $220,000 arises primarily from his “base amount” not including any compensation from stock award vesting, which is not expected to recur in future years.

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Compensation of Executive Officers

Potential Payments Upon Involuntary Termination of Employment without Cause or Voluntary Termination of Employment for “Good Reason” in Circumstances Not Involving a Change in Control
The following table sets forth the estimated benefits that would have been payable to the NEOs, other than Mr. Henderson, under currently effective agreements if each officer’s employment had been terminated on August 31, 2023, either by the Company without “cause” or, with respect to certain benefits, by the officer for “good reason” in circumstances not involving a change in control.
Name	Cash Severance Benefit ($)[1]	Insurance Continuation ($)[2]	Restricted Stock Unit Acceleration ($)[3]	LTIP Performance Shares Acceleration ($)[4]	Total ($)
Tamara L. Lundgren	10,695,954	147,792	6,545,048	3,838,252	21,227,046
Richard D. Peach	—	—	—	1,029,598	1,029,598
Steven G. Heiskell	—	—	—	804,602	804,602
Stefano R. Gaggini	—	—	—	509,354	509,354
James Matthew Vaughn	—	—	—	—	—
1
Cash Severance Benefit. The CEO has entered into an employment agreement providing for, among other things, cash severance benefits if her employment is terminated by the Company without “cause” or by her for “good reason” in circumstances not involving a change in control. “Cause” and “good reason” generally have the same meaning as under the change-in-control agreements described above. The cash severance payment for the CEO is equal to three times the sum of base salary plus the greater of (1) the average of the last three annual bonuses, except that the amount taken into account for any such bonus shall not exceed three times the target bonus for such year, or (2) the most recently established target bonus. The employment agreement also provides for payment of a pro rata portion of the incentive bonus that she would have received if she had remained employed for the fiscal year in which the termination occurs (based on the portion of the year worked). The table above does not include a pro rata portion of the incentive bonus for fiscal 2023 because bonuses earned for fiscal 2023 are included in the Summary Compensation Table and no additional amounts would have been earned if the CEO had terminated employment as of August 31, 2023. These amounts are payable within 30 days after termination. Under the AICP, if an NEO (other than the CEO) were involuntarily terminated by the Company without “cause” (as determined by the Committee), the NEO would receive, at the time that bonuses under the program were determined and paid for other participants, a bonus based on the officer’s earnings for the portion of the year the participant was employed. For this purpose, the officer would be deemed to have satisfied the officer’s individual goals. The table above does not include bonus payments for fiscal 2023 because bonuses earned for fiscal 2023 are included in the Summary Compensation Table, and no additional amounts would have been earned if the officers had terminated employment as of August 31, 2023.

2
Insurance Continuation. If cash severance benefits are triggered under the CEO’s employment agreement, her employment agreement provides for continuation for up to 24 months of Company paid life, accident and health insurance benefits for the CEO and her spouse and dependents, and the amount in the table represents 24 months of such insurance benefit payments at the rates paid by us for the CEO as of August 31, 2023.

3
RSU Acceleration. If cash severance benefits are triggered under the CEO’s employment agreement, her employment agreement also provides that all RSUs will immediately vest. Information regarding unvested restricted stock units held by the CEO is set forth in the Outstanding Equity Awards table. The amount in the table above represents the number of shares subject to unvested RSUs multiplied by a stock price of $33.20 per share, which was the closing price of the Company’s Class A common stock on August 31, 2023, the last trading day of fiscal 2023.

4
LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share award agreements, if an NEO’s employment is terminated by the Company without “cause” in circumstances not involving a Company sale after the end of the twelfth month of the applicable performance period and prior to the completion of the performance period and vesting date, the NEO would be entitled to receive a pro-rated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance during the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. For this purpose, “cause” generally means (a) the conviction of the officer of a felony involving theft or moral turpitude or relating to the business of the Company, (b) the officer’s continued failure to perform assigned duties, (c) fraud or dishonesty by the officer in connection with employment with the Company, (d) any incident materially compromising the officer’s reputation or ability to represent the Company with the public, (e) any willful misconduct that substantially impairs the Company’s business or reputation, or (f) any other willful misconduct by the officer that is clearly inconsistent with the officer’s position or responsibilities. The amounts in the table above are calculated based on actual performance for completed performance periods and assume performance at the 100% payout level (actual performance may be more or less) for incomplete performance periods, with the resulting number of performance shares then multiplied by a stock price of $33.20 per share, which was the closing price of the Company’s Class A common stock on August 31, 2023, the last trading day of fiscal 2023.

70 2023 PROXY STATEMENT

Compensation of Executive Officers

Potential Payments Upon Retirement
The terms of outstanding RSUs and LTIP performance share awards define retirement as normal retirement after reaching age 65, early retirement after reaching age 55 and completing 10 years of service, or early retirement after completing 30 years of service. As of August 31, 2023, among the current NEOs, Ms. Lundgren and Mr. Peach were the only NEOs eligible for retirement. The following table sets forth the estimated benefits that would have been payable to Ms. Lundgren and Mr. Peach if their respective employment had been terminated on August 31, 2023 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan and SERBP.
Name	Restricted Stock Unit Acceleration ($)[1]	LTIP Performance Shares Acceleration ($)[2]	Total ($)
Tamara L. Lundgren	3,735,863	4,245,018	7,980,881
Richard D. Peach	994,871	1,151,808	2,146,679
1
RSU Acceleration or Continued Vesting. The terms of the RSU awards granted prior to fiscal 2020 provide for accelerated vesting on retirement. The RSU awards granted during fiscal 2020, 2021 and 2022 provide for continued vesting on the original scheduled vesting dates (subject to continued compliance with the non-competition requirements set forth in the award agreements) in the event of a retirement that occurs at least two years following the grant date. The amounts in the table above represent the number of unvested RSU shares subject to accelerated and/or continued vesting, as applicable, multiplied by a stock price of $33.20 per share, which was the closing price of the Company’s Class A common stock on August 31, 2023, the last trading day of fiscal 2023.

2
LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share awards, if an NEO retires prior to the vesting date, the NEO would be entitled to receive a pro-rated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance through the entire performance period and the portion of the performance period the officer had worked. The NEO is required to provide a release of claims in connection with such payout. The amounts in the table above are calculated based on actual performance for completed performance periods and assume performance at the 100% payout level (actual performance may be more or less) for incomplete performance periods, with the resulting number of performance shares then multiplied by a stock price of $33.20 per share, which was the closing price of the Company’s Class A common stock on August 31, 2023, the last trading day of fiscal 2023.

Retirement - Michael Henderson. As previously disclosed, Michael Henderson, the Company’s former Senior Vice President and President, Operations, retired from the Company, effective July 21, 2023 (the “Retirement Date”). In connection with Mr. Henderson’s retirement, on June 27, 2023, the Company and Mr. Henderson entered into a separation agreement (the “Separation Agreement”) under which Mr. Henderson will provide consulting services with a primary focus on the completion of the Company’s remaining AMRTS projects for up to a one-year period following the Retirement Date (the “Consulting Term”). In consideration of the consulting services, the Company will pay Mr. Henderson a fee in the form of salary continuation payments at Mr. Henderson’s then current annualized salary rate ($638,729 per year) through the end of the Consulting Term. Additionally, in consideration of Mr. Henderson’s agreement to a customary release of claims and certain restrictive covenants pursuant to the Separation Agreement, the Company will provide Mr. Henderson with approximately $20,000 in Company-paid COBRA continuation coverage. In accordance with Mr. Henderson’s retirement eligible status under the Company’s incentive plans and pursuant to the Separation Agreement, Mr. Henderson’s departure was treated as a “retirement” as of the Retirement Date for purposes of his outstanding equity awards, which will vest and settle consistent with their existing terms. Further, Mr. Henderson received a pro-rated annual bonus for the 2023 fiscal year pursuant to the Separation Agreement, which amount is reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation Earnings” column for fiscal 2023. Mr. Henderson’s participation in all Company employee benefit plans otherwise ceased on the Retirement Date, and he did not receive any severance benefits in connection with his retirement.
2023 PROXY STATEMENT 71

Compensation of Executive Officers

Potential Payments Upon Disability or Death
The following table sets forth the estimated benefits that would have been payable to the NEOs, other than Mr. Henderson, if each officer’s employment had been terminated on August 31, 2023 by reason of disability or death, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan, and SERBP.
Name	Restricted Stock Unit Acceleration ($)[1]	LTIP Performance Shares Acceleration ($)[2]	Total ($)
Tamara L. Lundgren	6,545,048	3,616,410	10,161,458
Richard D. Peach	1,839,081	962,966	2,802,047
Steven G. Heiskell	1,439,983	752,312	2,192,295
Stefano R. Gaggini	875,252	477,582	1,352,834
James Matthew Vaughn	250,560	—	250,560
1
RSU Acceleration. The terms of the RSU awards provide for accelerated vesting upon termination of employment as a result of disability or death. Information regarding unvested RSUs held by the NEOs is set forth in the “Outstanding Equity Awards” table above. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $33.20 per share, which was the closing price of the Company’s Class A common stock on August 31, 2023, the last trading day of fiscal 2023.

2
LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share awards, if an NEO’s employment is terminated due to death or disability prior to the vesting date, the officer (or his or her estate) would receive a payout in an amount equal to the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of employment termination, taking into account provisions in the award agreement for calculating performance for a shorter performance period and a partial year, and pro-rated for the portion of the performance period the officer had worked. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on death or disability based on a stock price of $33.20 per share, which was the closing price of the Company’s Class A common stock on August 31, 2023, the last trading day of fiscal 2023.

72 2023 PROXY STATEMENT

Compensation of Executive Officers

CEO Pay Ratio
Pursuant to requirements established by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the SEC rules and guidance adopted thereunder, we have evaluated the compensation of the Company’s CEO with the compensation of the Company’s median paid employee. The pay ratio information presented below is based upon a selected methodology which includes reasonable estimates calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.
We determined the median compensated employee based upon review of annual compensation for all employees as of July 31, 2023. The measure of compensation used to identify our median employee was consistently applied to all employees and included: salary, base wages, overtime (as applicable), incentive payments, health and welfare benefits, retirement contributions, and other cash payments. To facilitate comparability among our employee population, we annualized compensation for employees who started mid-year and applied a local currency to U.S. dollar exchange rate to translate non-U.S. employee compensation to U.S. dollars. After determining the median employee, the annual compensation for our median employee was calculated in a manner consistent with the CEO’s annual total compensation reflected in the Summary Compensation Table and then adjusted to include the value of health benefits provided to the median employee during the fiscal year.
For the purpose of calculating the CEO pay ratio, the CEO compensation was determined to be $5,023,149, which matches the sum of Ms. Lundgren’s annual total compensation as reflected in the Summary Compensation Table plus health benefits of $14,050. The annual total compensation for our median employee was $78,790. As a result, Ms. Lundgren’s annual total compensation for 2023 was approximately 64 times that of our median employee.
The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to utilize different methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee population and compensation practices. As a result, the pay ratios reported by other companies may not be comparable to our CEO pay ratio.
Compensation Plan Information
The following table provides information as of August 31, 2023 regarding equity compensation plans approved and not approved by the Company’s shareholders.
Plan category	(a) Number of Securities to be Issued[2]	(b) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders[1]	2,245,334	1,974,855
Equity compensation plans not approved by shareholders	—	—
Total	2,245,334	1,974,855
1	Consists entirely of shares of Class A common stock authorized for issuance under the Company’s SIP.
2
Consists of 713,785 shares subject to outstanding RSUs, 401,360 shares subject to outstanding DSUs or credited to stock accounts under the Deferred Compensation Plan for Non-Employee Directors, and 1,130,189 shares representing the maximum number of shares that could be issued under outstanding LTIP performance share awards.

2023 PROXY STATEMENT 73

Pay versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information about pay versus performance. For a detailed explanation and more thorough discussion regarding Compensation and Human Resources Committee decisions with respect to Named Executive Officer pay, please refer to our Compensation Discussion & Analysis.

Fiscal Year	Summary Compensation Table Total for CEO ($)[1]	Compensation Actually Paid to CEO ($)[2]	Average Summary Compensation Table Total for non-CEO NEO's ($)[3]	Average Compensation Actually Paid to non-CEO NEO's ($)[4]	Value of Initial Fixed $100 Investment Based on		Net (Loss) Income (000s) ($)[7]	Company Selected Measure: Adjusted EBITDA (000s) ($)[8]
					Total Shareholder Return ($)[5]	S&P Small Cap 600 - Metals & Mining Index Total Shareholder Return ($)[6]
2023	5,009,099	2,133,299	1,478,303	955,686	184	234	(25,438)	144,327
2022	7,229,882	(239,158)	2,160,762	568,928	174	175	171,996	312,715
2021	10,149,463	29,712,131	2,496,179	6,515,063	246	177	169,975	289,209
1	The amounts shown in this column reflect the amount reported in the Total column of the Summary Compensation Table for each applicable fiscal year.
2
The amounts shown in this column reflect the “compensation actually paid” as calculated under SEC rules for our CEO, Tamara L. Lundgren (our principal executive officer), for each applicable fiscal year. The following table shows those calculations.

Calculation of “Compensation Actually Paid” Under SEC Rules - CEO	Fiscal Year
	2023	2022	2021
Amount reported in Total column of Summary Compensation Table	$5,009,099	$7,229,882	$10,149,463
Deduction for amount reported in Stock Awards column of Summary Compensation Table (i.e., grant date fair value of stock awards)	(3,348,733)	(4,185,969)	(3,785,214)
Increase for fair value at fiscal year-end of equity awards granted during the fiscal year that remain outstanding and unvested at fiscal year-end	2,931,102	2,353,327	10,100,017
Increase/decrease for change in fair value during the fiscal year of equity awards granted in a prior fiscal year that remain outstanding and unvested at fiscal year-end	(1,347,480)	(6,535,233)	12,368,671
Increase/decrease for change in fair value during the fiscal year, as of the vesting date, of equity awards granted in a prior fiscal year that vested in the fiscal year	(1,197,352)	753,282	855,642
Deduction for amount reported in Change in Pension Value and Nonqualified Deferred Compensation Earnings column of Summary Compensation Table [a]	(34,445)	—	(132,671)
Increase for pension service cost attributable to services rendered in the fiscal year	121,108	145,553	156,223
“Compensation Actually Paid” under SEC rules	$2,133,299	$(239,158)	$29,712,131
3
The amounts shown in this column reflect, for each applicable fiscal year, the average of the amounts reported in the Total column of the Summary Compensation Table for the Company’s named executive officers other than the CEO. The named executive officers included for this purpose for each applicable year are as follows: (i) for fiscal year 2023, Richard D. Peach, Steven G. Heiskell, Stefano R. Gaggini, James Matthew Vaughn, and Michael R. Henderson; (ii) for fiscal year 2022, Richard D. Peach, Michael R. Henderson, Steven G. Heiskell, and Stefano R. Gaggini; and (iii) for fiscal year 2021, Richard D. Peach, Michael R. Henderson, Steven G. Heiskell, and Peter Saba.

4
The amounts shown in this column reflect, for each applicable fiscal year, the average amount of “compensation actually paid” as calculated under SEC rules to the Company’s named executive officers other than the CEO. The following table shows those calculations.

74 2023 PROXY STATEMENT

Calculation of “Compensation Actually Paid” Under SEC Rules – Average for Non-CEO Named Executive Officers	Fiscal Year
	2023	2022	2021
Amount reported in Total column of Summary Compensation Table	$1,478,303	$2,160,762	$2,496,179
Deduction for amount reported in Stock Awards column of Summary Compensation Table (i.e., grant date fair value of stock awards)	(709,242)	(958,162)	(776,967)
Increase for fair value at fiscal year-end of equity awards granted during the fiscal year that remain outstanding and unvested at fiscal year-end	620,790	538,678	2,073,167
Increase/decrease for change in fair value during the fiscal year of equity awards granted in a prior fiscal year that remain outstanding and unvested at fiscal year-end	(240,300)	(1,321,535)	2,546,148
Increase/decrease for change in fair value during the fiscal year, as of the vesting date, of equity awards granted in a prior fiscal year that vested in the fiscal year	(193,865)	149,185	176,536
Average “Compensation Actually Paid” under SEC rules	$955,686	$568,928	$6,515,063
5
The amounts shown in this column reflect the cumulative total shareholder return on our common stock during the period from August 31, 2020 through the end of the applicable fiscal year, assuming an investment of $100 in our common stock as of the market close on August 31, 2020.

6
The amounts shown in this column reflect the cumulative total shareholder return of the S&P Small Cap 600 Metals & Mining Index during the period from August 31, 2020 through the end of the applicable fiscal year, assuming an investment of $100 in our common stock as of the market close on August 31, 2020.

7	Represents the amount of net (loss) income reflected in the Company’s audited financial statements for each applicable fiscal year.
8
Represents the amount of Adjusted EBITDA reported by the Company for each applicable fiscal year. Adjusted EBITDA is a measure selected by the Company under SEC rules as the most important performance measure used to link CAP for the NEOs to Company performance during fiscal year 2023. Adjusted EBITDA is a non-GAAP financial measure. See Appendix A to this proxy statement for additional information on Adjusted EBITDA.

In accordance with SEC rules, the Company is providing the following graphical presentations of the relationships between information presented in the above Pay Versus Performance table.
The following graph shows the relationship among (1) the CAP to our CEO and the average of the CAP to our remaining NEOs in fiscal years 2021, 2022 and 2023, (2) the cumulative total shareholder return on our common stock and (3) the cumulative total shareholder return of the S&P Small Cap 600 Metals & Mining Index, in the case of clauses (2) and (3) during the period from August 31, 2020 through August 31, 2023, assuming an investment of $100 as of the market close on August 31, 2020.

2023 PROXY STATEMENT 75

The following graph shows the relationship between (1) the CAP to our CEO and the average of the CAP to our remaining NEOs and (2) net income (loss), in each case in fiscal years 2021, 2022 and 2023.

The following graph shows the relationship between (1) the CAP to our CEO and the average of the CAP to our remaining NEOs and (2) Adjusted EBITDA, in each case in fiscal years 2021, 2022 and 2023.

Listed below are the financial performance measures which in our assessment represent the most important performance measures we use to link CAP to our named executive officers to company performance for 2023.
-	Net Income
-	Adjusted EBITDA
-	Adjusted EPS
For a discussion of how our Compensation Committee assessed our performance and our named executive officers’ pay each year, see “Compensation Discussion and Analysis” in this proxy statement and in the proxy statements for 2022 and 2021.
76 2023 PROXY STATEMENT

PROPOSAL TWO
Advisory Resolution on Executive Compensation
As required pursuant to section 14A of the Securities Exchange Act, we are including in these proxy materials a separate resolution to approve, in a non-binding, advisory vote (“Say-on-Pay vote”), the compensation paid to our named executive officers as disclosed on pages 39 through 76. While the results of the vote are non-binding and advisory in nature, the Board of Directors and the Compensation and Human Resources Committee intend to carefully consider the results of this vote.
We hold our Say-on-Pay vote every year and, unless the Board of Directors modifies its policy on the frequency of Say-on-Pay votes, the next Say-on-Pay vote will occur at our annual meeting to be held in 2025.
The text of the resolution in respect of Proposal No. 2 is as follows:
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion.
The Board of Directors recommends a vote FOR this resolution because it believes that our executive compensation policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of the shareholders, and motivating the executives to remain with the Company for long and productive careers. We believe our performance targets are meaningful and rigorous and are designed to encourage our executives to perform at the highest levels. The executive pay outcomes in fiscal 2023 are reflective of Company performance.
Vote Required to Approve, on an Advisory Basis, the Executive Compensation
Holders of Class A common stock and Class B common stock will vote together as a single class on this proposal, and each share is entitled to one vote. The advisory vote on executive compensation will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the executive compensation.

The Board of Directors recommends that shareholders vote “FOR” the approval, on an advisory basis, of our executive compensation as disclosed in this proxy statement.
2023 PROXY STATEMENT 77

PROPOSAL THREE
Advisory Resolution on the Frequency of Future Shareholder Advisory Votes on Executive Compensation
As required pursuant to section 14A of the Securities Exchange Act, in addition to the advisory approval of our executive compensation program, we are also seeking a non-binding, advisory vote of our shareholders as to the frequency with which shareholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing shareholders the option of selecting a frequency of every year, every two years, or every three years, or abstaining. For the reasons described below, we recommend that our shareholders select a frequency of every year (that is, an annual advisory vote). While the results of the vote are non-binding and advisory in nature, the Board of Directors and the Compensation and Human Resources Committee intend to carefully consider the results of this vote in setting the frequency of future say-on-pay votes.
Starting with our annual meeting held in 2012, we have held annual shareholder advisory votes on executive compensation. We had a shareholder advisory vote on the frequency of say-on-pay votes at our annual meeting held in 2018, and shareholders will have an opportunity to cast an advisory vote on the frequency of the say-on-pay vote at least every six years.

The Board of Directors recommends that shareholders vote “EVERY YEAR” to determine, on an advisory basis, the frequency of future shareholder advisory votes on executive compensation.
The text of the resolution in respect of Proposal No. 3 is as follows:
RESOLVED, that the shareholders of the Company determine, on a non-binding, advisory basis, that the frequency of the shareholder advisory vote on the compensation of the Company’s named executive officers should be:
Choice 1 — every year;
Choice 2 — every two years;
Choice 3 — every three years; or
Choice 4 — abstain from voting.
An annual advisory vote on executive compensation will allow our shareholders to provide input as management and the Compensation and Human Resources Committee reviews our compensation philosophy, policies and practices. Even though our executive compensation program is designed to support long-term value creation, our management and Compensation and Human Resources Committee reviews the compensation program every year. An annual shareholder advisory vote allows our shareholders to provide us with direct and immediate feedback regarding the compensation program, and enables our management and Compensation and Human Resources Committee to evaluate any changes in shareholder sentiment as it conducts its regular compensation review.
78 2023 PROXY STATEMENT

PROPOSAL THREE

We will continue to engage with our shareholders regarding our executive compensation program in addition to the annual advisory votes on executive compensation. Engagement with our shareholders is a key component of our corporate governance. We seek and are open to input from our shareholders regarding board and governance matters, as well as our executive compensation program, and believe we have been appropriately responsive to our shareholders. Our experience in the past twelve years has shown that annual advisory votes on executive compensation works well with continued shareholder engagement.
Vote Required to Determine, on an Advisory Basis, the Frequency of Future Shareholder Advisory Votes on Executive Compensation
Holders of Class A common stock and Class B common stock will vote together as a single class on this proposal, and each share is entitled to one vote. The result of the advisory vote on the frequency of future shareholder advisory votes on executive compensation will be determined by which of the options (i.e., every year, every two years or every three years) receives a plurality of the votes cast. The proxies will be voted “every year,” “every two years,” “every three years,” or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted “every year” for the frequency of future advisory votes on executive compensation.
2023 PROXY STATEMENT 79

PROPOSAL Four
Ratification of Selection of Independent
Registered Public Accounting Firm
The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2024, subject to ratification of this selection by the shareholders of the Company.
While the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm, the Audit Committee and the Board are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP or to select another independent registered public accounting firm. Furthermore, even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the selection of independent registered public accounting firm.
For additional information regarding our relationship with PricewaterhouseCoopers LLP, please refer to “Fees Paid to Independent Registered Public Accounting Firm” and “Audit Committee Report” below.
One or more representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. Such representatives will have an opportunity to make a statement, if he or she desires to do so, and will also be available to respond to appropriate questions.
Vote Required to Approve the Ratification of the Selection of Independent Registered Public Accounting Firm
Holders of Class A common stock and Class B common stock will vote together as a single class on this proposal, and each share is entitled to one vote. The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the ratification of the selection.
80 2023 PROXY STATEMENT

Fees Paid to Independent Registered Public Accounting Firm
The Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) as our independent auditors to audit our financial statements and our internal control over financial reporting for the fiscal years ended August 31, 2022 and 2023, as well as for the fiscal year ending August 31, 2024. Aggregate fees of PwC for audit services related to the most recent two fiscal years, and other professional services for which they billed us during the most recent two fiscal years, were:
	2023	2022
Audit Fees[1]	$3,260,500	$3,028,059
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	900	11,650
Total	$3,261,400	$3,039,709
1
Professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in Form 10-Qs, consents relating to other filings with the SEC, and statutory audit requirements.

For fiscal 2023 and 2022, all fees paid to our independent auditors were approved by the Audit Committee.
Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) which sets forth the procedures and the conditions pursuant to which services to be performed by the independent accountants are to be pre-approved. Pursuant to the Policy, certain services described in detail in the Policy may be pre-approved on an annual basis. The Audit Committee will review and approve the types of services and review the projected fees for such services. The fee amounts will be updated to the extent necessary at each of the regularly scheduled meetings of the Audit Committee. The services eligible for annual pre-approval consist of services that would be included under the categories of Audit Fees, Audit-Related Fees, and Tax Fees in the above table as well as other services. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent accountants. The Audit Committee may delegate authority to pre-approve audit and non-audit services to any member of the Audit Committee but may not delegate such authority to management. All compensation for services performed by our independent accountants must be approved by the Audit Committee, provided, however, that the Chair of the Audit Committee has delegated authority to approve any adjustments to fees to be paid to our independent accountants for audit and audit-related services or for tax services or other services in excess of amounts previously approved by the Audit Committee for such services, provided that any such adjustments in the aggregate do not exceed 10% (or such other percentage as specifically approved by the Audit Committee in a particular instance) of the base fee for audit and audit-related services or for tax services or other services, respectively, for any fiscal year.
2023 PROXY STATEMENT 81

Audit Committee Report
The principal functions of the Audit Committee are set forth in its charter and are described above at page 30. The Board has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under the SEC and NASDAQ rules and is an “audit committee financial expert” as defined in the regulations adopted by the SEC.
The Audit Committee reports as follows with respect to fiscal 2023:
Financial Reporting and Other Activities
▶
Management is responsible for the Company’s systems of internal control and the financial reporting process. The Audit Committee reviewed the Company’s quarterly earnings press releases, annual audited consolidated financial statements, management’s report on internal control over financial reporting and related periodic reports filed with the SEC and discussed them with management. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also reviewed and discussed the annual audited consolidated financial statements with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for fiscal 2023, including a discussion of the quality, and not just the acceptability, of the accounting principles used and the reasonableness of significant judgments.

▶
The Audit Committee discussed with management on a quarterly basis the details of the Company’s material legal and environmental matters, certain judgmental accounting matters and other significant financial transactions occurring within each quarter, reviewing and approving, as appropriate, all transactions with related persons, the Company’s compliance program, reports received through the Company’s whistleblower hotline and other selected risk-related topics.

Internal Audit and External Audit Firm Functions
▶
The Audit Committee discussed with the Company’s internal auditor and PwC the overall scope and plans for their respective audits. The Audit Committee met quarterly with the internal auditor and PwC to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

▶
The Audit Committee’s quarterly meetings with internal audit included reviews of the risk assessment process used to establish the annual audit plan and the progress on completion of that plan including testing of controls in connection with the Company’s compliance with Sarbanes-Oxley Act of 2002.

▶	The Audit Committee discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission.
Audit Firm Independence
▶
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements.

▶
PwC has served as the Company’s auditor since 1976, which includes periods before the Company became public in fiscal 1993. In determining whether to reappoint PwC, the Audit Committee takes into consideration various factors,

82 2023 PROXY STATEMENT

Audit Committee Report

including: the historical and recent performance of PwC on the audit; its professional qualifications; the quality of ongoing discussions with PwC; external data, including recent PCAOB reports on PwC and its peer firms; the appropriateness of fees; and PwC’s tenure, including the benefits of that tenure, and the controls and processes in place (such as rotation of key partners every five years) that help ensure PwC’s continued independence in the face of such tenure. The Audit Committee believes there are significant benefits to having an independent auditor with an extensive history with the Company. These include:
–	Higher quality audit work and accounting advice, due to PwC’s institutional knowledge of our business and operations, accounting policies and financial systems, and internal control framework; and
–	Operational efficiencies because of PwC’s history and familiarity with our business.
The Audit Committee received from PwC the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s independence. The Audit Committee discussed with PwC the firm’s independence from the Company and its management.
Conclusion
▶
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2023 filed with the SEC.

▶	The Audit Committee also has selected PwC to be the Company’s independent registered public accounting firm for fiscal 2024, subject to shareholder ratification.
Audit Committee
Glenda J. Minor, Chair
Gregory R. Friedman
David L. Jahnke
Michael W. Sutherlin
2023 PROXY STATEMENT 83

PROPOSAL Five
Approval of the Radius Recycling, Inc.
2024 Omnibus Incentive Plan

On December 13, 2023, the Board approved the adoption of the Radius Recycling, Inc. 2024 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), subject to shareholder approval. If approved by shareholders at the Meeting, the Omnibus Incentive Plan will replace the Schnitzer Steel Industries, Inc. 1993 Stock Incentive Plan, Amended and Restated as of November 7, 2013 (the “Prior Plan”) as the source of equity awards granted on or after the date of the Meeting, and no additional equity awards will be granted under the Prior Plan following the Meeting date. The number of shares covered by any equity awards granted under the Prior Plan on or after December 4, 2023 will reduce the shares available for issuance under the Omnibus Incentive Plan. We have proposed the Omnibus Incentive Plan in order to update our Prior Plan and align it with prevailing compensation and governance best practices. The Omnibus Incentive Plan provides for 3.0 million shares of our common stock to be available for issuance thereunder. If the Omnibus Incentive Plan is approved by shareholders, the 3.0 million shares will replace and supersede the remaining shares available under the Prior Plan, of which 1.3 million shares were available as of December 4, 2023.

The Board of Directors recommends that shareholders vote “FOR” the approval of the Radius Recycling, Inc. 2024 Omnibus Incentive Plan.
If approved, the Omnibus Incentive Plan will be a key pay-for-performance component of the Company’s compensation program and the Company’s vehicle for granting equity-based compensation to its employees and directors. The Company believes that the proposed Omnibus Incentive Plan is necessary in order to allow it to continue to utilize equity and performance-based awards to retain and attract the services of key individuals essential to the Company’s long-term growth and success and to further align their interests with those of shareholders. The Company relies on equity awards, primarily time-based restricted stock units (“RSUs”) and performance share units, to encourage strong performance of key individuals and believes that equity incentives are necessary for the Company to remain competitive and to attract and retain highly qualified individuals.
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Key Role of Equity Compensation in our Compensation Program. We use equity to compensate critical talent at our Company for the express purpose of fostering an employee ownership culture. If shareholders do not approve the Omnibus Incentive Plan, we will not be able to continue granting equity awards after the remaining 1.3 million shares under the Prior Plan are exhausted. This would require us to overhaul our compensation program, including: reducing or eliminating the proportion of compensation paid to our employees in equity, thereby decreasing our employees’ long-term alignment with investors; and paying compensation entirely in cash or providing for other forms of incentive compensation to attract and retain employees that are less aligned with our shareholders’ interests. All of these alternatives would reduce our liquidity for growth opportunities, strategic investment in our business, and returning capital to our shareholders.

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Prudent Use of Shareholder Capital. The Compensation and Human Resources Committee of the Board has been a careful steward of shareholder capital as evidenced by our actual grants and the fact that this is our first share request in nearly ten years. The Compensation and Human Resources Committee thoroughly and regularly reviews our compensation strategy and share usage, and the Board as a whole acts to mitigate dilutive impact, including by returning a significant amount of capital to shareholders. The Board has a long history of equity stewardship and mitigating dilution, as evidenced by our 2.19% ten-year average burn rate (FY 2014-2023) and 2.09% five-year average burn rate (FY 2019-2023). The Company also repurchases shares when prudent, helping offset the dilutive impact of our share-based incentive program over time.

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Shareholder-Favorable Vesting Schedule Not Reflected in Overhang Benchmarks. Our five-year vesting schedule for time-based stock awards is longer than the average three-year vesting schedule of our compensation peer group for time-based stock awards. The longer vesting schedule has resulted in a higher overhang level relative to benchmarks. Notwithstanding this higher overhang level relative to benchmarks, we believe that a longer vesting schedule is more favorable to shareholders, as it better aligns time-based stock awards with retention and the creation of long-term shareholder value.

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Shareholder-Favorable Plan Changes. The Omnibus Incentive Plan is similar to the Prior Plan, with certain changes to reflect technical updates and clarifications, changes in applicable laws and prevailing compensation and governance best practices. These changes include:

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Minimum Vesting Period. Awards under the Omnibus Incentive Plan generally must vest over a period of not less than one year from the date of grant. For the avoidance of doubt, this one-year minimum vesting period is distinct from and would not impact the continued vesting feature for retirement-eligible employees that was introduced with RSU awards granted in fiscal 2020. (The continued vesting feature for retirement eligible employees requires a minimum two-year service requirement following the award in order for vesting to begin to occur.)

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Definition of “Change in Control”. The “Change in Control” definition contained in the Omnibus Incentive Plan generally conforms to the Company’s historical practice in grant agreements for certain awards under the Prior Plan, except that the threshold at which a third-party acquisition would constitute a Change in Control has been increased from 20% to 30% of the combined voting power of our outstanding voting securities.

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Annual Limit on Non-Employee Director Compensation. The Omnibus Incentive Plan establishes a $750,000 limit on the total compensation that non-employee directors may receive (for service as a non-employee director) during any fiscal year.

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No Dividends or Dividend Equivalents on Unearned Awards. The Omnibus Incentive Plan prohibits the current payment of dividends or dividend equivalent rights on unvested or unearned awards, including performance share unit awards.

Information About Outstanding Awards
As of December 4, 2023, the total number of full-value awards outstanding under the Prior Plan comprises 831,761 RSUs, 630,473 performance share awards, and 404,170 DSUs with a weighted average remaining term and weighted average grant date value of 1.8 years and $26.10 for the RSUs, 2.9 years and $32.75 for the performance share awards, and 0.1 years and $26.50 for the DSUs, respectively.
The following description of the Omnibus Incentive Plan is not complete and is qualified by reference to the full text of the Omnibus Incentive Plan, which is attached as Appendix B to the proxy statement.
Determination of the Number of Shares Available for Awards under the Omnibus Incentive Plan
If the Omnibus Incentive Plan is approved by our shareholders, subject to adjustments described in the Omnibus Incentive Plan, 3.0 million shares of our common stock will be available for issuance under the Omnibus Incentive Plan. If approved by our shareholders, the Omnibus Incentive Plan will replace the Prior Plan as the source of equity awards granted on or after the date of the Meeting, and no additional awards will be granted under the Prior Plan following the Annual Meeting date, although awards previously granted under the Prior Plan which remain outstanding as of the date of approval by our shareholders of the Omnibus Incentive Plan (any such awards, “Prior Plan Awards”) will remain outstanding pursuant to the terms of the Prior Plan. The number of shares covered by any equity awards granted under the Prior Plan on or after December 4, 2023 will reduce the
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shares available for issuance under the Omnibus Incentive Plan. As of December 4, 2023, there are 1.3 million shares of our common stock remaining available under the Prior Plan for future awards, which shares will no longer be available for issuance upon approval of the Omnibus Incentive Plan.
The Radius Recycling, Inc. 2024 Omnibus Incentive Plan
Purpose. The purpose of our Omnibus Incentive Plan is to provide a means to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of shares of our common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our shareholders.
Administration. Our Omnibus Incentive Plan will be administered by the Compensation and Human Resources Committee, or such other committee of our Board to which it has properly delegated power, or if no such committee or subcommittee exists, our Board (such administering body referred to herein, for purposes of this description of the Omnibus Incentive Plan, as the “Committee”). Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which our securities are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of our Omnibus Incentive Plan.
The Committee is authorized to: (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of shares of common stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent and under what circumstances awards may be settled in, or exercised for, cash, shares of common stock, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of common stock, other securities, other awards, or other property and other amounts payable with respect to an award will be deferred either automatically or at the election of the participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in our Omnibus Incentive Plan and any instrument or agreement relating to, or award granted under, our Omnibus Incentive Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of our Omnibus Incentive Plan; (ix) adopt sub-plans; and (x) make any other determination and take any other action that the Committee deems appropriate for the administration of our Omnibus Incentive Plan. Unless otherwise expressly provided in our Omnibus Incentive Plan, all designations, determinations, interpretations and other decisions under or with respect to our Omnibus Incentive Plan or any award or any documents evidencing awards granted pursuant to our Omnibus Incentive Plan are within the sole discretion of the Committee, may be made at any time, and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any participant, any holder or beneficiary of any award and any of our shareholders.
Eligibility. Any director, officer, employee (other than an employee covered by a collective bargaining agreement unless and to the extent eligibility is set forth in the applicable collective bargaining agreement or other related agreement), consultant and advisor of the Company will be eligible to receive an award grant under the Omnibus Incentive Plan. The Committee may select such eligible individuals to participate in the Omnibus Incentive Plan. As of December 4, 2023, approximately 100 employees and directors of the Company were eligible to participate in the Prior Plan, based on established criteria utilized by the Committee in determining awards.
Minimum Vesting Condition. Under the terms of the Omnibus Incentive Plan, vesting of (or lapsing of restrictions on) an award at the time of grant may not occur any more rapidly than on the first anniversary of the grant date for such award, other than (i) in connection with a Change in Control, (ii) as a result of a participant’s death, retirement, disability or involuntary termination of employment without cause or (iii) with respect to an award granted to a non-employee director; provided, that such minimum vesting condition will not be required on awards covering, in the aggregate, a number of shares not to exceed 5% of the Absolute Share Limit, as described below. The minimum vesting condition as described in the preceding sentence will not prevent the Committee from accelerating the vesting of any award in accordance with any of the provisions set forth in the Omnibus Incentive Plan.
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Awards Subject to our Omnibus Incentive Plan. Our Omnibus Incentive Plan provides that the total number of shares of common stock that may be issued under our Omnibus Incentive Plan is 3.0 million shares, or the “Absolute Share Limit.” The maximum number of shares of our common stock for which incentive stock options (or “ISOs”) may be granted is also equal to the Absolute Share Limit; and during a single fiscal year, each non-employee director may be granted a number of shares of common stock subject to awards, taken together with any cash fees paid to such non‑employee director during the fiscal year, that shall not exceed a total value of $750,000 (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any award granted in a previous fiscal year).
To the extent that (i) an award under our Omnibus Incentive Plan or a Prior Plan Award expires or is canceled, forfeited, terminated, settled in cash or is otherwise settled without issuance to the participant of the full number of shares of common stock to which the award related or cash or other property in lieu thereof, the unissued shares will again be available for grant under our Omnibus Incentive Plan. Shares of common stock withheld in payment of the exercise price, or taxes relating to an award or Prior Plan Award, and shares equal to the number of shares surrendered in payment of any exercise price or strike price, or taxes relating to an award or Prior Plan Award, shall be deemed to constitute unissued Shares and shall again be available for grant under our Omnibus Incentive Plan; provided, however, that such Shares shall not again be available for issuance if either (i) the applicable Shares are withheld or surrendered following the termination of our Omnibus Incentive Plan or (ii) at the time the Shares are withheld or surrendered, it would constitute a material revision of our Omnibus Incentive Plan subject to shareholder approval. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine (“Substitute Awards”), and such Substitute Awards will not be counted against the Absolute Share Limit, except that Substitute Awards intended to qualify as incentive stock options will count against the limit on incentive stock options described above.
Options. Under our Omnibus Incentive Plan, the Committee may grant non-qualified stock options and incentive stock options with terms and conditions determined by the Committee that are not inconsistent with our Omnibus Incentive Plan; provided, that all stock options granted under our Omnibus Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of a share of our common stock underlying such stock option on the date such stock option is granted (other than as otherwise provided by the Committee in the case of stock options that are Substitute Awards), and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under our Omnibus Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. The purchase price for the shares of common stock as to which a stock option is exercised may be paid to us, to the extent permitted by law (i) in cash, check, cash equivalent and/or shares of common stock valued at the fair market value at the time the option is exercised; provided, that such shares of common stock are not subject to any pledge or other security interest and have been held by the participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles) or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation: (a) in other property having a fair market value on the date of exercise equal to the exercise price, (b) if there is a public market for the shares of common stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which we are delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of common stock otherwise issuable upon the exercise of the option and to deliver promptly to us an amount equal to the exercise price or (c) a “net exercise” procedure effected by withholding the minimum number of shares of common stock otherwise issuable in respect of an option that is needed to pay the exercise price. Any fractional shares of common stock shall be settled in cash.
Stock Appreciation Rights. The Committee may grant SARs under our Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with our Omnibus Incentive Plan. The Committee may grant SARs in tandem with an option, but the Committee may also award SARs independent of any option. Generally, each SAR will entitle the participant upon exercise to an amount (in cash, shares of common stock or a combination of cash and shares, as determined by the Committee) equal to the product of (i) the excess of (a) the fair market value on the exercise date of one share of our common stock over (b) the strike price per share of our common stock covered by the SAR, times (ii) the number of shares of our common stock covered by the SAR, less any taxes required to be withheld. The strike price per share of our common stock
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covered by a SAR will be determined by the Committee at the time of grant but in no event may such strike price be less than 100% of the fair market value of a share of common stock on the date the SAR is granted (other than as otherwise provided by the Committee in the case of SARs that are Substitute Awards).
Restricted Stock and Restricted Stock Units. The Committee may grant restricted shares of our common stock or may grant RSUs, representing the right to receive, upon vesting and the expiration of any applicable restricted period, one share of our common stock for each RSU, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted shares of our common stock, subject to the other provisions of our Omnibus Incentive Plan, the holder will generally have the rights and privileges of a shareholder as to such restricted shares of common stock, including, without limitation, the right to vote such restricted shares of common stock.
Other Equity-Based Awards and Other Cash-Based Awards. The Committee may grant other equity-based or cash-based awards under our Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with our Omnibus Incentive Plan.
Performance Targets. The Committee may grant awards under our Omnibus Incentive Plan that vest and/or become exercisable upon an event or events determined by the Committee, including, without limitation, attainment of specified performance targets of the Company and/or one or more members of the Company Group (as defined in our Omnibus Incentive Plan). These performance targets include, but are not limited to: economic profit (adjusted operating income after taxes less a capital charge), debt ratings, debt to capital ratio, issuance of new debt, retirement of debt, man hours per ton, share price, earnings per share, gross revenue, net revenue, stock price increase, total shareholder return (stock price increase plus dividends), return measures (including but not limited to return on equity, return on assets, return on capital, return on investment), revenues, gross revenue, net revenue, sales volume, production volume, cost of goods sold, pre-tax margin, net margin, gross margin, gross margin per ton (or other unit of weight or volume), operating margin, net income, pre-tax income, pre-tax pre-bonus income, operating income, operating income per ton (or other measure of weight or volume), earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, working capital, attraction of new capital, establishment of new credit facilities, inventories, inventory turns, intake purchase volumes, cash flows, conversion costs, environmental, health, and/or safety metrics (including but not limited to OSHA Total Case Incident Rate, Lost Time Rate, DART and Recordable Injuries), cost savings (including but not limited to labor savings, reductions in operating costs, reductions in production costs, reductions in selling, general and administrative expense) or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Committee) and subject to such adjustments as may be determined by the Committee, creation of new performance and compensation criteria for key personnel, recruiting and retaining key personnel, customer satisfaction, employee morale, hiring of strategic personnel, development and implementation of Company policies, strategies and initiatives, creation of new joint ventures, new contracts signed, increasing the Company’s public visibility and corporate reputation, development of corporate brand name, overhead cost reductions, unit deliveries or any combination of or variations on the foregoing. Any one or more of the above performance targets may be stated as a percentage of another performance target, or used on an absolute or relative basis to measure our (or any of our subsidiaries’) performance - as a whole or with respect to any of our (or any of our subsidiaries’) divisions or operational and/or business units, product lines, brands, business segments, administrative departments or any combination thereof, as the Committee may deem appropriate, or any of the above performance targets may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. Performance targets may be based on a participant’s attainment of business objectives with respect to any of the criteria set forth above, or implementing policies and plans, negotiating transactions, developing long-term business goals or exercising managerial responsibility.
Effect of Certain Events on Our Omnibus Incentive Plan and Awards. In the event of (i) any extraordinary cash dividend or distribution (other than regular cash dividends) or other distribution in the form of shares of our common stock, other securities or other property, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of our common stock or other securities, issuance of warrants or other rights to acquire shares of our common stock or other securities, or other similar corporate transaction or event that affects the shares of our common stock (including a “Change in Control,” as defined in our Omnibus Incentive Plan); or (ii) unusual or nonrecurring events affecting us, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (i) or (ii), an “Adjustment Event”), the Committee will, in respect of any such
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Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (a) the Absolute Share Limit, or any other limit applicable under our Omnibus Incentive Plan with respect to the number of awards which may be granted thereunder; (b) the number of shares of our common stock or other of our securities (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under our Omnibus Incentive Plan or any sub-plan; and (c) the terms of any outstanding award, including, without limitation, (x) the number of shares of our common stock or other of our securities (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate; (y) the exercise price or strike price with respect to any award; or (z) any applicable performance measures; provided, that in the case of any “equity restructuring,” (within the meaning of the FASB ASC Topic 718 (or any successor pronouncement thereto)) the Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring.
In connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following: (i) substitution or assumption of awards, acceleration of the exercisability of, lapse of restrictions on, or termination of, awards, or a period of time for participants to exercise outstanding awards prior to the occurrence of such event; and (ii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including, without limitation, any awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of our common stock received or to be received by other holders of shares of our common stock in such event), including, without limitation, in the case of stock options and SARs, a cash payment equal to the excess, if any, of the fair market value of the shares of our common stock subject to the option or SAR over the aggregate exercise price or strike price thereof, or, in the case of restricted stock, RSUs, or other equity-based awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award prior to cancellation of the underlying shares in respect thereof.
Amendment and Termination. Our Board of Directors may amend, alter, suspend, discontinue or terminate our Omnibus Incentive Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination may be made without shareholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to our Omnibus Incentive Plan; (ii) it would materially increase the number of securities which may be issued under our Omnibus Incentive Plan (except for adjustments in connection with certain corporate events); or (iii) it would materially modify the requirements for participation in our Omnibus Incentive Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect an award holder’s rights with respect to a previously granted and outstanding award will not be effective without the consent of the affected holder of such award.
The Committee may, to the extent consistent with the terms of our Omnibus Incentive Plan and any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a termination of employment or services, as applicable); provided, that, except as otherwise permitted in our Omnibus Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect an award holder’s rights with respect to a previously granted and outstanding award will not be effective without the consent of the affected holder of such award; provided, further, that without shareholder approval, except as otherwise permitted in our Omnibus Incentive Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR; (ii) the Committee may not cancel any outstanding option or SAR and replace it with a new option or SAR (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the canceled option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.
Nontransferability of Awards. No award will be permitted to be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any of our subsidiaries. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such
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participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.
Dividends and Dividend Equivalents. The Committee, in its sole discretion, may provide as part of an award dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion. Any dividends payable in respect of restricted stock awards that remain subject to vesting conditions shall be retained by the Company and delivered to the participant within 30 days following the date on which such restrictions on such restricted stock awards lapse and, if such restricted stock is forfeited, the participant shall have no right to such dividends. Dividend equivalent payments attributable to RSUs shall be distributed to the participant in cash or, in the sole discretion of the Committee, in shares of our common stock having a fair market value equal to the amount of the dividends paid on shares of our common stock, within 30 days of the settlement of the RSUs and, if such RSUs are forfeited, the participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable). However, no dividend or dividend equivalents are payable with respect to any outstanding option, any outstanding SAR or any unearned awards subject to time or performance-based vesting conditions (although dividends and dividend equivalents may be accumulated in respect of such unearned awards and paid within 30 days after such awards are earned and become payable or distributable).
Clawback/Repayment. All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by our Board of Directors or the Committee and as in effect from time to time and (ii) applicable law. To the extent that the Committee determines that a participant has received any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay us any such excess amount.
United States Federal Income Tax Consequences
The following is a general summary of certain material U.S. federal income tax consequences of the grant, vesting, settlement and exercise of certain awards under our Omnibus Incentive Plan and the disposition of shares acquired pursuant to the exercise of such awards. This summary is intended to reflect the current provisions of the Code and is neither intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary assumes that all awards granted under our Omnibus Incentive Plan are exempt from, or comply with, the rules under Section 409A of the Code related to non-qualified deferred compensation. Moreover, the U.S. federal income tax consequences to any particular holder may differ from those described herein by reason of, among other things, the particular circumstances of such holder.
Incentive Stock Options. An option granted as an “incentive stock option” under Section 422 of the Code may qualify for special tax treatment. The Code requires that, for treatment of an option as an ISO, common stock acquired through the exercise date of the option cannot be disposed of before the later of (i) two years from the date of grant of the option or (ii) one year from the date of exercise. Holders of ISOs will generally incur no federal income tax liability at the time of grant or upon exercise of such options. However, the option “spread value” at the time of exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as applicable. Assuming both holding periods are satisfied, we will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of an ISO. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an ISO disposes of those shares, with certain exceptions, the holder will generally realize ordinary income at the time of such disposition equal to the difference between the exercise price and the fair market value of a share on the date of exercise, and that amount will generally be deductible by us for federal income tax purposes, but such deduction may be limited under Section 280G of the Code for compensation paid to certain executives designated in that Section. Any additional gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss, as applicable, for which we are not entitled to a deduction. Finally, if an otherwise qualified ISO first becomes exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the ISO in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.
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Non-qualified Stock Options. In general, in the case of a non-qualified stock option, the holder has no federal income tax liability at the time of grant but realizes ordinary income upon exercise of the option in an amount equal to the excess, if any, of the fair market value of the shares acquired upon exercise over the exercise price. We will be able to deduct this same amount for federal income tax purposes, but such deduction may be limited under Section 280G of the Code for compensation paid to certain executives designated in that Section. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss, as applicable, for which we are not entitled to a deduction.
Stock Appreciation Rights. No federal income tax liability will be realized by a holder upon the grant of a stock appreciation right. Upon the exercise of a SAR, the holder will recognize ordinary income in an amount equal to the fair market value of the shares of common stock or cash payment received in respect of the SAR. We will be able to deduct this same amount for federal income tax purposes, but such deduction may be limited under Section 280G of the Code for compensation paid to certain executives designated in that Section. Any gain or loss recognized upon a subsequent sale or exchange of the shares (if the SAR is settled in shares) is treated as capital gain or loss, as applicable, for which we are not entitled to a deduction.
Restricted Stock. A holder will not have any federal income tax liability upon the grant of an award of restricted stock unless the holder otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the holder will have ordinary income equal to the difference between the fair market value of the shares on that date over the amount the holder paid for such shares, if any. Any future appreciation in the common stock will be taxable to the holder at capital gains rates. However, if the restricted stock award is later forfeited, the holder will not be able to recover the tax previously paid pursuant to such holder’s Section 83(b) election. We will be able to deduct, at the same time as it is recognized by the holder, the amount of ordinary income to the holder for federal income tax purposes, but such deduction may be limited under Section 280G of the Code for compensation paid to certain executives designated in that Section. Special rules apply to the receipt and disposition of restricted stock received by officers and directors who are subject to Section 16(b) of the Exchange Act.
Restricted Stock Units. A holder will not have any federal income tax liability at the time a restricted stock unit is granted. Rather, upon the delivery of shares (or cash) pursuant to a restricted stock unit award, the holder will have ordinary income equal to the fair market value of the number of shares (or the amount of cash) the holder actually receives with respect to the award. We will be able to deduct the amount of ordinary income to the holder for federal income tax purposes, but the deduction may be limited under Section 280G of the Code for compensation paid to certain executives designated in that Section. Any gain or loss recognized upon a subsequent sale or exchange of the shares (if the restricted stock unit is settled in shares) is treated as capital gain or loss for which we are not entitled to a deduction.
Other Equity-Based Awards. A holder will have ordinary income equal to the difference between the fair market value of the shares on the date the common stock subject to such other equity-based award is transferred to the holder over the amount the holder paid for such shares, if any. We will be able to deduct, at the same time as it is recognized by the holder, the amount of ordinary income to the holder for federal income tax purposes, but such deduction may be limited under Section 280G of the Code for compensation paid to certain executives designated in that Section. Any gain or loss recognized upon a subsequent sale or exchange of the stock is treated as capital gain or loss for which we are not entitled to a deduction.
Vote Required to Approve the Radius Recycling, Inc. 2024 Omnibus Incentive Plan
Holders of Class A common stock and Class B common stock will vote together as a single class on this proposal, and each share is entitled to one vote. The Radius Recycling, Inc. 2024 Omnibus Incentive Plan will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for the approval of the Radius Recycling, Inc. 2024 Omnibus Incentive Plan.
2023 PROXY STATEMENT 91

PROPOSAL Six
Approval of an Amendment to our Articles of Incorporation to Change our Corporate Name to Radius Recycling, Inc.
Our Board has approved, and recommends that our shareholders approve, an amendment to our Articles of Incorporation to change the corporate name of our Company from Schnitzer Steel Industries, Inc. to Radius Recycling, Inc.
In July 2023, we unveiled a rebranding initiative pursuant to which we began operating under the trade name Radius Recycling. In September 2023, our Class A common stock began trading on NASDAQ under the ticker symbol “RDUS”, replacing our former ticker symbol “SCHN”. This new name reflects our role as one of the largest metal recyclers, our position in the circular economy, and our commitment to advance the recovery, reuse, and recycling of the essential metals required to support global carbon reduction.
The Board believes that it is in the best interests of the Company and our shareholders to change our formal corporate name to align with how the Company markets and brands itself. The name change will not have any effect on the rights of our existing shareholders.

The Board of Directors
recommends that shareholders vote “FOR” an amendment to our Articles of Incorporation to change the corporate name of our Company from Schnitzer Steel Industries, Inc. to Radius Recycling, Inc.

If the proposed amendment is approved, Article I of our Articles of Incorporation will be amended to read as follows:
“ARTICLE I
The name of the Corporation is Radius Recycling, Inc.”
If approved by our shareholders, the proposed amendment will become effective upon the filing of articles of amendment of our Articles of Incorporation with the Oregon Secretary of State. Upon approval of this proposal and the filing of the articles of amendment with the Oregon Secretary of State, our Board will amend our Bylaws to replace any references to “Schnitzer Steel Industries, Inc.” with “Radius Recycling, Inc.”
If the name change becomes effective, the rights of shareholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates nor will shareholders be required to exchange outstanding stock certificates for new stock certificates as a result of the name change. After the name change, all newly issued and transferred shares will be held in direct registration accounts and, together with uncertificated shares currently held in direct registration accounts, will bear the name “Radius Recycling, Inc.”
If the name change is not approved, the proposed amendment to our Articles of Incorporation will not be made and the corporate name of the Company will remain unchanged.
92 2023 PROXY STATEMENT

PROPOSAL Six

Vote Required to Approve the Amendment to our Articles of Incorporation to Change our Corporate Name to Radius Recycling, Inc.
Holders of Class A common stock and Class B common stock will vote together as a single class on this proposal, and each share is entitled to one vote. The amendment to our Articles of Incorporation to change our corporate name to Radius Recycling, Inc. will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the amendment.
Certain Transactions
The Audit Committee charter requires the Audit Committee to review any reportable transaction or proposed transaction with a related person, or in which a related person has a direct or indirect interest, and determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Audit Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Audit Committee reviewed and ratified or approved the following reportable related transaction for fiscal 2023:
One of our former executive officers, Michael Henderson, has an immediate family member, Brian Henderson, who is employed by a subsidiary of the Company. The compensation of Brian Henderson was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Michael Henderson does not have a material interest in the employment relationship nor does he share a household with the employee. Brian Henderson received fiscal 2023 compensation of $332,588.
Shareholder Proposals for 2025 Annual Meeting
The Company’s Bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders and prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2025 annual meeting of shareholders, the shareholder’s notice must be received at the Company’s principal executive office no earlier than the close of business on October 2, 2024 and no later than the close of business on November 1, 2024 and otherwise comply with the requirements of the Company’s Bylaws. In addition, to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than December 2, 2024. Any proposal by a shareholder of the Company for inclusion in proxy materials for the Company’s 2024 annual meeting of shareholders submitted pursuant to Rule 14a-8 of the Exchange Act must be received in proper form by the Company at its principal executive office no later than August 17, 2024.
Discretionary Authority
Although the Notice of Annual Meeting of Shareholders provides for the transaction of any other business that properly comes before the meeting, the Board has no knowledge of any matters to be presented at the meeting other than the matters described in this proxy statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their best judgment if any other matters are presented.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. Because we are using the SEC’s notice and access rule and are delivering proxy materials electronically, we will not household our proxy materials or notices to shareholders of record sharing an address. This means that shareholders of record who share an address will each be mailed a separate Notice.
2023 PROXY STATEMENT 93

PROPOSAL Six

Regarding the Availability of Proxy Materials. However, certain brokerage firms, banks, or similar entities holding our common stock for their customers may household proxy materials or notices. Shareholders sharing an address whose shares of our common stock are held in street name should contact their broker if they now receive (i) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (ii) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future. If shareholders received one set of materials due to householding, they may revoke their consent for future mailings at any time by contacting Broadridge Financial Solutions by telephone at 1-866-540-7095 or by mail at Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.
General
The cost of preparing, printing, and mailing this proxy statement and of the solicitation of proxies by us will be borne by us. Solicitation will be made by mail and, in addition, may be made by our directors, officers, and employees personally or by telephone, email, or facsimile. We have engaged Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist with the solicitation of proxies and provide consulting services. We will pay Innisfree a service fee of approximately $20,000, plus customary expenses for its assistance with the solicitation of proxies. We will request brokers, custodians, nominees, and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.
We will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to our Corporate Secretary, at 299 SW Clay Street, Suite 400, Portland, OR 97201, a copy of our Annual Report on Form 10-K for the fiscal year ended August 31, 2023 or a copy of our proxy statement. We also make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q, and 8-K.
IT IS IMPORTANT THAT PROXIES BE PROVIDED PROMPTLY. EVEN IF YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE BY INTERNET, TELEPHONE, OR MAIL IN ADVANCE OF THE MEETING SO YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO OR CANNOT ATTEND THE VIRTUAL ANNUAL MEETING.
By Order of the Board of Directors

James Matthew Vaughn
Corporate Secretary
December 15, 2023
94 2023 PROXY STATEMENT

Appendix A
Non-GAAP Financial Measure
This presentation contains performance based on adjusted EBITDA which is a non-GAAP financial measure as defined under SEC rules. Management believes that providing this non-GAAP financial measure adds a meaningful presentation of the Company’s results from business operations excluding adjustments for goodwill impairment charges, other asset impairment charges (net of recoveries), legacy environmental matters (net of recoveries), restructuring charges and other exit-related activities, business development costs not related to ongoing operations including pre-acquisition expenses, charges related to non-ordinary course legal settlements, and where applicable the income tax benefit allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of the Company’s results from business operations. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measure.
	Year Ended August 31,
	2023	2022	2021
Adjusted EBITDA: ($ in thousands):
Net (loss) income	($25,438)	$171,996	$169,975
Loss from discontinued operations, net of tax	$109	$83	$79
Interest expense	$18,589	$8,538	$5,285
Income tax (benefit) expense	($2,747)	$44,597	$37,935
Depreciation and amortization	$89,760	$75,053	$58,599
Goodwill impairment charges	$39,270	—	—
Other asset impairment charges, net(1)	$11,252	$1,570	—
Charges for legacy environmental matters, net(2)	$10,370	$7,518	$13,773
Restructuring charges and other exit-related activities	$2,730	$77	$1,008
Business development costs	$432	$2,693	$2,155
Charges related to legal settlements(3)	—	$590	$400
Adjusted EBITDA	$144,327	$312,715	$289,209
(1)	For the year ended August 31, 2023, asset impairment charges included $5 million of impairment and other adjustments of an equity investment to fair value.
(2)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(3)	Charges related to legal settlements in fiscal 2022 and 2021 relate to a claim by a utility provider for past charges.
2023 PROXY STATEMENT A-1

Appendix B
Radius Recycling, Inc.
2024 Omnibus Incentive Plan
1. Purpose. The purpose of the Radius Recycling, Inc. 2024 Omnibus Incentive Plan is to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel, and to provide a means whereby directors, officers, employees, consultants, and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.
2. Definitions. The following definitions shall be applicable throughout the Plan.
(a) “Absolute Share Limit” has the meaning given to such term in Section 5(b) of the Plan.
(b) “Adjustment Event” has the meaning given to such term in Section 11(a) of the Plan.
(c) “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.
(d) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Equity-Based Award, and Other Cash-Based Award granted under the Plan.
(e) “Award Agreement” means the document or documents by which each Award (other than an Other Cash-Based Award) is evidenced, which may be in written or electronic form.
(f) “Board” means the Board of Directors of the Company.
(g) “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) conviction (including a plea of guilty or nolo contendere) of Participant of a felony involving theft or moral turpitude or relating to the business of the Service Recipient or any other member of the Company Group, other than a felony predicated on Participant’s vicarious liability, (b) Participant’s continued failure or refusal to perform with reasonable competence and in good faith any of the lawful duties assigned by (or any lawful directions of) the Service Recipient that are commensurate with Participant’s position with or provisions of services to the Service Recipient (not resulting from any illness, sickness or physical or mental incapacity), which continues after the Service Recipient has given notice thereof (and a reasonable opportunity to cure) to Participant, (c) deception, fraud, misrepresentation or dishonesty by Participant in connection with Participant’s employment with or provision of services to the Service Recipient or any other member of the Company Group, (d) any incident materially compromising Participant’s reputation or ability to represent the Service Recipient or any other member of the Company Group with the public, (e) any willful misconduct by Participant that substantially impairs the business or reputation of the Service Recipient or any other member of the Company Group, or (f) any other willful misconduct by Participant that is clearly inconsistent with Participant’s position or responsibilities. The Committee, in its sole and absolute discretion, shall determine Cause.
2023 PROXY STATEMENT B-1

Appendix B

(h) “Change in Control” means the occurrence of any of the following events:
(i) The consummation of:
(A)  any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or
(B)  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;
(ii) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or
(iii) Any person shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing 30% or more of the combined voting power of the then outstanding Voting Securities.
Notwithstanding the foregoing, unless otherwise determined by the Board, no Change in Control of the Company shall be deemed to have occurred if (1) the Participant acquires (other than on the same basis as all other holders of shares of Common Stock of the Company) an equity interest in an entity that acquires the Company in a Change in Control of the Company otherwise described under subparagraph (i) above, or (2) the Participant is part of a group that constitutes a person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control of the Company under subparagraph (iii) above.
(i) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations, or guidance.
(j) “Committee” means the Compensation and Human Resources Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation and Human Resources Committee or subcommittee thereof exists, the Board.
(k) “Common Stock” means the Class A common stock of the Company, par value $1.00 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).
(l) “Company” means Radius Recycling, Inc., an Oregon corporation, and any successor thereto.
(m) “Company Group” means, collectively, the Company and its Subsidiaries.
(n) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
(o) “Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.
B-2 2023 PROXY STATEMENT

Appendix B

(p)  “Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, a medically determinable physical or mental condition of the Participant resulting from bodily injury, disease, or mental disorder which is likely to continue for the remainder of the Participant’s life and which renders the Participant incapable of performing the job assigned to the Participant by the Company or any substantially equivalent replacement job.
(q) “Effective Date” means the date the Company’s stockholders approve the Plan.
(r) “Eligible Person” means any: (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above, has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.
(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.
(t) “Exercise Price” has the meaning given to such term in Section 7(b) of the Plan.
(u) “Fair Market Value” means, on a given date: (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last-sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last-sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.
(v) “GAAP” has the meaning given to such term in Section 7(d) of the Plan.
(w) “Immediate Family Members” has the meaning given to such term in Section 13(b) of the Plan.
(x) “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(y) “Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.
(z) “Minimum Vesting Condition” means, with respect to any Award settled in shares of Common Stock, that vesting of (or lapsing of restrictions on) such Award does not occur earlier than the first anniversary of the Date of Grant, other than (i) in connection with a Change in Control; (ii) as a result of a Participant’s death, retirement or Disability or Termination by the Service Recipient without Cause; or (iii) with respect to any Award granted to a Non-Employee Director; provided, however, that notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the Absolute Share Limit may be granted to any one or more Eligible Persons without regard to such Minimum Vesting Condition. The Minimum Vesting Condition will not prevent the Committee from accelerating the vesting of any Award in accordance with any of the provisions set forth in this Plan.
(aa) “Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.
(bb) “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.
2023 PROXY STATEMENT B-3

Appendix B

(cc) “Option” means an Award granted under Section 7 of the Plan.
(dd) “Option Period” has the meaning given to such term in Section 7(c) of the Plan.
(ee) “Other Cash-Based Award” means an Award that is granted under Section 10 of the Plan that is denominated and/or payable in cash.
(ff) “Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit that is granted under Section 10 of the Plan and is (i) payable by delivery of Common Stock and/or (ii) measured by reference to the value of Common Stock.
(gg) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.
(hh) “Performance Targets” means the attainment of specific levels of performance of the Company (and/or one or more members of the Company Group, divisions or operational and/or business lines or units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on the specified measures, including, but not limited to: economic profit (adjusted operating income after taxes less a capital charge), debt ratings, debt to capital ratio, issuance of new debt, retirement of debt, man hours per ton, share price, earnings per share, gross revenue, net revenue, stock price increase, total shareholder return (stock price increase plus dividends), return measures (including but not limited to return on equity, return on assets, return on capital, return on investment), revenues, gross revenue, net revenue, sales volume, production volume, cost of goods sold, pre-tax margin, net margin, gross margin, gross margin per ton (or other unit of weight or volume), operating margin, net income, pre-tax income, pre-tax pre-bonus income, operating income, operating income per ton (or other measure of weight or volume), earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), working capital, attraction of new capital, establishment of new credit facilities, inventories, inventory turns, intake purchase volumes, cash flows, conversion costs, environmental, health, and/or safety metrics (including but not limited to OSHA Total Incident Rate, Lost Time Rate and Recordable Injuries), cost savings (including but not limited to labor savings, reductions in operating costs, reductions in production costs, reductions in selling, general and administrative expense) or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Committee) and subject to such adjustments as may be determined by the Committee, creation of new performance and compensation criteria for key personnel, recruiting and retaining key personnel, customer satisfaction, employee morale, hiring of strategic personnel, development and implementation of Company policies, strategies and initiatives, creation of new joint ventures, new contracts signed, increasing the Company’s public visibility and corporate reputation, development of corporate brand name, overhead cost reductions, unit deliveries or any combination of or variations on the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more members of the Company Group as a whole or any divisions or operational and/or business lines or units, product lines, brands, business segments, administrative departments of the Company and/or one or more members of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Targets may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. Performance Targets may be based on the Participant’s attainment of business objectives with respect to any of the criteria set forth in this Section 2(hh), or implementing policies and plans, negotiating transactions, developing long-term business goals or exercising managerial responsibility.
(ii) “Permitted Transferee” has the meaning given to such term in Section 13(b) of the Plan.
(jj) “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
B-4 2023 PROXY STATEMENT

Appendix B

(kk) “Plan” means this Radius Recycling, Inc. 2024 Omnibus Incentive Plan, as it may be amended and/or restated from time to time.
(ll) “Prior Plan” means the Schnitzer Steel Industries, Inc. 1993 Stock Incentive Plan, Amended and Restated as of November 7, 2013.
(mm) “Prior Plan Award” means an equity award granted under the Prior Plan which remains outstanding as of the Effective Date.
(nn) “Qualifying Director” means a Person who is, with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
(oo) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.
(pp) “Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(qq) “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities, or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(rr) “SAR Period” has the meaning given to such term in Section 8(c) of the Plan.
(ss) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.
(tt) “Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.
(uu) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(vv) “Strike Price” has the meaning given to such term in Section 8(b) of the Plan.
(ww) “Subsidiary” means, with respect to any specified Person:
(i) any corporation, association, or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(ii) any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(xx) “Sub-Plans” means any sub-plan to this Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the jurisdiction of the United States of America, with each such sub-plan designed to comply with local laws applicable to
2023 PROXY STATEMENT B-5

Appendix B

offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the Absolute Share Limit and the other limits specified in Section 5(b) of the Plan shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.
(yy) “Substitute Awards” has the meaning given to such term in Section 5(e) of the Plan.
(zz) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death or Disability).
3. Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4. Administration.
(a) General. The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act, be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
(b) Committee Authority. Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards, or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c) Delegation. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to Non-Employee Directors. Notwithstanding the foregoing in this Section 4(c), it is intended that any action under the Plan intended to qualify for an exemption provided by Rule 16b-3 promulgated under the Exchange Act related to Persons who are subject to Section 16 of the Exchange Act will be taken only by the Board or by a committee or subcommittee of two or more Qualifying Directors. However, the fact that any member of such committee or subcommittee shall fail to qualify as a Qualifying Director shall not invalidate any action that is otherwise valid under the Plan.
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Appendix B

(d) Finality of Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.
(e) Indemnification. No member of the Board, the Committee, or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit, or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit, or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions, or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any member of the Company Group, as a matter of law, under an individual indemnification agreement or contract, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.
(f) Board Authority. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5. Grant of Awards; Shares Subject to the Plan; Limitations.
(a) Grants. The Committee may, from time to time, grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Targets, subject to the Minimum Vesting Condition.
(b) Share Reserve and Limits. Other than with respect to Substitute Awards, to the extent that an Award or a Prior Plan Award expires or is canceled, forfeited, terminated, settled in cash, or otherwise is settled without delivery to the Participant of the full number of shares of Common Stock to which the Award or Prior Plan Award related, the undelivered shares will again be available for grant. Shares of Common Stock withheld in payment of the exercise price or taxes relating to an Award and shares equal to the number of shares surrendered in payment of any Exercise Price or Strike Price, or taxes relating to an Award or a Prior Plan Award, shall be deemed to constitute shares not delivered to the Participant and shall be deemed to again be available for Awards under the Plan; provided, however, that such shares shall not become available for issuance hereunder if either (i) the applicable shares are withheld or surrendered following the termination of
2023 PROXY STATEMENT B-7

Appendix B

the Plan or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Plan subject to stockholder approval under any then-applicable rules of the national securities exchange on which the Common Stock is listed.
(c) Share Counting and Non-Employee Director Limitation. Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 11 of the Plan, no more than 3,000,000 shares of Common Stock (the “Absolute Share Limit”) shall be available for Awards under the Plan, reduced by the number of shares of Common Stock (if any) covered by Prior Plan Awards granted between December 4, 2023 and the Effective Date; (ii) subject to Section 11 of the Plan, no more than the number of shares of Common Stock equal to the Absolute Share Limit may be delivered in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; and (iii) the maximum number of shares of Common Stock subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any Award granted in a previous fiscal year).
(d) Source of Shares. Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares of Common Stock held in the treasury of the Company, shares of Common Stock purchased on the open market or by private purchase, or a combination of the foregoing.
(e) Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding Awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares of Common Stock under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.
6. Eligibility. Participation in the Plan shall be limited to Eligible Persons.
7. Options.
(a) General. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such
B-8 2023 PROXY STATEMENT

Appendix B

share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.
(c) Vesting and Expiration; Termination. Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such vesting dates or events, the Committee may in its sole discretion accelerate the vesting of any Options at any time and for any reason. Options shall expire upon a date determined by the Committee, not to exceed ten years from the Date of Grant (the “Option Period”). Notwithstanding the foregoing, in no event shall the Option Period exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group. The terms and conditions with respect to the treatment of Options in the event of a Participant’s Termination shall be determined by the Committee and reflected in the applicable Award Agreement.
(d) Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent, and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”)); or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that is needed to pay the Exercise Price. Any fractional shares of Common Stock shall be settled in cash.
(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any share of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such share of Common Stock before the later of (i) the date that is two years after the Date of Grant of the Incentive Stock Option, or (ii) the date that is one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any share of Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such share of Common Stock.
(f) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended
2023 PROXY STATEMENT B-9

Appendix B

from time to time, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.
8. Stock Appreciation Rights.
(a) General. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
(b) Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.
(c) Vesting and Expiration; Termination. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such vesting dates or events, the Committee may, in its sole discretion, accelerate the vesting of any SAR at any time and for any reason. SARs shall expire upon a date determined by the Committee, not to exceed ten years from the Date of Grant (the “SAR Period”). The terms and conditions with respect to the treatment of SARs in the event of a Participant’s Termination shall be determined by the Committee and reflected in the applicable Award Agreement.
(d) Method of Exercise. SARs which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.
(e) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that is being exercised multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.
9. Restricted Stock and Restricted Stock Units.
(a) General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
(b) Stock Certificates and Book-Entry Notation; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 13(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void.
B-10 2023 PROXY STATEMENT

Appendix B

Subject to the restrictions set forth in Section 9 and subject to Section 13(c) of the Plan and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.
(c) Vesting; Termination. The Restricted Period with respect to Restricted Stock and Restricted Stock Units shall lapse in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such dates or events, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock or Restricted Stock Unit or the lapsing of any applicable Restricted Period at any time and for any reason. The terms and conditions with respect to the treatment of Restricted Stock or Restricted Stock Units, as applicable, in the event of a Participant’s Termination shall be determined by the Committee and reflected in the applicable Award Agreement.
(d) Issuance of Restricted Stock and Settlement of Restricted Stock Units.
(i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall issue to the Participant or the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share).
(ii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units.
(e) Legends on Restricted Stock. Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE RADIUS RECYCLING, INC. 2024 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN RADIUS RECYCLING, INC. AND THE PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF RADIUS RECYCLING, INC.
10. Other Equity-Based Awards and Other Cash-Based Awards. The Committee may grant Other Equity-Based Awards and Other Cash-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine including, without limitation, those set forth in Section 5(a) of the Plan. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and each Other Cash-Based Award granted under the Plan shall be evidenced in such form as the
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Appendix B

Committee may determine from time to time. Each Other Equity-Based Award or Other Cash-Based Award, as applicable, so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or other form evidencing such Award, including, without limitation, those set forth in Section 13(c) of the Plan.
11. Changes in Capital Structure and Similar Events. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder (other than Other Cash-Based Awards):
(a) General. In the event of (i) any extraordinary cash dividend or distribution (other than regular cash dividends) or other distribution in the form of shares of Common Stock, other securities, or other property, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control), or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or Strike Price with respect to any Award; or (III) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.
(b) Adjustment Events. Without limiting the foregoing, except as may otherwise be provided in an Award Agreement, in connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following:
(i) substitution or assumption of Awards (or awards of an acquiring company), acceleration of the exercisability of, lapse of restrictions on, or termination of Awards, or a period of time (which shall not be required to be more than ten days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event); and
(ii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor), or, in the case of Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards prior to cancellation, or the underlying shares in respect thereof.
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Appendix B

Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price or Strike Price).
(c) Other Requirements. Prior to any payment or adjustment contemplated under this Section 11, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.
(d) Fractional Shares. Any adjustment provided under this Section 11 may provide for the elimination of any fractional share that might otherwise become subject to an Award.
(e) Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 11 shall be conclusive and binding for all purposes.
12. Amendments and Termination.
(a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation, or termination shall be made without stockholder approval if: (i) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted); (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 5 or 11 of the Plan), or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance, or termination that would materially and adversely affect an Award holder’s rights with respect to a previously granted and outstanding Award shall not to that extent be effective without the consent of the affected holder of such Award. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 12(b) of the Plan without stockholder approval.
(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 11, any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect an Award holder’s rights with respect to a previously granted and outstanding Award shall not to that extent be effective without the consent of the affected holder of such Award; provided, further, that without stockholder approval, except as otherwise permitted under Section 11 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the canceled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.
13. General.
(a) Award Agreements. Each Award (other than an Other Cash-Based Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability, or Termination of a Participant, or of such other events as may be determined by the Committee. For
2023 PROXY STATEMENT B-13

Appendix B

purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate, or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.
(b) Nontransferability.
(i) Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance.
(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any Person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the ”Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C), and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii) The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan or in any applicable Award Agreement to a Participant shall be deemed to refer to the Permitted Transferee, except that: (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.
(c) Dividends and Dividend Equivalents.
(i) The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards; provided, that no dividends or dividend equivalents shall be payable in
B-14 2023 PROXY STATEMENT

Appendix B

respect of outstanding (A) Options or SARs or (B) unearned Awards subject to time or performance-based vesting conditions (although dividends and dividend equivalents may be accumulated in respect of unearned Awards and paid within 30 days after such Awards are earned and become payable or distributable).
(ii) Without limiting the foregoing, unless otherwise provided in the Award Agreement, any dividend otherwise payable in respect of any share of Restricted Stock that remains subject to vesting conditions at the time of payment of such dividend shall be retained by the Company, remain subject to the same vesting conditions as the share of Restricted Stock to which the dividend relates and shall be delivered (without interest) to the Participant within 30 days following the date on which such restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate).
(iii) To the extent provided in an Award Agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, in the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable within 30 days of the date that the underlying Restricted Stock Units are settled following the date on which the Restricted Period lapses with respect to such Restricted Stock Units, and if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).
(d) Tax Withholding.
(i) A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment, and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.
(ii) Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the minimum income, employment, and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by: (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).
(iii) The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, pursuant to an Award Agreement or otherwise, in whole or in part, any additional income, employment, and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).
(e) Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include,
2023 PROXY STATEMENT B-15

Appendix B

but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.
(f) No Claim to Awards; No Rights to Continued Employment or Service; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any Award Agreement nor any action taken hereunder or thereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may Terminate a Participant from employment or discontinue any consulting relationship, at any time, for any reason, with or without Cause, or decrease or modify such Participant’s compensation or benefits, in each such case free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on, or after the Date of Grant. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on, or after the Date of Grant.
(g) International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.
(h) Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation, or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.
(i) No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.
(j) Government and Other Regulations.
(i) The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no
B-16 2023 PROXY STATEMENT

Appendix B

obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations, and other requirements of the Securities and Exchange Commission and any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted, and any other applicable Federal, state, local, or non-U.S. laws, rules, regulations, and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add, at any time, any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company, and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable, or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code: (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable), over (II) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award), with such amount being delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof or (B) in the case of Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards, or the underlying shares in respect thereof.
(k) No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee (or its designee in accordance with Section 4(c) of the Plan) in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.
(l) Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly
2023 PROXY STATEMENT B-17

Appendix B

appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(m) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
(n) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.
(o) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent, consultant or employee of the Company or the Committee or the Board, other than himself or herself.
(p) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.
(q) Governing Law. The Plan, including, without limitation, any Award made and any actions taken hereunder or under any Award Agreement, shall be governed by and construed in accordance with the internal laws of the State of Oregon applicable to contracts made and performed wholly within the State of Oregon, without giving effect to the conflict of laws’ provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.
(r) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(s) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(t) Section 409A of the Code.
(i) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent
B-18 2023 PROXY STATEMENT

Appendix B

with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.
(ii) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
(iii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) are accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.
(u) Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the Committee has determined that the Participant received any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.
(v) Right of Offset. The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile, or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.
(w) Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
2023 PROXY STATEMENT B-19

SCHNITZER STEEL INDUSTRIES, INC.
299 SW CLAY ST.
PORTLAND, OREGON 97201

SCAN TO
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Vote by Internet, Telephone or Mail
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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 29, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RDUS2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 29, 2024. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V27175-P99415

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCHNITZER STEEL INDUSTRIES, INC.

The Board of Directors Recommends a Vote FOR all nominees in Proposal 1.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of directors

Nominees:

01) Glenda J. Minor
02) Michael W. Sutherlin

The Board of Directors Recommends a vote FOR Proposal 2, "1 YEAR" on Proposal 3, FOR Proposal 4, Proposal 5, and Proposal 6.

	For	Against	Abstain
2. To vote on an advisory resolution on executive compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. To vote on an advisory resolution on the frequency of future shareholder advisory votes on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
4. To ratify the selection of independent registered public accounting firm.	☐	☐	☐
5. To approve the Radius Recycling, Inc. 2024 Omnibus Incentive Plan.	☐	☐	☐
6. To approve an amendment to our Articles of Incorporation to change our corporate name to Radius Recycling, Inc.	☐	☐	☐

The proxies may vote in their discretion as to other matters which may come before the meeting.

Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

SCHNITZER STEEL INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, January 30, 2024
8:00 a.m. Pacific Time

www.virtualshareholdermeeting.com/RDUS2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on January 30, 2024: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V27176-P99415

Schnitzer Steel Industries, Inc.
299 SW Clay Street
Portland, Oregon 97201

proxy

This proxy is solicited by the Board of Directors for use at the Company's Annual Meeting of Shareholders on January 30, 2024.

The shares of common stock of Schnitzer Steel Industries, Inc. (the "Company") that you hold will be voted as you specify on the reverse side of this proxy.

If no choice is specified, the proxy will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposal 2, "1 YEAR" on Proposal 3, "FOR" Proposal 4, Proposal 5 and Proposal 6.

By signing the proxy, you revoke all prior proxies and appoint Tamara L. Lundgren and Stefano R. Gaggini, and each of them with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before, the Annual Meeting and all adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2, 1 YEAR ON PROPOSAL 3, FOR PROPOSAL 4, PROPOSAL 5 AND PROPOSAL 6.

See reverse for voting instructions.